UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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Park Hotels & Resorts Inc.

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2019

Notice of Annual Meeting of Stockholders

& Proxy Statement

March 29, 2019

Dear Fellow Stockholder:

It is our pleasure to cordially invite you to attend the annual meeting of stockholders of Park Hotels & Resorts Inc. to be held on Friday, April 26, 2019 at 11:30 a.m., Eastern time, at 1775 Tysons Blvd, Tysons, Virginia 22102.

At the annual meeting, you will be asked to (i) elect eight members to serve on our Board of Directors; (ii) approve and adopt amendments to our certificate of incorporation that are intended to enhance our corporate governance; (iii) approve, on an advisory (non-binding) basis, the compensation of our named executive officers; (iv) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019; and (v) conduct such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting. The 2019 Notice of Annual Meeting of Stockholders and Proxy Statement accompanying this letter provide further information regarding these proposals.

Your vote is important. The Board of Directors appreciates your continued support and, regardless of whether you plan to participate in the annual meeting, we hope that you will vote as soon as possible. Thank you for your continued interest and we look forward to seeing you at the annual meeting.

Sincerely,
Thomas J. Baltimore, Jr.
Chairman of the Board of Directors, President and Chief Executive Officer

Park Hotels & Resorts Inc. 1775 Tysons Blvd 7th Floor Tysons, VA 22102 +1 571 302 5757 Main

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

You are hereby invited to attend the 2019 annual meeting of stockholders of Park Hotels & Resorts Inc.

Date:	Friday, April 26, 2019
Time:	11:30 a.m., Eastern Time
Location:	1775 Tysons Blvd, Tysons, VA 22102

Items of Business:

•  To elect eight directors nominated by the Board of Directors to serve until the 2020 annual meeting of stockholders and until their successors have been duly elected and qualified (Proposal 1);

•  To consider and vote upon the approval and adoption of amendments to our amended and restated certificate of incorporation to: (A) reduce the affirmative vote required for stockholders to amend our by-laws from 80% of the voting power of all the then outstanding shares of stock of the Company entitled to vote generally in the election of directors to a majority vote, (B) increase the ownership limit for our common stock and preferred stock from 4.9% to 9.8%, (C) reduce the threshold for stockholders to demand a special meeting be called from a majority to 25% of the total voting power of all the then outstanding shares of stock of the Company entitled to vote generally in the election of directors, (D) “opt out” of the anti-takeover provisions contained in Section 203 of the General Corporation Law of the State of Delaware and (E) remove certain provisions that are no longer applicable to the Company and make certain other conforming and/or immaterial changes, each as more fully described in this Proxy Statement (Proposal 2);

•  To consider and vote, on an advisory (non-binding) basis, on the compensation of our named executive officers as disclosed in this Proxy Statement (Proposal 3);

•  To consider and vote upon the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 (Proposal 4); and

•  To conduct such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Record Date:

Stockholders of record as of the close of business on March 5, 2019 will be entitled to notice of and to vote at the 2019 annual meeting of stockholders and any adjournment or postponement of the annual meeting.

Voting:

The Board of Directors, on behalf of the Company, is soliciting your proxy to ensure that a quorum is present and that your shares are represented and voted at the 2019 annual meeting of stockholders. This 2019 Notice of Annual Meeting and Proxy Statement are first being distributed on or about March 29, 2019. You are requested, whether or not you plan to be present at the annual meeting, to vote, sign and promptly return your Proxy Card or Voting Instruction Form (as applicable). Alternatively, you may authorize a proxy to vote by telephone or the Internet. If you subsequently decide to vote at the meeting, information about revoking your proxy prior to the meeting is also provided.

BY ORDER OF THE BOARD OF DIRECTORS

Thomas C. Morey
Executive Vice President, General Counsel and Secretary
March 29, 2019

VOTING CAN BE COMPLETED IN ONE OF FOUR WAYS:

VIA THE INTERNET Go to the website address shown on your Proxy Card or Voting Instruction Form	BY MAIL Mark, sign, date and return the enclosed Proxy Card or Voting Instruction Form in the postage-paid envelope

BY TELEPHONE Use the toll-free number shown on your Proxy Card or Voting Instruction Form and follow the recorded instructions	IN PERSON Vote at the annual meeting in Tysons, Virginia (if you are a record holder)

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON April 26, 2019. This Proxy Statement and our 2018 Annual Report are available free of charge at www.proxyvote.com.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. Our proxy materials, including our 2019 Proxy Statement and Proxy Card or Voting Instruction Form (as applicable), are first being distributed on or about March 29, 2019.

GENERAL

The Board of Directors (the “Board”) of Park Hotels & Resorts Inc. (“Park,” the “Company,” “we,” “us” and “our”) is soliciting proxies to be voted at its 2019 annual meeting of stockholders. The Proxy Statement provides the information stockholders need to know to vote by proxy or in person at the annual meeting. Stockholders do not need to attend the annual meeting in person in order to vote. If, at the close of trading on the New York Stock Exchange on March 5, 2019, you were a stockholder of record or held shares through a broker, bank or other nominee, you may vote your shares by proxy via the Internet, by telephone or by mail. For shares held through a broker, bank or other nominee, you may vote by submitting voting instructions to your broker, bank or other nominee. Please refer to information from your broker, bank or other nominee on how to submit voting instructions.

ANNUAL MEETING OF STOCKHOLDERS

Date and Time	Record Date
April 26, 2019 at 11:30 a.m. (ET)	March 5, 2019

Location	Number of Shares of Common Stock Outstanding and Eligible to Vote at the Meeting as of the Record Date
1775 Tysons Blvd., Tysons, Virginia 22102	201,538,693 shares of common stock

VOTING MATTERS

Stockholders are being asked to vote on the following matters at the 2019 annual meeting of stockholders:

Board Recommendation
Proposal 1. Election of Directors (page 6)

The Board and the Nominating and Corporate Governance Committee believe that the combination of the qualifications, experiences, skills and attributes of the director nominees would contribute to an effective and well-functioning Board and that, individually and as a whole, the director nominees possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to the Company’s management.

FOR EACH NOMINEE

Proposal 2. Approve and Adopt Amendments to our Certificate of Incorporation (page 24)

The Board is committed to promoting a corporate governance structure that promotes long-term stockholder value creation. Stockholders are being asked to cast a vote to approve and adopt the following amendments to our certificate of incorporation, each as further described in this Proxy Statement:

•Proposal 2A — Cast a vote to approve an amendment to reduce the affirmative vote required for stockholders to amend our by-laws from 80% of the voting power of all the then outstanding shares of stock of the Company entitled to vote generally in the election of directors to a majority vote.

FOR
•Proposal 2B — Cast a vote to approve an amendment to increase the ownership limit for our common stock and preferred stock from 4.9% to 9.8%.	FOR

•Proposal 2C — Cast a vote to approve an amendment to reduce the threshold for stockholders to demand a special meeting be called from a majority to 25% of the total voting power of all the then outstanding shares of stock of the Company entitled to vote generally in the election of directors.

FOR

•Proposal 2D — Cast a vote to approve an amendment to “opt out” of Section 203 of the General Corporation Law of the State of Delaware, an anti-takeover protection that currently limits the Company’s ability to engage in transactions with “interested stockholders.”

FOR
•Proposal 2E — Cast a vote to approve an amendment to remove certain provisions that are no longer applicable to the Company and make certain other conforming and/or immaterial changes.	FOR

Proposal 3. Advisory Vote to Approve Compensation of Named Executive Officers (page 30)

Stockholders are being asked to cast a vote, on an advisory (non-binding) basis, to approve the compensation of the Company’s named executive officers, as described in this Proxy Statement. The Board values stockholders’ opinions and the Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.

FOR

Proposal 4. Ratification of the Appointment of Ernst & Young LLP (page 55)

The Audit Committee has appointed Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2019. As a matter of good corporate governance, stockholders are being asked to ratify the Audit Committee’s selection of our independent registered public accounting firm. The Audit Committee and the Board believe that the continued retention of Ernst & Young as the independent registered public accounting firm for the Company is in the best interests of the Company and its stockholders.

FOR

BUSINESS HIGHLIGHTS

2018 was another year of notable activity and continued growth for the Company. In January 2017, Park emerged as an independent, publicly traded company following its spin-off (referred to in this Proxy Statement as the “Spin-off”) from Hilton Worldwide Holdings Inc. (“Hilton”).  Immediately following the Spin-off, Park launched several strategic initiatives, including an aggressive asset management effort to improve margins across our portfolio and a capital recycling initiative to dispose of non-core assets. In accordance with this strategy, we successfully sold 13 non-core assets for approximately $520 million in 2018, greatly enhancing the overall quality of our portfolio while lowering our exposure to international markets.  Meanwhile, our focus on the operational excellence of our portfolio contributed to an increase in the Company’s comparable revenue per available room (or RevPAR) of 2.9% in 2018 as compared to 2017.  Finally, we delivered on our stated goal of providing superior stockholder value by returning nearly $900 million of capital to stockholders in the form of regular and special cash dividends and the HNA stock buyback, taking our total return of capital figure to approximately $1.9 billion since the Spin-off.

2018 BY THE NUMBERS

TOTAL REVENUES $2.737 BILLION	COMPARABLE REVENUE PER AVAILABLE ROOM $174.29 2.9% INCREASE YEAR-OVER-YEAR	RETURNED TO STOCKHOLDERS ~ $900 Million In the form of dividends & the hna stock buyback

For more information on our 2018 results and other related financial measures, see our 2018 Annual Report.

BOARD OF DIRECTORS NOMINEES AND COMMITTEES

			Committee Memberships
Name	Independent	Director Since	AC	CC	NCGC	Other Public Company Boards
Thomas J. Baltimore, Jr.	--	2016				1
Gordon M. Bethune (Lead Independent Director)	✓	2017				1
Patricia M. Bedient	✓	2017				2
Geoffrey M. Garrett	✓	2017				--
Christie B. Kelly	✓	2016				2
Sen. Joseph I. Lieberman	✓	2017				--
Timothy J. Naughton	✓	2017				2
Stephen I. Sadove	✓	2017				3

AC	Audit Committee	CC	Compensation Committee
NCGC	Nominating and Corporate Governance Committee		Chair of the Committee

CORPORATE GOVERNANCE

The Company’s amended and restated certificate of incorporation (“certificate of incorporation”), amended and restated by-laws (“by-laws”) and corporate governance policies were modeled after those in place at Hilton at the time of the Spin-off.  Prior to January 2019, the Company was subject to an agreement with Hilton entered into prior to the Spin-off that restricted our ability to amend our certificate of incorporation and by-laws until January 2019, the second anniversary of the Spin-off. During this period, the Nominating and Corporate Governance Committee took the opportunity to carefully consider potential corporate governance enhancements that would demonstrate Park’s commitment to the values of effective corporate governance.

Now that we are no longer constrained from amending our certificate of incorporation and by-laws by the terms of our pre Spin-off agreement with Hilton, the Nominating and Corporate Governance Committee and the Board have taken affirmative steps to modify aspects of our corporate governance structure with the intention of promoting the long-term interests of our stockholders. In particular, in February 2019, we amended our by-laws to provide for a majority voting standard for uncontested director elections and to add proxy access rights. Additionally, we are asking stockholders to vote at this annual meeting for proposed amendments to our certificate of incorporation as set forth in Proposal 2 of this Proxy Statement that are intended to enhance Park’s corporate governance.

CORPORATE GOVERNANCE HIGHLIGHTS

STOCKHOLDER ENGAGEMENT

During 2018, management engaged in discussions with stockholders who held approximately 50% of our total outstanding shares of common stock.  During these discussions, stockholders were given the opportunity to share feedback on the Company’s operations, its financial performance, governance practices and policies and compensation framework and programs.

EXECUTIVE COMPENSATION HIGHLIGHTS

We are committed to maintaining the following policies and practices which we believe demonstrate our commitment to executive compensation best practices.

✓ Maintain a short-term incentive program that is performance oriented and is based on multiple, pre-defined Company performance metrics and individual performance objectives	× No guaranteed minimum short-term incentive or long-term incentive payouts or annual salary increases

✓ Use total stockholder return as the sole performance metric for our performance share units that are tied to multi-year performance	× No tax gross-ups upon a change in control

✓ Maintain meaningful executive and independent director stock ownership policy • 6x for CEO • 3x for other executive officers • 5x annual cash retainer for directors

×       No employment agreements with executives (other than our Chief Executive Officer, whose employment agreement was required in order to bring him to our Company from another chief executive officer position)

✓ Engage an independent compensation consultant	× No pledging or hedging activities permitted by our executives and directors

✓ Conduct an annual peer group review to ensure total compensation is properly benchmarked	× No plan design features that encourage excessive or imprudent risk taking

✓ Offer limited perquisites	× No dividends on unearned performance stock units

Approximately 96% of the votes cast on our 2018 say-on-pay proposal were voted in support of our executive compensation program and policy

COMMITMENT TO CORPORATE RESPONSIBILITY

We believe in our responsibility to be a good corporate citizen by striving to achieve a positive impact on the communities that we touch. To help us measure our progress towards a positive impact, we recently published our first Annual Corporate Responsibility Report, which describes Park’s initiatives and goals to advance environmental and social progress.  In addition, in order to clarify how we would like to respond to complex environmental and social challenges, we adopted an environmental policy, a human rights policy and a vendor code of conduct in January 2019.

For more information on our Corporate Responsibility initiatives, see our 2018 Annual Corporate Responsibility
Report, which is available under the “Company—Responsibility” tab at http://www.pkhotelsandresorts.com.

PROPOSAL 1: ELECTION OF DIRECTORS

INTRODUCTION

The Board currently consists of eight directors, each nominated for election at the 2019 annual meeting of stockholders to serve until the Company’s 2020 annual meeting of stockholders and until their successors have been duly elected and qualified. Each nominee for director was recommended by our Nominating and Corporate Governance Committee, which considered a number of factors, including the criteria for Board membership approved by our Board, and then was nominated by our Board.

Each of our current directors has been previously elected by our stockholders. Seven of our directors joined the Board in December 2016 or January 2017 in connection with the Company’s Spin-off. Our remaining director, Geoffrey M. Garrett, was originally elected as an independent director in June 2017 pursuant to the stockholder agreement (the “HNA Stockholder Agreement”) between the Company and HNA Tourism Group Co., Ltd. (“HNA”). The HNA Stockholder Agreement terminated on March 9, 2018 following HNA’s sale of all of its shares of the Company’s common stock.

Each of our nominees has agreed to be named in this Proxy Statement and to serve if elected. The Board anticipates that the nominees will serve, if elected, as directors. However, if any person nominated by the Board ceases to be a candidate for election by the time of the 2019 annual meeting of stockholders, the proxies will be voted for the election of such other person as the Board may recommend.

VOTE REQUIRED

Under our by-laws, in an uncontested election, directors must be elected by a majority of all the votes cast. This means that the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. There is no cumulative voting. Abstentions and broker non-votes (if any) are not counted as votes cast.

In addition, under our by-laws and Corporate Governance Guidelines, if a director nominee who is already serving as a director does not receive a majority of the votes cast, the director must tender his or her resignation to our Board and our Nominating and Corporate Governance Committee is required to consider all relevant factors and make a recommendation to the Board on whether to accept or reject the recommendation or take other action. The Board is required to take action with respect to this recommendation within 90 days following certification of the election results.

BOARD RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED BELOW.

DIRECTOR NOMINEES

Below is biographical information about the director nominees and their specific qualifications, experience, skills and attributes which led the Board and the Nominating and Corporate Governance Committee to conclude that they should be nominated to serve as directors of Park.

Thomas J. Baltimore, Jr., Age 55

Director Since: 2016; Chairman of the Board

Qualifications, Experience, Skills and Attributes: Mr. Baltimore’s knowledge of and extensive experience in various senior leadership roles in the lodging real estate industry provides the Board valuable industry-specific knowledge and expertise. In addition, Mr. Baltimore’s role as our President and Chief Executive Officer brings management perspective to Board deliberations and provides beneficial information about the status of our day-to-day operations.

Mr. Baltimore joined the Company in May 2016 and has served as our President and Chief Executive Officer and as a director and the Chairman of the Board since December 2016. Prior to joining the Company, Mr. Baltimore served most recently as the President and Chief Executive Officer of RLJ Lodging Trust (NYSE: RLJ) (“RLJ”), a lodging real estate investment trust, and as a member of its board of trustees from RLJ’s formation on January 31, 2011 until May 11, 2016. Prior to that, Mr. Baltimore co-founded RLJ Development and served as its president from 2000 to 2011. During this time period, RLJ Development and affiliates raised and invested more than $2.2 billion in equity. Previously, Mr. Baltimore served as vice president of gaming acquisitions of Hilton Hotels Corporation from 1997 until 1998 and later as vice president of development and finance from 1999 until 2000. He also served in various management positions with Marriott Corporation and Host Marriott Services Corporation, including vice president of business development. Mr. Baltimore currently serves on the board of directors of Prudential Financial, Inc. (NYSE: PRU) where he serves as Lead Independent Director. Previously, Mr. Baltimore served on the board of directors of Duke Realty Corporation (NYSE: DRE) until April 2017, the board of trustees of RLJ until May 2016 and the board of directors of Integra Life Sciences Company (NASDAQ: IART) until August 2012. Mr. Baltimore is also a member of the National Association of Real Estate Investment Trusts (“NAREIT”) executive board and served as its Chair in 2018. Mr. Baltimore received his Bachelor of Science degree from the McIntire School of Commerce, University of Virginia and his Master of Business Administration degree from the Colgate Darden School of Business, University of Virginia.

Gordon M. Bethune, Age 77

Director Since: 2017; Lead Independent Director

Committees: Compensation, Nominating and Corporate Governance

Qualifications, Experience, Skills and Attributes: Mr. Bethune brings to the Board his extensive public company directorship experience as well as his operations and management experience, including as chief executive officer of an airline.

Mr. Bethune has served as the Lead Independent Director since joining the Board in January 2017. Mr. Bethune worked for Continental Airlines, Inc. (now part of United Continental Holdings, Inc. (NYSE: UAL)) from February 1994 until December 2004, serving as Chairman from September 1996 until his retirement in December 2004, as Chief Executive Officer from November 1994 until December 2004 and as President and Chief Operating Officer from February 1994 until November 1994. Prior to his tenure at Continental, Mr. Bethune held senior management positions with The Boeing Company (NYSE: BA), Piedmont Airlines, Inc., Western Airlines, Inc. and Braniff Airlines. Mr. Bethune currently serves on the board of directors of Sprint Corporation (NYSE: S) and served on the board of directors of Prudential Financial, Inc. (NYSE: PRU) from 2005 until May 2016, Honeywell International Inc. (NYSE: HON) from 1999 until April 2016, Willis Towers Watson PLC (NASDAQ: WLTW) from 2004 until 2008, Continental from 1994 until 2004 and Sysco Corporation (NYSE: SYY) from 1999 until 2000. Mr. Bethune received his Bachelor of Science degree from Abilene Christian University in Dallas, Texas.

Patricia M. Bedient, Age 65

Director Since: 2017

Committees: Audit, Nominating and Corporate Governance

Qualifications, Experience, Skills and Attributes: Ms. Bedient brings to the Board her extensive financial and management experience, including service as a REIT chief financial officer. In addition, Ms. Bedient brings to the Board her public company directorship experience.

Ms. Bedient has served as a director on the Board since January 2017. Ms. Bedient most recently served as Executive Vice President for Weyerhaeuser Company (NYSE: WY), one of the world’s largest integrated forest products companies, from 2007 until her retirement in July 2016. Ms. Bedient also served Weyerhaeuser as Chief Financial Officer from 2007 until February 2016. Prior to that, Ms. Bedient served as Senior Vice President, Finance and Strategic Planning of Weyerhaeuser from 2006 until 2007 and as Vice President, Strategic Planning from 2003, when Ms. Bedient joined Weyerhaeuser, until 2006. A certified public accountant (“CPA”) since 1978, Ms. Bedient served as managing partner of the Seattle office of Arthur Andersen LLP prior to joining Weyerhaeuser. Ms. Bedient also worked at Arthur Andersen’s Portland and Boise offices as a partner and as a CPA during her 27-year career with that firm. Ms. Bedient currently serves on the board of directors of Alaska Air Group, Inc. (NYSE: ALK), where she serves as the Lead Independent Director, and Suncor Energy Inc. (NYSE: SU). Ms. Bedient received her Bachelor of Science degree in Business Administration with concentrations in Finance and Accounting from Oregon State University. She is a member of the American Institute of CPAs.

Geoffrey M. Garrett, Age 60

Director Since: 2017

Committee: Audit

Qualifications, Experience, Skills and Attributes: Mr. Garrett brings to the Board his extensive leadership and management experience, as well as a diverse perspective gained from serving as the dean of one of the most prominent business schools in the United States.

Mr. Garrett has served as a director of the Board since June 2017. Mr. Garrett currently serves as dean of the Wharton School of Business (“Wharton”) at the University of Pennsylvania. Prior to his appointment as dean of Wharton in 2014, Mr. Garrett served as the dean of the business school at University of New South Wales in Australia from January 2013 until June 2014 and the dean of the business school at the University of Sydney, Australia from January 2013 until December 2013. From 2008 until 2012, Mr. Garrett served as the Founding Chief Executive Officer and a Professor of Political Science at the United States Studies Centre in Sydney, Australia. Prior to that, Mr. Garrett served as President of the Pacific Council of International Policy in Los Angeles from 2005 until 2009 and the dean of the UCLA International Institute from 2001 until 2005. Mr. Garrett previously served as a professor at Oxford University, Stanford University, Yale University and as a member of the faculty in the Management Department at Wharton. Mr. Garrett received a Bachelor of Arts degree with Honors from the Australian National University and a Master of Arts and Doctor of Philosophy degrees from Duke University where he was a Fulbright Scholar.

Christie B. Kelly, Age 57

Director Since: 2016

Committees: Audit (Chair), Compensation

Qualifications, Experience, Skills and Attributes: Ms. Kelly brings to the Board financial and industry-specific expertise, including as chief financial officer of a REIT, as well as her public company directorship experience.

Ms. Kelly has served as a director on the Board since December 2016. Ms. Kelly most recently served as Executive Vice President and Chief Financial Officer of Jones Lang LaSalle Incorporated (NYSE: JLL) (“JLL”), a publicly traded financial and professional services firm specializing in real estate, from July 2013 until September 2018. Prior to her tenure at JLL, Ms. Kelly served as Executive Vice President and Chief Financial Officer of Duke Realty Corporation (NYSE: DRE) (“Duke”) from 2009 until June 2013. From 2007 until she joined Duke in 2009, Ms. Kelly served as Senior Vice President, Global Real Estate at Lehman Brothers, where she led real estate equity syndication in the United States and Canada. Prior to that, Ms. Kelly served at General Electric Company (NYSE: GE) from 1983 to 2007 in numerous finance and operational financial management positions in the United States, Europe and Asia that included responsibility for mergers and acquisitions, process improvements, internal audit and enterprise risk management. Ms. Kelly currently serves on the board of directors of Kite Realty Group Trust (NYSE: KRG) and TIER REIT, Inc. (NYSE: TIER). Ms. Kelly received her Bachelor of Arts degree in Economics from Bucknell University. She has been recognized as one of the Women of Influence by the Indianapolis Business Journal.

Sen. Joseph I. Lieberman, Age 77

Director Since: 2017

Committees: Audit, Nominating and Corporate Governance

Qualifications, Experience, Skills and Attributes: Sen. Lieberman brings to the Board extensive public policy and government relations experience, including as U.S. Senator of the State of Connecticut, and legal experience in his current role as Senior Counsel.

Sen. Lieberman has served as a director on the Board since January 2017. Sen. Lieberman has been Senior Counsel at Kasowitz, Benson & Torres LLP, a national law firm focusing on complex commercial litigation, since 2013. Prior to joining Kasowitz, Sen. Lieberman, the Democratic Vice Presidential nominee in 2000, served 24 years in the U.S. Senate, retiring in January 2013 following the end of his fourth term. During his tenure in the U.S. Senate, Sen. Lieberman helped shape legislation in areas of public policy including national and homeland security, foreign policy, fiscal policy, environmental protection, human rights, health care, trade, energy, cyber security and taxes. Sen. Lieberman served the U.S. Senate in many leadership roles, including as the Chairman of the Committee on Homeland Security and Government Affairs. Prior to being elected to the U.S. Senate, Sen. Lieberman served as the Attorney General of the State of Connecticut from 1983 until 1988. From 1970 until 1980, Sen. Lieberman also served in the Connecticut State Senate, including three terms as majority leader. Sen. Lieberman received his Bachelor of Arts degree in Political Science and Economics and his Juris Doctorate degree from Yale University.

Timothy J. Naughton, Age 57

Director Since: 2017

Committees: Nominating and Corporate Governance (Chair), Compensation

Qualifications, Experience, Skills and Attributes: Mr. Naughton brings to the Board industry-specific experience in the real estate sector, including as chief executive officer of a real estate investment trust, as well as his extensive public company directorship experience.

Mr. Naughton has served as a director on the Board since January 2017. Mr. Naughton currently serves as the Chairman, Chief Executive Officer and President of AvalonBay Communities, Inc. (NYSE: AVB) (“AvalonBay”), a real estate investment trust focused on multifamily communities. Mr. Naughton has served as Chairman of the board of directors of AvalonBay since May 2013, as Chief Executive Officer since January 2012, and as President since February 2005. Joining AvalonBay’s predecessor entity in 1989, Mr. Naughton served as Chief Operating Officer of AvalonBay from 2001 until 2005, as Senior Vice President, Chief Investment Officer from 2000 until 2001 and as Senior Vice President and Vice President, Development and Acquisitions from 1993 until 2000. Mr. Naughton currently serves on the board of directors of Welltower Inc. (NYSE: HCN), serves on the executive board of NAREIT, is a member of The Real Estate Round Table, is a member and past Chairman of the Multifamily Council of the Urban Land Institute and is a member of the Real Estate Forum. Mr. Naughton received his Master of Business Administration from Harvard Business School and received his Bachelor of Arts degree in Economics with High Distinction from the University of Virginia, where he was elected to Phi Beta Kappa.

Stephen I. Sadove, Age 67

Director Since: 2017

Committees: Compensation (Chair), Audit

Qualifications, Experience, Skills and Attributes: Mr. Sadove brings to the Board extensive operations and management experience, including as chief executive officer of a retailer, as well as his extensive public company directorship experience.

Mr. Sadove has served as a director on the Board since January 2017. Mr. Sadove has served as a founding partner of JW Levin Management Partners LLC, a private management and investment firm, since 2015. Mr. Sadove also serves as principal of Stephen Sadove and Associates, which provides consulting services to the retail industry, since 2014. From 2007 until 2013, Mr. Sadove served as Chairman and Chief Executive Officer of Saks Incorporated. Prior to that, Mr. Sadove served Saks as Vice Chairman from January 2002 until March 2004, as Chief Operating Officer from March 2004 until January 2006 and was named Chief Executive Officer in 2006. Prior to his tenure with Saks, Mr. Sadove served Bristol-Myers Squibb Company (NYSE: BMY) from 1991 until 2001, as President, Clairol from 1991 until 1996, as President, Worldwide Beauty Care from 1996 until 1997, as President, Worldwide Beauty Care and Nutritionals from 1997 until 1998 and as Senior Vice President of Bristol-Myers Squibb and President, Worldwide Beauty Care from 1997 until 2001. Mr. Sadove currently serves on the board of directors of Colgate-Palmolive Company (NYSE: CL), where he serves as the Lead Director; Aramark (NYSE: ARMK), where he serves as the Lead Director; and Movado Group, Inc. (NYSE: MOV). Mr. Sadove served on the board of directors of J.C. Penney Company, Inc. (NYSE: JCP) until May 2016 and Ruby Tuesday, Inc. (NYSE: RT) until December 2017. Mr. Sadove received his Master of Business Administration degree with Distinction from Harvard Business School and received his Bachelor’s degree in Government from Hamilton College. He currently serves as the Chairman of the board of trustees of Hamilton College.

CORPORATE GOVERNANCE MATTERS

INTRODUCTION

Our Board believes that good corporate governance promotes the long-term interests of our stockholders and strengthens Board and management accountability. The Board is responsible for providing advice and oversight of the strategic and operational direction of the Company and overseeing its executive management to support the long-term interests of the Company and its stockholders.

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance include:

•	our Board is not classified and each of our directors is subject to re-election annually, and we do not intend to classify the Board in the future without the approval of our stockholders
•	under our by-laws and our Corporate Governance Guidelines, directors who fail to receive a majority of the votes cast in uncontested elections will be required to submit their resignation to the Board
•	our non-management directors meet regularly in executive sessions, and
•

we do not have a stockholder rights plan, and if the Board were ever to adopt a stockholder rights plan in the future without prior stockholder approval, the Board would either submit the plan to stockholders for ratification or cause the rights plan to expire within one year.

RECENT CORPORATE GOVERNANCE ENHANCEMENTS

As we move away from the Spin-off, corporate governance will continue to be a focus of the Company.  The Company’s certificate of incorporation, by-laws and corporate governance policies were modeled after those in place at Hilton prior to the Spin-off.  Until January 2019, the Company was subject to an agreement with Hilton entered into at the time of the Spin-off that restricted our ability to amend our certificate of incorporation and by-laws.  Promptly following the expiration of that restriction, the Nominating and Corporate Governance Committee and Board began taking affirmative steps to modify aspects of our corporate governance structure with the intention of promoting the long-term interests of our stockholders.

Accordingly, in February 2019, the Nominating and Corporate Governance Committee recommended and the Board approved and adopted the following amendments to our by-laws:

•

Majority Voting/Director Resignation Policy. Our by-laws were amended to provide that in uncontested director elections each director nominee shall be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. This majority voting standard compliments the preexisting policy in our Corporate Governance Guidelines that requires any director nominee in an uncontested election who fails to receive a majority of the votes cast to promptly tender his or her resignation to the Board for the Board’s consideration.

•

Proxy Access. Our by-laws were amended to provide proxy access, allowing a stockholder, or a group of up to 20 stockholders, who continuously owned an aggregate of at least 3% of our outstanding shares of common stock for at least three years to nominate and include in our annual meeting proxy materials director nominees constituting up to the greater two nominees or 20% of the number of directors then in office, provided that the stockholders and nominees otherwise satisfy the requirements in our by-laws.

In addition to these enhancements, the Nominating and Corporate Governance Committee has recommended and the Board has proposed for consideration and voting by the stockholders at the 2019 annual meeting further corporate governance enhancements. For information regarding these further proposed corporate governance enhancements, see the section entitled “Proposal 2: Approval and Adoption of Amendments to the Amended and Restated Certificate of Incorporation” below.

STOCKHOLDER ENGAGEMENT

We believe that strong corporate governance practices should include regular outreach and conversations with our stockholders.  During 2018, we conducted stockholder and investor outreach by presenting investor road shows, conducting analyst meetings and attending investor conferences and meetings. We regularly discuss our operations, financial performance, industry, governance and compensation matters with stockholders. During 2018, we engaged with stockholders who held approximately 50% of our outstanding shares of common stock to obtain meaningful feedback on their perception and understanding of our business, markets and industry as well as our governance practices and compensation framework.

BOARD LEADERSHIP STRUCTURE

Thomas J. Baltimore, Jr. serves as the Chairman of the Board, President and Chief Executive Officer. Gordon M. Bethune serves as our Lead Independent Director. The Board believes at this time that the use of the Lead Independent Director, together with a combined Chairman and Chief Executive Officer position, is an effective leadership structure. The Company’s Policy Regarding Board Leadership Structure is set forth below:

Our Board’s leadership structure consists of a Chairman of the Board (who is also our CEO), a Lead Independent Director and Committee Chairs. The Board believes that the Company is best served by having the same individual serve as both Chairman and CEO in order to facilitate strategic discussion at Board meetings based on the extensive familiarity of the Chairman and CEO with our business. The Board also believes that a strong Lead Independent Director function is an important part of our corporate governance. Accordingly, the Board has adopted Corporate Governance Guidelines which establish the responsibilities and authorities of the Lead Independent Director as follows:

•	presiding at all meetings of the Board at which the Chair is not present, including executive sessions of the independent directors
•	serving as a liaison between the Chair and the independent directors
•	approving information sent to the Board
•	approving meeting agendas for the Board
•	approving meeting schedules to assure there is sufficient time for discussion of all agenda items
•	authorization to call meetings of the independent directors, and
•	ensuring that he/she be available, if requested by stockholders for consultation and direct communication.

Our Corporate Governance Guidelines require the independent directors to elect a Lead Independent Director on an annual basis. As well, our Board expects to periodically review the continued appropriateness of this Board leadership structure.

DIRECTOR INDEPENDENCE AND INDEPENDENCE DETERMINATIONS

Under our Corporate Governance Guidelines and NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with us or any of our subsidiaries. In addition, the director must meet the bright-line tests for independence set forth by the NYSE rules.

Our Corporate Governance Guidelines define independence in accordance with the independence definition in the current NYSE corporate governance rules for listed companies. Our Corporate Governance Guidelines require the Board to review the independence of all directors at least annually.

In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NYSE independence definition, the Board will determine, considering all relevant facts and circumstances, whether that relationship is material.

Our Board has affirmatively determined that each of Ms. Bedient, Mr. Bethune, Mr. Garrett, Ms. Kelly, Sen. Lieberman, Mr. Naughton and Mr. Sadove is independent under the guidelines for director independence set forth in our Corporate Governance Guidelines and under all applicable NYSE guidelines, including with respect to committee membership.

BOARD COMMITTEES

Committee Membership

The Board maintains three standing committees comprised entirely of independent directors: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of these committees is described in more detail below. The following table summarizes the current membership of each of the Board’s committees.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Patricia M. Bedient	✓		✓

Gordon M. Bethune		✓	✓

Geoffrey M. Garrett	✓

Christie B. Kelly	Chair	✓

Sen. Joseph I. Lieberman	✓		✓

Timothy J. Naughton		✓	Chair

Stephen I. Sadove	✓	Chair

Audit Committee

The purpose of the Audit Committee is to assist the Board’s oversight of the adequacy and integrity of the Company’s financial reporting processes and procedures; the integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements and the Company’s enterprise risk management program; the independent auditor’s appointment, qualification, independence, work and retention; and the scope, approach, performance and results of the independent auditors and the Company’s internal audit function. The duties and responsibilities of our Audit Committee are more fully described in our Audit Committee Charter, which is available under the “Investors” tab of the Company’s website at http://www.pkhotelsandresorts.com, under the heading “Corporate Governance—Governance Documents.”

The Board has determined that each of the members of the Audit Committee is independent as defined by our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors generally and audit committees in particular. The Board has also determined that each of the members of the Audit Committee is financially literate within the meaning of the NYSE listing standards and that Ms. Bedient and Ms. Kelly qualify as “audit committee financial experts” as defined under applicable Securities and Exchange Commission (“SEC”) rules and regulations.

Compensation Committee

The purpose of the Compensation Committee is to assist the Board in fulfilling its responsibilities relating to compensation matters, including with respect to the compensation of the Company’s executive officers. The Compensation Committee has responsibility for overseeing the goals, objectives, compensation and benefits of our executive officers; our overall compensation structure, policies and programs; making recommendations to the Board with respect to director compensation; and our compliance with applicable legal and regulatory requirements. The duties and responsibilities of our Compensation Committee are more fully described in our Compensation Committee Charter, which is available under the “Investors” tab of the Company’s website at http://www.pkhotelsandresorts.com, under the heading “Corporate Governance—Governance Documents.”

Pursuant to the Compensation Committee Charter, and subject to compliance with applicable laws of our state of jurisdiction, the Compensation Committee may not delegate its authority to approve executive compensation or grant equity awards to directors or executive officers of the Company, except to subcommittees comprised solely of Compensation Committee members. The Compensation Committee also has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. A more detailed discussion of the Compensation Committee’s use of outside advisors with respect to 2018 compensation matters is provided under the caption “Compensation Discussion and Analysis—Role of Compensation Consultant.”

The Board has determined that each of the members of the Compensation Committee is independent as defined by our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors generally and compensation committees in particular.

Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee is to advise the Board concerning appropriate composition of the Board and its committees.  The Nominating and Corporate Governance Committee has responsibility for, among other things, identifying and recommending to the Board candidates for election to our Board, reviewing the composition of the Board and its committees, developing and recommending to the Board corporate governance guidelines that are applicable to us and overseeing Board evaluations. The duties and responsibilities of our Nominating and Corporate Governance Committee are more fully described in our Nominating and Corporate Governance Committee Charter, which is available under the “Investors” tab of the Company’s website at http://www.pkhotelsandresorts.com, under the heading “Corporate Governance—Governance Documents.”

The Board has determined that each of the members of the Nominating and Corporate Governance Committee is independent as defined in our Corporate Governance Guidelines and the NYSE listing standards.

MEETINGS

The Board discharges its responsibilities through regularly scheduled meetings, special meetings, actions taken by unanimous written consent and other communications with management as appropriate. Our Corporate Governance Guidelines currently provide that all directors are expected to make every effort to attend any meeting of stockholders.

Mr. Baltimore is invited to attend meetings of the Board committees, but he does not have a vote on any committee matter. The Board and the Board committees regularly meet in executive sessions, at which no management representative is present. During 2018, the Board held six meetings, the Audit Committee held four meetings, the Compensation Committee held five meetings and the Nominating and Corporate Governance Committee held two meetings. During 2018, each of our director nominees attended at least 75% of the aggregate of: (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which he or she serves.  All eight of our directors then serving attended the 2018 annual meeting of stockholders in person.

CORPORATE GOVERNANCE GUIDELINES

Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe the Board’s views on a wide range of governance topics. Our Corporate Governance Guidelines are reviewed from time to time by the Nominating and Corporate Governance Committee and revised as it considers appropriate, upon recommendation to and approval by the Board. Our Corporate Governance Guidelines is available under the “Investors” tab of the Company’s website at http://www.pkhotelsandresorts.com, under the heading “Corporate Governance—Governance Documents.”

CODE OF CONDUCT

The Board has adopted a Code of Conduct, which is available under the “Investors” tab of the Company’s website at http://www.pkhotelsandresorts.com, under the heading “Corporate Governance—Governance Documents.”

The Code of Conduct applies to all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Controller, and sets forth our policies and expectations on a number of topics, including conflicts of interest, compliance with laws, use of our assets and business conduct and fair dealing. This Code of Conduct also satisfies the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC. Any substantive amendment to, or waivers from, certain provisions of our Code of Conduct for the Company’s Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Controller or persons performing similar functions or any director will be posted on the Company’s website, at the address and location specified above.

The Company also maintains a Whistleblower Policy that establishes procedures for the receipt, retention and treatment of complaints received by us regarding questionable accounting or auditing matters or practices that may include or result in any such questionable accounting or auditing matters.

RISK MANAGEMENT OVERSIGHT

The Board has overall responsibility for risk oversight, including, as part of regular Board and committee meetings, general oversight of executives’ management of risks relevant to the Company. Our Corporate Governance Guidelines currently provide as follows with respect to risk oversight:

The Board exercises direct oversight of strategic risks to the Company. While the full Board has overall responsibility for risk oversight, it is supported in this function by its Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The Audit Committee assists the Board in fulfilling its risk oversight responsibilities by periodically reviewing the Company’s accounting, reporting and financial practices, including the integrity of its financial statements, the surveillance of administrative and financial controls, the Company’s compliance with legal and regulatory requirements and the Company’s enterprise risk management program and receiving reports from the Company’s officers. The Compensation Committee assists the Board by overseeing and evaluating risks related to the Company’s compensation structure and compensation programs, including the formulation, administration and regulatory compliance with respect to compensation matters, and succession planning. The Nominating and Corporate Governance Committee assists the Board by overseeing and evaluating programs and risks associated with Board organization, membership and structure and corporate governance.

BOARD CANDIDATE QUALIFICATION AND SELECTION PROCESS

When evaluating candidates for nomination to the Board, the Nominating and Corporate Governance Committee considers the factors set forth in our Corporate Governance Guidelines, as amended from time to time. Our Corporate Governance Guidelines currently provide as follows:

The Nominating and Corporate Governance Committee is responsible for reviewing the qualifications of potential director candidates and recommending to the Board those candidates to be nominated for election to the Board, subject to any obligations and procedures governing the nomination of directors to the Board that may be set forth in any agreement or arrangement to which the Company is party. The Nominating and Corporate Governance Committee may consider:

a.

relevant experience, skills and knowledge as well as minimum individual qualifications, including strength of character, judgment, industry knowledge or experience and an ability to work collegially with the other members of the Board; and

b.

all other factors it considers appropriate, which may include existing commitments to other businesses, potential conflicts of interest with other pursuits, legal considerations, corporate governance background, financial and accounting background, executive compensation background and the size, composition and combined expertise of the existing Board.

The Board should monitor the mix of skills and experience of its directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively.

The Nominating and Corporate Governance Committee expects to identify potential candidates through referrals and recommendations, including by incumbent directors, management and stockholders, as well as through business and other organizational networks. The Nominating and Corporate Governance Committee may also retain and compensate third parties, including executive search firms, to identify or evaluate, or assist in identifying or evaluating, potential director nominees.

The Nominating and Corporate Governance Committee expects to consider current Board members by balancing the value of the director’s continuity of service and familiarity with the Company with that of obtaining a new perspective. The Nominating and Corporate Governance Committee also expects to consider each individual’s contributions, performance and level of participation, the current composition of the Board, and the Company’s needs. If any existing director does not want to continue in service or if the Nominating and Corporate Governance Committee decides not to re-nominate a director, the Nominating and Corporate Governance Committee will identify and evaluate new candidates based on the qualifications set forth in our Corporate Governance Guidelines. Prior to recommending a new candidate to the Board, the Nominating and Corporate Governance Committee will (i) request that one or more of its members (or other members of the Board) interview the candidate, (ii) conduct an appropriate review of the background of the candidate and (iii) discuss the candidate. Once the Nominating and Corporate Governance Committee selects a slate of Board candidates, it will present and recommend the slate to the full Board. The Nominating and Corporate Governance Committee will evaluate candidates for nomination for election to the Board recommended by stockholders on a substantially similar basis as it considers other nominees.

STOCKHOLDER NOMINATIONS AND RECOMMENDATIONS FOR BOARD NOMINATIONS

The Nominating and Corporate Governance Committee will accept for consideration qualified candidates properly recommended by stockholders. Stockholders who wish to recommend qualified candidates must do so by notifying the Company in writing, by notice delivered to the attention of the Secretary of the Company at the address of the Company’s executive offices as set forth in the Company’s periodic reports, of a recommended director candidate. Submissions may be by mail, overnight courier or personal delivery. E-mail submissions will not be considered. In order to ensure meaningful consideration of candidates, notice must be received not less than 90 calendar days and not more than 120 calendar days prior to the first anniversary of the date of the proxy statement for the prior year’s annual meeting of stockholders. In the event that the annual meeting date is advanced by more than 20 calendar days or delayed by more than 70 calendar days from the anniversary date of the previous year’s meeting, then notice must be received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if later, the 10th calendar day following the day on which public announcement of the date of such meeting is first made.

The notice must set forth as to each recommended candidate all information required under our by-laws and any other information relating to the recommended candidate that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, including the recommended candidate’s written consent to being named in the Company’s proxy statement as a nominee and to serving as a director if elected. The Company may require any recommended candidate to furnish such other information as may reasonably be required to determine the eligibility of the nominee to serve as a director, as well as a consent to be interviewed by the Nominating and Corporate Governance Committee.

Submissions received through this process will be forwarded to the Nominating and Corporate Governance Committee for review. Only those nominees whose submissions comply with these procedures and who satisfy the qualifications determined by the Nominating and Corporate Governance Committee for directors of the Company will be considered by the Nominating and Corporate Governance Committee. Acceptance of a recommendation for consideration does not imply the Nominating and Corporate Governance Committee will nominate or recommend for nomination the recommended candidate. Nominees for director who are recommended by stockholders will be evaluated in the same manner as any other nominee for director.  In addition, stockholders may nominate directors for election to the board by following the procedures in our by-laws, as described below under “Other Matters—Stockholder Proposals for 2020 Annual Meeting.”

Stockholders who would like to nominate a candidate for director by providing advance notice of the nomination pursuant to our by-laws must comply with the requirements described in this Proxy Statement and the Company’s by-laws.

PROXY ACCESS

In February 2019, our Board adopted amended and restated by-laws which include a proxy access provision to permit a stockholder, or a group of up to 20 stockholders, meeting specified eligibility requirements, to nominate and include director candidates constituting up to the greater of two nominees or 20% of the number of directors then in office in the Company’s proxy materials for any annual meeting of stockholders. In order to be eligible to utilize these proxy access provisions, a stockholder, or group of stockholders, must, among other requirements:

•	have owned 3% or more of the Company’s outstanding common stock continuously for at least three years

•

represent that such shares were acquired in the ordinary course of business and not with the intent to change or influence control at the Company and that such stockholder or group does not presently have such intent; and

•

provide a notice requesting the inclusion of director candidates in the Company’s proxy materials and provide other required information to the Company not less than 120 days nor more than 150 days prior to the first anniversary of the date of the Company’s proxy statement for the preceding year’s annual meeting (with adjustments if the date for the upcoming annual meeting of stockholders is advanced or delayed by more than 30 days from the anniversary date of the preceding year’s annual meeting).

Stockholders who would like to nominate a candidate for director via proxy access must comply with the requirements described in this Proxy Statement and the Company’s by-laws.

DIVERSITY POLICY

In April 2017, the Board adopted a Policy Regarding Diversity as a Consideration for Board Nominations. Pursuant to this policy, the Nominating and Corporate Governance Committee and Board consider diversity – in terms of age, experience, industry, gender and ethnicity – to be an important factor in the consideration of candidates for nomination to the Board. However, as no new candidates have been nominated for the Board since the adoption of this policy (other than Mr. Garrett, who was originally nominated by HNA pursuant to the HNA Stockholder Agreement), the Board has not yet had an opportunity to evaluate the effectiveness of this policy.

POLICY REGARDING STOCKHOLDER RIGHTS PLANS

The Board affirms as a matter of corporate policy that it will not authorize or adopt any stockholder rights plan or similar plan or agreement without the prior approval of the Company’s stockholders, unless any such plan or agreement would be submitted to the Company’s stockholders to be ratified or, in the absence of such stockholder approval or ratification, would expire within one year of its adoption.

COMMUNICATIONS WITH THE BOARD

As described in our Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with our Lead Independent Director, the chairperson of the Audit, Compensation or Nominating and Corporate Governance Committees, or to the non-management or independent directors as a group, may do so by addressing such communications or concerns to the Secretary of the Company, c/o Park Hotels & Resorts Inc., 1775 Tysons Blvd, 7th Floor, Tysons, Virginia 22102, who will forward all such communication to the appropriate party.

DIRECTOR COMPENSATION

COMPENSATION PROGRAM

Introduction

Our director compensation program is designed to compensate independent, non-employee directors fairly for work required for a company of our size, complexity and scope and to align their interests with the interests of our stockholders. The program reflects our desire to attract, retain and use the expertise of highly-qualified people serving on our Board. In considering and ultimately recommending the compensation for our non-employee directors, the Compensation Committee reviewed and considered peer data and analysis and recommendations from the Compensation Committee’s independent compensation consultant.

Program Details

Our independent directors receive director compensation for the period from the annual meeting at which they are elected until the next annual meeting.  For the 2018-2019 period, our annual compensation program for independent directors was as follows:

•	cash retainer of $80,000 ($115,000 in the case of the Lead Independent Director)
•	additional cash retainer for serving on committees or as committee chairperson as follows:
o	$7,500 for serving as a member (other than the chairperson) of the Audit Committee, the Compensation Committee and/or the Nominating and Corporate Governance Committee
o	$25,000 for the chairperson of the Audit Committee
o	$20,000 for the chairperson of each of the Compensation Committee and the Nominating and Corporate Governance Committee, and
•	equity award of $140,000 in the form of restricted stock, which generally vests on the date of the next annual meeting of stockholders that follows the grant date.

Our Chairman and Chief Executive Officer does not receive any additional compensation for serving as a director. On April 27, 2018, each independent director received a grant of restricted stock in an amount equal to the annual equity award for the service period from April 28, 2018 until April 26, 2019, the date of our 2019 annual meeting.  Our directors, as holders of restricted stock, will receive dividends on such restricted stock at the same time that regular dividend payments are made on the Company’s common stock. We do not expect any changes to the director compensation program for the 2019-2020 period. The next equity award grant to our independent directors is expected to be made on the date of our 2019 annual meeting of stockholders and will represent the directors’ annual grant for their services as a director until the 2020 annual meeting of stockholders.

All cash retainers will be paid to each independent director in quarterly installments. Any independent director may elect to receive 100% of his or her cash Board fees in fully vested shares of the Company’s common stock of an equivalent value, which have a grant date that is five business days before the regular quarterly payment date of such cash fees. Additionally, all of our directors will be reimbursed for reasonable travel and related expenses associated with attendance at our Board or committee meetings.

Program Rationale

The Company is the second-largest lodging real estate investment trust (“REIT”) in the United States and was spun-off as a separate public company from Hilton to own complex lodging real estate held by Hilton in many instances for decades.  In recommending director compensation, the Compensation Committee considered the complexity of issues overseen by the Board that are not commensurate with smaller, less complex lodging REITs.  In particular, the Compensation Committee considered the following when determining the appropriate level of director compensation –

•

the complexity of matters that arise from the Company’s recent origin from a “propco/opco” spin-off from Hilton, including commercial, governance and tax matters that require ongoing Board awareness and attention

•	the sophistication of the Company’s portfolio, including international, joint venture and ground-leased assets; and

•

the potential for substantial transactions in the future (including complex merger or portfolio acquisitions) requiring substantial Board attention in order to effect meaningful growth in Park’s asset base.

As a result, the Company’s director compensation was adjusted in April 2018 in recognition of the amount of time and attention required of Board members in order for them to fulfill their responsibilities to the Company.

STOCK OWNERSHIP POLICY

To align the interests of directors with stockholders, the Board has adopted a requirement that each of our independent directors will be required to own stock in an amount equal to five times his or her annual cash retainer. For purposes of this requirement, a director’s holdings include shares held directly or indirectly, individually or jointly, shares underlying unvested time-vesting restricted stock, and shares held under a deferral or similar plan. Independent directors are expected to meet this ownership requirement within five years of the later of (a) February 23, 2017 (i.e., the date on which the Company made its first broad-based equity incentive grants following the Spin-off) or (b) the date he or she first becomes subject to this stock ownership policy.

DIRECTOR TRAVEL

In order to encourage our independent directors to better understand our hotel assets and provide feedback on our portfolio, our independent directors are entitled to up to 30 complimentary room nights per calendar year (including associated room taxes and fees) at properties owned by the Company for their own use or use by family members accompanying them. Direct, incremental costs of the director’s room stay charge (i.e., the cost of cleaning the room daily) are considered compensatory to the director and the Company does not provide tax gross-ups to the directors with respect to these benefits.

DIRECTOR COMPENSATION FOR 2018

The table below sets forth information regarding non-employee director compensation for the fiscal year ended December 31, 2018. Mr. Baltimore is compensated as an executive officer and did not receive any compensation from the Company for serving as a director during fiscal year 2018. Additionally, Xianyi Mu, who was appointed to the Board as a designee pursuant to the HNA Stockholder Agreement and who resigned from the Board effective March 5, 2018 upon the closing of HNA’s public offering of its shares of the Company’s common stock, did not receive any compensation from the Company for his service as a director during fiscal year 2018. For further information on the HNA Stockholder Agreement, see the discussion under the caption “Related Party Transactions—Agreements with HNA.”

	Fees Earned or		All Other
	Paid in Cash(1)	Stock Awards(2)	Compensation(3)	Total
Name	($)	($)	($)	($)
Patricia M. Bedient	93,321	139,983	9,732	243,036
Gordon M. Bethune	128,356	139,983	10,092	278,431
Geoffrey M. Garrett	85,856	139,983	10,002	235,841
Christie B. Kelly	110,824	139,983	10,002	260,809
Sen. Joseph I. Lieberman	93,356	139,983	10,857	244,196
Timothy J. Naughton	105,803	139,983	9,732	255,518
Stephen I. Sadove	105,803	139,983	9,957	255,743

(1)

The following directors elected to receive all or a portion of their respective cash compensation in the form of fully vested shares of the Company’s common stock, which election resulted in the following number of fully vested shares being granted during fiscal year 2018: Ms. Bedient, 3,232; Ms. Kelly, 3,839; Mr. Naughton, 3,665; and Mr. Sadove, 3,665, which number of shares were determined using the closing price of Park’s common stock on the NYSE on the applicable grant date.

(2)

Amounts shown in the Stock Awards column reflect the aggregate grant date fair value of each director’s restricted stock award granted in fiscal year 2018, computed in accordance with FASB ASC Topic 718.  The grant date fair value of such awards is determined using the fair value of the underlying common stock on the grant date. As of December 31, 2018, each of our non-employee directors held 4,827 restricted shares.

(3)	Amount reflects:
•

Dividends paid on restricted stock awards granted as follows: Ms. Bedient, $9,732; Mr. Bethune, $9,732; Mr. Garrett, $9,732; Ms. Kelly, $9,732; Senator Lieberman, $9,732; Mr. Naughton, $9,732; and Mr. Sadove $9,732.

•

Complimentary rooms, valued at the incremental cost to Park of the hotel room stay, for directors staying at properties owned by Park as follows: Ms. Bedient, $0; Mr. Bethune, $360; Mr. Garrett, $270; Ms. Kelly, $270; Senator Lieberman, $1,125; Mr. Naughton, $0; and Mr. Sadove $225.

EXECUTIVE OFFICERS

EXECUTIVE OFFICER BIOGRAPHIES

Set forth below is certain information regarding each of our current executive officers as of March 5, 2019, other than Mr. Baltimore, whose biographical information is presented under “Proposal 1: Election of Directors – Director Nominees.”

Name	Age	Position
Thomas J. Baltimore, Jr.	55	Chairman, President and Chief Executive Officer
Sean M. Dell’Orto	44	Executive Vice President, Chief Financial Officer and Treasurer
Carl A. Mayfield	55	Executive Vice President, Design and Construction
Thomas C. Morey	47	Executive Vice President, General Counsel and Secretary
Jill C. Olander	45	Executive Vice President, Human Resources
Matthew A. Sparks	58	Executive Vice President and Chief Investment Officer
Robert D. Tanenbaum	52	Executive Vice President, Asset Management

Sean M. Dell’Orto has served as our Executive Vice President, Chief Financial Officer and Treasurer since December 2016.  Prior to joining the Company, Mr. Dell’Orto served as Senior Vice President, Treasurer of Hilton Worldwide Holdings Inc. (NYSE: HLT), a global hospitality company, from September 2012 until December 2016. Prior to that, Mr. Dell’Orto served as Vice President, Corporate Finance of Hilton from February 2010 to September 2012, leading corporate forecasting and capital markets activities including debt fundraising and refinancing, loan workouts and modifications, strategic planning and debt compliance. Prior to his tenure at Hilton, Mr. Dell’Orto held similar management roles at Barceló Crestline Corporation and Highland Hospitality Corporation. Mr. Dell’Orto received his Bachelor of Science degree from University of Virginia and his Master of Business Administration degree from the Wharton School, University of Pennsylvania. Mr. Dell’Orto served on the pre Spin-off Board of the Company from December 2016 until January 3, 2017. Mr. Dell’Orto currently serves on the board of directors for the University of Virginia Foundation.

Carl A. Mayfield has served as our Executive Vice President, Design and Construction since October 2018. Prior to joining the Company, Mr. Mayfield served most recently as the Senior Vice President of Design & Construction at RLJ Lodging Trust (NYSE: RLJ), a lodging REIT, and RLJ Development, LLC from February 2004 to September 2018. Prior to his tenure at RLJ, Mr. Mayfield served as the Project Executive for Georgetown University’s $300 million, mixed-use campus expansion project and held senior positions representing Washington Sports and Entertainment and The World Bank. Mr. Mayfield received his Bachelor of Science degree in Civil Engineering from University of Delaware and his Master of Science degree in Real Estate Development from Johns Hopkins University. Mr. Mayfield currently serves on the board of directors of the American Red Cross of the National Capital Region and the Montgomery County Boys and Girls Club. He is also an executive mentor to graduate students at the Georgetown University McDonough School of Business.

Thomas C. Morey joined the Company in August 2016 and served as our Senior Vice President, General Counsel and Secretary from December 2016 until February 2018 and has served as our Executive Vice President, General Counsel and Secretary since February 2018. Prior to joining the Company, Mr. Morey served as Senior Vice President and General Counsel of Washington Real Estate Investment Trust, a diversified REIT that owns office, multifamily and retail properties, from October 2008 until July 2016. Prior to that, he served in a business role as Chief Operating Officer of Medical Funding Services, Inc., a provider of financial and administrative services to healthcare companies, from February 2006 to September 2008. Previously, Mr. Morey was a corporate partner with Hogan & Hartson LLP, a multi-national law firm (now known as Hogan Lovells US LLP), where he focused on capital markets transactions, mergers and acquisitions, strategic investments and general business matters for national and regional lodging, residential, office, retail and other REITs. From 1997 to 1998, Mr. Morey was a corporate attorney with Jones Day in Dallas, Texas. Mr. Morey is a former member of the board of directors of the Maryland Chamber of Commerce and also previously served on the Executive Committee of the Maryland Chamber of Commerce. Mr. Morey received his Bachelor of Arts degree from Princeton University and his Juris Doctor degree from Duke Law School. Mr. Morey served on the pre Spin-off Board of the Company from December 2016 until January 3, 2017.

Jill C. Olander has served as our Executive Vice President, Human Resources since February 2018 and, prior to that, as our Senior Vice President, Human Resources from January 2017 until February 2018. Prior to joining the Company, Ms. Olander served as Vice President, Human Resources Consulting with Hilton (NYSE: HLT), a global hospitality company, from July 2013 until December 2016. Prior to that, Ms. Olander served as Senior Director of Human Resources Consulting with Hilton from April 2010 to July 2013. Prior to that, she served as Vice President of Human Resources for Allied Capital (acquired by Ares Capital Management in 2010), a private equity investment firm and mezzanine capital lender, from April 2006 to January 2010. Previously, Ms. Olander also held various Human Resources management roles at Chevy Chase Bank (now Capital One Bank), Deloitte & Touche and Capital One Financial. Ms. Olander received her Bachelor of Science degree from Vanderbilt University.

Matthew A. Sparks has served as our Executive Vice President and Chief Investment Officer since January 2017. Prior to joining the Company, Mr. Sparks served as the Senior Vice President of Acquisitions & Development of Hilton (NYSE: HLT), a global hospitality company, from August 2011 until December 2016. During his tenure with Hilton, Mr. Sparks oversaw much of Hilton’s Luxury and Corporate growth and development in North America and led the Hilton team that completed the sale of the Waldorf Astoria New York to Anbang Insurance Group Co. Ltd. in 2015. Prior to his tenure at Hilton, Mr. Sparks served as Senior Vice President of acquisitions at Sage Hospitality Resources from 2010 until 2011. Before joining Sage, Mr. Sparks held various positions with Fairmont Raffles Hotels International, Wyndham Worldwide and Starwood Hotels & Resorts Worldwide Inc. Mr. Sparks received his Bachelor of Arts degree from the School of Hospitality Business, Michigan State University.

Robert D. Tanenbaum joined the Company in September 2016 and has served as our Executive Vice President, Asset Management since January 2017. Prior to joining the Company, Mr. Tanenbaum served as the Chief Operating Officer and Executive Vice President of Asset Management at DiamondRock Hospitality Company (NYSE: DRH), a lodging REIT, from 2013 until September 2016. Prior to his tenure at DiamondRock, Mr. Tanenbaum served as Principal of Madison Hotel Advisors LLC, a specialized asset management firm dedicated to value optimization for hotel owners, from 2004 until 2013. From 1996 until 2004, Mr. Tanenbaum served in various positions with Host Marriot Corporation (now known as Host Hotels & Resorts Inc. (NYSE: HST) (“Host”)), ending his tenure with Host as Vice President, Asset Management. During his time at Host, Mr. Tanenbaum was responsible for the repositioning of many assets and optimizing investor returns through a focused approach on operational excellence. Before joining Host, Mr. Tanenbaum served at PKF Consulting in San Francisco from 1992 until 1996, where he performed appraisals and feasibility studies for hotels, conference centers and entertainment venues, as well as developed strategic plans for several U.S. Air Force bases, and started his career with Four Seasons Hotels and Resorts working in both Chicago and then Maui. Mr. Tanenbaum is a member of the Hospitality Asset Managers Association, a lodging industry organization focused solely on asset management, and previously served four years on its board of directors as Treasurer. Mr. Tanenbaum received his Bachelor of Science degree in Hotel Restaurant and Institutional Management from Pennsylvania State University.

There are no family relationship among any of our directors or executive officers.

PROPOSAL 2: APPROVAL AND ADOPTION OF AMENDMENTS TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

INTRODUCTION

Our Board is committed to strong and effective corporate governance and has concluded that it is in the best interests of the Company and its stockholders to adopt amendments to the Company’s existing certificate of incorporation (the “Existing Charter”) to:

•

reduce the affirmative vote required for stockholders to amend the by-laws from 80% of the voting power of all the then outstanding shares of stock of the Company entitled to vote generally in the election of directors to a majority vote (referred to below as the “By-law Change Amendment”);

•	increase the ownership limit for our common stock and preferred stock from 4.9% to 9.8% (referred to below as the “Ownership Limit Amendment”);
•

reduce the threshold for our stockholders to demand a special meeting be called from a majority to 25% of the total voting power of all the then outstanding shares of stock of the Company entitled to vote generally in the election of directors (referred to below as the “Special Meeting Amendment”);

•

“opt out” of Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”), an anti-takeover protection that currently limits the Company’s ability to engage in transactions with “interested stockholders” (referred to below as the “DGCL 203 Amendment”); and

•

remove certain provisions that are no longer applicable to the Company and make certain conforming and/or immaterial changes, in each case as more fully described below (referred to below as the “Other Charter Amendments”).

The overall goal of these amendments is to enhance the governance rights of stockholders, improve the Company’s corporate governance and simplify the Existing Charter.

The proposed amendments to the Existing Charter are being submitted for approval through five separate proposals – Proposal 2A, Proposal 2B, Proposal 2C, Proposal 2D and Proposal 2E.  Under the  Existing Charter and applicable Delaware law, the proposed amendments included in Proposal 2A (which is the By-law Change Amendment) must be approved by the affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of stock of the Company entitled to vote generally in the election of directors.  The proposed amendments included in Proposals 2B through 2E must be approved by the affirmative vote of the holders of a majority of our outstanding shares of common stock entitled to vote thereon.

The amendments to the Existing Charter are summarized in Proposals 2A, 2B, 2C, 2D and 2E below.  A form of amended and restated certificate of incorporation incorporating all of the proposed amendments to the Existing Charter summarized in Proposals 2A through 2E (the “Amended and Restated Charter”) is attached to this Proxy Statement as Exhibit A, with deletions indicated by strikethroughs and additions indicated by underlining (with such marks against the Existing Charter).  The summaries of the proposed amendments set forth in Proposals 2A, 2B, 2C, 2D and 2E below are qualified in their entirety by reference to the corresponding provisions in Exhibit A.

Approval by stockholders of any of the above-referenced proposals will result in the filing of an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware promptly after the 2019 annual meeting.  If stockholders approve some but not all of the above-referenced proposals, we will file an amended and restated certificate of incorporation containing only the amendments referenced in the proposals that were approved.

PROPOSAL 2A – BY-LAW CHANGE AMENDMENT

INTRODUCTION

Proposal 2A constitutes the amendments to our Existing Charter reflected in Article V of the Amended and Restated Charter included in Exhibit A to this Proxy Statement (collectively, the “By-law Change Amendment”).  Currently, Article V, Section 5.1 of the Existing Charter provides that our by-laws may be amended by our Board or by the affirmative vote of stockholders holding at least 80% of all the then outstanding shares of stock of the Company entitled to vote generally in the election of directors.

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has declared advisable and approved, and recommends that stockholders approve, the By-Law Change Amendment, which will lower the stockholder vote required to amend our by-laws. Specifically, if stockholders approve Proposal 2A, the By-Law Change Amendment would provide that our by-laws may be amended by the Board or by the affirmative vote of the holders of at least a majority of the voting power of all the then outstanding shares of stock of the Company entitled to vote generally in the election of directors.

Our by-laws establish a number of fundamental corporate governance operating principles, including rules for meetings of directors and stockholders, the election of directors and the powers of officers, among other provisions.  After careful consideration, we believe that reducing the stockholder vote required to amend the by-laws through the By-law Change Amendment is in our best interest and in the best interests of our stockholders.

VOTE REQUIRED

Under Section 242(b)(4) of the DGCL and the Existing Charter, approval of Proposal 2A requires the affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of stock of the Company entitled to vote generally in the election of directors. Abstentions and other shares not voted (whether broker non-votes, if any, or otherwise) will have the same effect as votes against the proposal.

BOARD RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE BY-LAW CHANGE AMENDMENT.

PROPOSAL 2B – OWNERSHIP LIMIT AMENDMENT

INTRODUCTION

Proposal 2B constitutes the amendments to our Existing Charter reflected in Article VII of the Amended and Restated Charter included in Exhibit A to this Proxy Statement (collectively, the “Ownership Limit Amendment”).  The Existing Charter provides for limitations on the transfer and ownership of the Company’s stock. Such restrictions are intended to assist the Company in maintaining and monitoring its qualification as a REIT for federal income tax purposes. The requirements under the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a REIT include certain rules relating to the ownership of the REIT’s stock. One such requirement is that, in general, no five or fewer “individuals,” which term includes certain types of entities, may directly or constructively own more than 50% of the value of a REIT’s stock.

The Existing Charter currently includes a common stock ownership limit and a preferred stock ownership limit, which, subject to certain exceptions, restricts any individual or corporation, or any other entities, and includes a “group” as such term is defined under the SEC’s beneficial ownership rules, from “beneficially owning” or “constructively owning,” as each term is defined in the Existing Charter, more than 4.9% of the Company’s common stock and the Company’s preferred stock.

As a result of the separate sales by both The Blackstone Group L.P. (“Blackstone”) and affiliates and HNA of all their shares of the Company’s common stock, the Board believes the ownership limit can be increased to 9.8%, which would bring the Company’s ownership limit in line with the majority of its peers, without risking compliance with the Code.  Accordingly, upon the recommendation of the Nominating and Corporate Governance Committee, our Board has declared advisable and approved, and recommends that stockholders approve, the Ownership Limit Amendment to increase the common stock ownership limit and preferred stock ownership limit to 9.8%.

The Ownership Limit Amendment also makes conforming changes to Article VII, Section 7.2.10 of the Existing Charter, which contains the text of the legend required to be included on each certificate for shares of the Company’s capital stock, in order to reflect the increased ownership limit, as well as several additional immaterial changes to clarify existing language.  Lastly, the Ownership Limit Amendment makes technical changes to clarify the manner of determining beneficial ownership (as shown in Sections 7.2 and 7.3 of the Amended and Restated Charter included in Exhibit A).

VOTE REQUIRED

Approval of Proposal 2B requires the affirmative vote of the holders of a majority of our outstanding shares of common stock entitled to vote thereon.  Abstentions and other shares not voted (whether broker non-votes, if any, or otherwise) will have the same effect as votes against the proposal.

BOARD RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE OWNERSHIP LIMIT AMENDMENT.

PROPOSAL 2C - SPECIAL MEETING AMENDMENT

INTRODUCTION

Proposal 2C constitutes the amendments to our Existing Charter reflected in Article VIII of the Amended and Restated Charter included in Exhibit A to this Proxy Statement (collectively, the “Special Meeting Amendment”).  Currently, Article VIII, Section 8.1 of the Existing Charter provides that a special meeting may be called by or at the direction of the Board, the Chairman of the Board, the Chief Executive Officer or by holders of stock representing not less than a majority of the total voting power of the then outstanding shares of stock of the Company entitled to vote generally in the election of directors.

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has declared advisable and approved, and recommends that stockholders approve, the Special Meeting Amendment which will reduce the threshold required for stockholders to demand a special meeting be called from a majority to 25% of the total voting power of all the then outstanding shares of stock of the Company entitled to vote generally in the election of directors. If stockholders approve this Proposal 2C, Article VIII of the Existing Charter would be revised in the manner set forth in Exhibit A to permit holders of stock representing not less than 25% of the total voting power of all the then outstanding shares of stock of the Company entitled to vote generally in the election of directors to demand that the Secretary of the Company call a special meeting of stockholders.  As reflected in Exhibit A, the Special Meeting Amendment would also require such stockholders to include the purpose or purposes of the special meeting in their request for the Secretary of the Company to call a special meeting.

The Board believes that lowering the ownership threshold will expand the stockholder special meeting right so that stockholders with a substantial economic interest in the Company can take advantage of the right to have significant concerns addressed by stockholders without waiting until the next annual meeting. The Board determined that the 25% threshold strikes an appropriate balance between enhancing stockholder rights while avoiding the enactment of a mechanism for individual stockholders to pursue special interests that are not in the best interests of the Company and its stockholders in general.

VOTE REQUIRED

Approval of Proposal 2C requires the affirmative vote of the holders of a majority of our outstanding shares of common stock entitled to vote thereon.  Abstentions and other shares not voted (whether broker non-votes, if any, or otherwise) will have the same effect as votes against the proposal.

BOARD RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE SPECIAL MEETING AMENDMENT.

PROPOSAL 2D – DGCL 203 AMENDMENT

INTRODUCTION

Proposal 2D constitutes the amendments to our Existing Charter reflected in Article X of the Amended and Restated Charter included in Exhibit A to this Proxy Statement (collectively, the “DGCL 203 Amendment”).  Section 203 of the DGCL (“Section 203”) generally prohibits certain public companies from entering into a business combination (including a merger, sale of assets or transfer of stock) with an “interested stockholder” for a period of three years after the person becomes an interested stockholder, unless certain conditions apply. An “interested stockholder” is defined as a person or group of persons who beneficially acquire 15% or more of the outstanding voting stock of the corporation. Section 203 does not apply if the corporation’s board of directors preapproves the transaction by which a stockholder becomes an interested stockholder, or if, at or subsequent to the time the business combination with an interested stockholder is approved by the board of directors, it is authorized at a stockholder meeting by an affirmative two-thirds vote of the corporation’s outstanding voting stock (excluding the stock held by the interested stockholder). Further, a stockholder who acquires 85% or more of the voting stock of a corporation (excluding stock held by directors who are also officers and certain employee stock plans) in the first transaction in which it becomes an interested stockholder is not subject to the three-year waiting period for any subsequent business combination.

Under the terms of Article X, Section 10.1 of the Existing Charter, the Company had previously elected not to be governed by Section 203 while Blackstone and HNA beneficially owned at least 5% of the total voting power of the Company’s common stock. However, this “opt out” automatically terminated and the Company became subject to Section 203 after Blackstone and HNA no longer beneficially owned at least 5% of the total voting power of the Company’s common stock following sales of all of our common stock beneficially owned by Blackstone in 2017 and HNA in 2018.

Upon the recommendation of the Nominating and Corporate Governance Committee, our Board has declared advisable and approved, and recommends that stockholders approve, the DGCL 203 Amendment in order for the Company to “opt out” of Section 203.

A Delaware corporation may amend its certificate of incorporation to “opt out” of Section 203’s anti-takeover protection. The Board believes the DGCL 203 Amendment is in the best interest of the Company and its stockholders because it would eliminate a potential hurdle to a potential transaction with an interested stockholder in the future that may be in the best interests of stockholder. The proposed amendment to opt out of the provisions of Section 203 is not prompted by any specific contemplated stockholder action of which the Board is aware.  If this proposal is adopted, pursuant to Section 203(b)(3) of the DGCL, the Company’s decision to opt out of Section 203 will become effective 12 months after the DGCL 203 Amendment is filed with the Secretary of State of the State of Delaware and becomes effective.

VOTE REQUIRED

Approval of Proposal 2D requires the affirmative vote of the holders of a majority of our outstanding shares of common stock entitled to vote thereon.  Abstentions and other shares not voted (whether broker non-votes, if any, or otherwise) will have the same effect as votes against the proposal.

BOARD RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE DGCL 203 AMENDMENT.

PROPOSAL 2E – OTHER CHARTER AMENDMENTS

INTRODUCTION

Proposal 2E constitutes the amendments to our Existing Charter reflected in the Amended and Restated Charter included in Exhibit A to this Proxy Statement (other than Articles V, VII, VIII and X) (collectively, the “Other Charter Amendments”).  In addition to the amendments reflected in Proposals 2A, 2B, 2C and 2D, the Amended and Restated Charter included in Exhibit A reflects deletions of sections of the Existing Charter that are no longer applicable and makes certain other conforming and/or immaterial changes, collectively constituting the Other Charter Amendments. These include the following:

•

Deletion of Article XI of Existing Charter.  Article XI of the Existing Charter contains formerly applicable provisions related solely to Blackstone and HNA as stockholders of the Company.  Because neither Blackstone nor HNA is currently a stockholder of the Company, Article XI of the Existing Charter is no longer relevant to the Company or its stockholders and may be deleted in its entirety. Its removal will have no impact on the remaining stockholders of the Company.  As a result of the deletion of Article XI, Articles XII, XIII and XIV of the Existing Charter are renumbered as Articles XI, XII and XIII, respectively.

•

Removal of Reference to Current Number of Directors.  Section 6.1(A) of Article VI of the Existing Charter is being amended to remove an unnecessary reference to the number of directors that the Company currently has in order to simplify the charter and instead provide that the number of directors shall be fixed only by the Board and only in the manner set forth in the by-laws.  Since the Existing Charter already provides that the number of directors will be increased or decreased only by the Board in accordance with the provisions set forth in the by-laws, this amendment does not effect a substantive change to the Company’s corporate governance.

•

Additional Other Conforming Changes and/or Immaterial Modifications.  Section 2.1 of the Existing Charter is being amended to integrate the current address of the Company’s registered agent (as shown in Section 2.1 of the Amended and Restated Charter included in Exhibit A), which provision of the Existing Charter was automatically amended on June 19, 2017 pursuant to a Certificate of Change of Address of Registered Office of Registered Agent filed by the Registered Agent with the Delaware Secretary of State on May 30, 2017. In addition, Section 4.1, Section 6.1(C) and Section 12.1 of the Existing Charter are being amended to update defined terms and Section 4.3(B) of the Existing Charter is being amended to acknowledge that the Company will pay dividends and distributions necessary for the Company to continue to qualify as a REIT.

Upon the recommendation of the Nominating and Corporate Governance Committee, our Board has declared advisable and approved, and recommends that stockholders approve, the Other Charter Amendments. We believe that none of the changes included in the Other Charter Amendments would materially affect the rights or preferences of our stockholders.

VOTE REQUIRED

Approval of Proposal 2E requires the affirmative vote of the holders of a majority of our outstanding shares of common stock entitled to vote thereon.  Abstentions and other shares not voted (whether broker non-votes, if any, or otherwise) will have the same effect as votes against the proposal.

BOARD RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE OTHER CHARTER AMENDMENTS.

PROPOSAL 3: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

INTRODUCTION

We are asking stockholders to vote, on an advisory (non-binding) basis, to approve the compensation of our named executive officers, as required by Section 14A of the Exchange Act, and related SEC rules. This non-binding advisory vote is commonly referred to as a “say-on-pay” vote.

The Company has in place a comprehensive executive compensation program. Please refer to the Compensation Discussion and Analysis section of this Proxy Statement for a detailed discussion of the Company’s executive compensation program, practices and philosophy. The Compensation Committee intends to continually monitor executive compensation programs and adopt changes to reflect the dynamic marketplace in which the Company competes for talent, as well as general economic developments affecting executive compensation.

You have the opportunity to vote “for,” “against” or “abstain” from voting on the following resolution relating to executive compensation:

“RESOLVED, that the holders of common stock of Park Hotels & Resorts Inc. approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers as disclosed in the Company’s Proxy Statement, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related material disclosed in the Proxy Statement.”

As provided by the Dodd-Frank Act, this vote is advisory, and therefore not binding on the Company, the Board or the Compensation Committee. However, the Board and Compensation Committee value the views of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

VOTE REQUIRED

Under our by-laws, approval of the say-on-pay proposal requires the affirmative vote of a majority of all the votes cast. This means that the number of votes cast “FOR” the proposal must exceed the number of votes cast “AGAINST” the proposal. Abstentions and broker non-votes, if any, are not counted as votes “FOR” or “AGAINST” and will have no effect on the result of this vote.

Our current policy is to provide our stockholders with an opportunity to approve the compensation of our named executive officers each year at the annual meeting of stockholders.  Accordingly, we anticipate that the next such vote will occur at the 2020 annual meeting of stockholders.

BOARD RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

2018 was another notable year for Park, as we completed our second year as an independent company – continuing our transformative journey while delivering strong results.

After the completion of the Spin-off on January 3, 2017, the Compensation Committee (in this section, the “Committee”) undertook a careful review of our business and competitive environment and began a comprehensive effort to develop a new executive compensation program for the Company. To assist with that effort, the Committee engaged FPL Associates L.P. (“FPL”), a compensation consultant with substantial experience working with REITs. In developing the Company’s executive compensation program, the Committee established goals of:

•	creating programs that align the interests of our executives with those of our stockholders to maximize stockholder value

•	properly motivating management to balance short-term objectives with long-term value creation to stockholders; and

•	attracting and retaining the best executive talent by remaining competitive with programs that executives may be offered by other potential employers in the marketplace in which we compete for talent.

Following the completion of this process, the Committee adopted and approved the Company’s executive compensation program. After reviewing the function and results of the new executive compensation program for fiscal year 2017, the Committee determined that the program fit the needs of the Company and did not implement changes to its structure for fiscal year 2018.

This Compensation Discussion and Analysis (“CD&A”) provides an overview of the compensation for each of Park’s named executive officers (“NEOs”) under the executive compensation programs adopted by the Committee. For fiscal year 2018, our NEOs were:

Thomas J. Baltimore, Jr.	Chairman of the Board, President and Chief Executive Officer
Sean M. Dell’Orto	Executive Vice President, Chief Financial Officer and Treasurer
Thomas C. Morey	Executive Vice President, General Counsel and Secretary
Matthew A. Sparks	Executive Vice President and Chief Investment Officer
Robert D. Tanenbaum	Executive Vice President, Asset Management

COMPANY PERFORMANCE HIGHLIGHTS

During 2018, we continued to effectively execute on the initiatives we launched in 2017, delivering solid results for the Company, as follows:

•	We successfully sold 13 non-core assets for approximately $520 million in 2018, greatly enhancing the overall quality of our portfolio while lowering our exposure to international markets.
•	Our focus on the operational excellence of our portfolio contributed to an increase in the Company’s comparable revenue per available room (or RevPAR) of 2.9% in 2018 as compared to the 2017.
•

We delivered on our stated goal of providing superior stockholder value by returning nearly $900 million of capital to stockholders in the form of regular and special cash dividends and the HNA stock buyback, taking our total return of capital figure to approximately $1.9 billion since the Spin-off.

Through these efforts, we were able to achieve superior total stockholder return, outperforming all but one of the other companies on the FTSE NAREIT Lodging Resorts Index that have a market capitalization in excess of $1 billion in 2018 (see Total Stockholder Return – 2018 chart below) and since the time of our Spin-off through 2018 (see Total Stockholder Return - Spin-off through 2018 chart below).

For more information on our 2018 results and other related financial measures, see our 2018 Annual Report.

EXECUTIVE COMPENSATION KEY ATTRIBUTES

Set forth below is a summary of some of the key attributes that define our executive compensation program.

✓ Maintain a short-term incentive program that is performance oriented and is based on multiple, pre-defined Company performance metrics and individual performance objectives	× No guaranteed minimum short-term incentive or long-term incentive payouts or annual salary increases

✓ Use total stockholder return as the sole performance metric for our performance share units that are tied to multi-year performance	× No tax gross-ups upon a change in control

✓ Maintain meaningful executive and independent director stock ownership policy • 6x for CEO • 3x for other executive officers • 5x annual cash retainer for directors

×       No employment agreements with executives (other than our Chief Executive Officer, whose employment agreement was required in order to bring him to our Company from another chief executive officer position)

✓ Engage an independent compensation consultant	× No pledging or hedging activities permitted by our executives and directors

✓ Conduct an annual peer group review to ensure total compensation is properly benchmarked	× No plan design features that encourage excessive or imprudent risk taking

✓ Offer limited perquisites	× No dividends on unearned performance stock units

COMPENSATION PROCESS AND PHILOSOPHY

Our executive compensation programs are designed and administered under the direction and control of the Committee. The Committee is comprised solely of independent directors who review and approve our overall executive compensation programs and practices and set the compensation of our executive officers. In determining compensation for our executive officers, other than our Chief Executive Officer, the Committee considers, among other things, the recommendations of our Chief Executive Officer. The Committee is, however, solely responsible for making the final decisions on compensation for the Chief Executive Officer and other executive officers.

The Company’s executive compensation programs strive to achieve the following philosophy, principles and business objectives:

•	To align the interests of our executives with those of our stockholders to maximize stockholder value
•	To attract and retain top talent
•	To reinforce our business objectives and the Company’s values
•	To motivate management to balance short-term objectives with long-term value creation to the stockholders, and
•	To provide competitive compensation to management based on the marketplace in which the Company competes for talent.

ROLE OF COMPENSATION CONSULTANT

In 2017, following the Spin-off, the Committee engaged the services of FPL as its independent compensation consultant. FPL provides the Committee with advice and resources to help it assess the effectiveness of the Company’s executive compensation strategy and programs. A representative of FPL typically attends meetings of the Committee and communicates with the Committee Chair between meetings. FPL reports directly to the Committee, and the Committee has the sole power to terminate or replace FPL at any time. The Committee assessed the independence of FPL in 2018 in accordance with the applicable rules of the SEC and the NYSE. After considering the foregoing, the Committee determined that it was appropriate to engage FPL as its independent compensation consultant.

During 2018, FPL did not work for management and did not receive any compensation from the Company other than for its work in advising the Committee. In January 2018, Ferguson Partners L.P., an affiliate of FPL, was retained by the Company, with the Committee’s approval, to provide recruitment services relating to an executive search for a senior officer position for our Design and Construction department. The Company paid approximately $205,000 for such services.

USE OF PEER GROUP DATA

The Committee uses compensation data compiled from Park’s peer groups of companies for benchmarking purposes.  The Committee reviews such data annually.  As well, the Committee updates, as necessary and upon recommendation of FPL, the companies in our peer groups. Traditionally, companies compare their compensation practices and performance against the performance of a single group of companies whose business model and industry are relatively similar to those of the company. However, in recognition of the size and complexity of the Company, the Committee, at FPL’s recommendation, determined that it would be appropriate to utilize two peer groups — one for size and one for the lodging industry — in designing and administering the Company’s compensation programs.

In January 2018, the Committee approved the 13-company size-based peer group and a 10-company lodging REIT-based peer group set forth below. The size-based peer group took into account comparability in size in terms of market/total capitalization and similar revenue streams (i.e., generally real estate businesses with short-term “lease/rental” durations). The lodging REIT-based peer group includes REITs with a strategic focus on hotel assets. The Committee expects to continue to annually review the composition of our peer groups and make changes when appropriate.

Size-Based Peer Group		Lodging REIT-Based Peer Group
Apartment Investment and Management Company	JBG SMITH Properties	Apple Hospitality REIT, Inc.	Pebblebrook Hotel Trust

Apple Hospitality REIT, Inc.	LaSalle Hotel Properties	Chesapeake Lodging Trust	RLJ Lodging Trust

Camden Property Trust	RLJ Lodging Trust	DiamondRock Hospitality Company	Ryman Hospitality Properties, Inc.

Extra Space Storage Inc.	Ryman Hospitality Properties, Inc.	Host Hotels & Resorts, Inc.	Sunstone Hotel Investors, Inc.

Federal Realty Investment Trust	Sunstone Hotel Investors, Inc.	LaSalle Hotel Properties	Xenia Hotels & Resorts, Inc.
		Apple Hospitality REIT, Inc.	Pebblebrook Hotel Trust
Host Hotels & Resorts, Inc.	Wyndham Worldwide Corporation

Hyatt Hotels Corporation

The size-based peer group has been utilized in designing pay programs calculated to attract and retain key employees in recognition of the greater responsibilities involved in managing a company of our size and complexity. The lodging REIT-based peer group has been utilized to assess Company executive compensation practices against other lodging REITs. We believe the peer group companies represent the size and industry with which we currently compete for executive talent. The peer group companies also include many of our principal business peers.

FPL’s benchmarking compared the compensation of our executive officers based on base salary and total target compensation (including base salary, target short-term annual incentive compensation and an annualized long-term incentive compensation) with that of executive officers of similar titles and job roles across the peer companies. The Committee considered and expects to continue to consider the amount and mix of base and variable compensation by referencing, for each executive officer position, the prevalence of each element and the level of compensation that is provided in the market based on FPL’s comparison analysis.

In January 2019, the Committee reviewed the composition of our size-based peer group and our lodging REIT-based peer group. Based on the recommendation of FPL, the Committee determined to keep LaSalle Hotel Properties in the peer groups set by the Committee in January 2019, notwithstanding its acquisition by merger, since relevant data from its 2018 proxy statement was available.

ROLE OF EXECUTIVES

The Committee believes management input is important to the overall effectiveness of the Company’s executive compensation programs. The Committee believes the advice of an independent compensation consultant should be combined with management input and the business judgment of the Committee members to arrive at a proper alignment of our compensation philosophy, principles and business objectives.

The Chief Executive Officer, the Executive Vice President and General Counsel, the Executive Vice President and Chief Financial Officer and the Executive Vice President, Human Resources are the officers of the Company who interact most closely with the Committee. These individuals work with the Committee to provide their perspective on aligning executive compensation strategies with our business objectives. When determining compensation for our executive officers, other than the Chief Executive Officer, the Committee considered individual performance as summarized and assessed by the Chief Executive Officer. The performance of the Chief Executive Officer is assessed directly by the Committee in executive session without the Chief Executive Officer present.

SAY-ON-PAY

In 2018, we provided our stockholders with an advisory (non-binding) vote on our executive compensation program (a “say-on-pay” vote). At our 2018 annual meeting of stockholders, approximately 96% of the votes cast approved our advisory vote on executive compensation. In addition, throughout 2018, we engaged in proactive outreach efforts with major institutional investors holding approximately 50% of our outstanding shares, providing our stockholders the opportunity to share feedback on the Company and its compensation framework and programs.

After considering our 2018 say-on-pay voting results and the advice from our compensation consultant, the Committee determined that it was appropriate to maintain the core design of our executive compensation program and, therefore, did not make any changes to the Company’s executive compensation program in response to the 2018 say-on-pay voting results. The Committee expects to consider future annual say-on-pay votes and investor feedback when making decisions relating to our executive compensation program, policies and practices.

COMPENSATION FRAMEWORK

The primary components of our executive compensation program, which commenced in fiscal year 2017, are base salary, short-term incentive compensation (cash) and long-term incentive compensation (equity). These components are described in more detail below.

The following charts illustrate the mix between the compensation elements (base salary, short-term incentive in the form of cash and long-term incentive in the form of RSAs and PSUs) for our Chief Executive Officer and the average of our other NEOs, in each case based on target levels of compensation. Consistent with our compensation philosophy, approximately 83.3% of our CEO’s compensation was performance based or at risk and approximately 74.6% of the average compensation of our other NEOs was performance-based or at risk.

Base Salary

Structure

The base salary payable to each executive officer provides a fixed component of compensation that reflects the executive’s position and responsibilities. Base salary levels are intended to be comparable with the competitive market, as determined by the Committee in its judgment, but are not targeted to specific market levels. The Committee expects to review base salaries annually and may make adjustments to better match competitive market levels or to recognize an executive’s professional growth and development or increased responsibilities.

2018 Actual Base Salaries

For fiscal year 2018, the Committee reviewed and approved the base salaries shown below:

	Base Salary(1) ($)
Name	Fiscal Year 2018	Fiscal Year 2017	% Change
Thomas J. Baltimore, Jr.	1,000,000	1,000,000	0%
Sean M. Dell’Orto	500,000	500,000	0%
Thomas C. Morey(2)	475,000	450,000	6%
Matthew A. Sparks	500,000	500,000	0%
Robert D. Tanenbaum	500,000	500,000	0%

(1)	The amounts shown reflect annualized base salary amounts. Actual base salary amounts received by the NEOs are reported in the 2018 Summary Compensation Table below.
(2)	In February 2018, Mr. Morey was promoted to Executive Vice President and his annual base salary starting in March 2018 was increased to $475,000.

Short-Term Incentive

Structure

The Company’s executive short-term incentive program (the “STIP”) is designed to reward Company executives designated at the level of senior vice president and above who are members of the Company’s executive committee or are subject to Section 16 of the Exchange Act based on our Company’s overall performance and the individual’s contribution to that performance. Pursuant to the STIP, each fiscal year, the Committee will determine a target bonus (the “Target Bonus”) for each such participant. Unless otherwise determined by the Committee, the Target Bonus for each participant (other than the Chief Executive Officer) will be up to 75% (for officers at the senior vice president level) or up to 100% (for officers at the executive vice president level) of his or her base salary, with the actual bonus range that may be earned by each participant being determined by the Committee each fiscal year. Pursuant to Mr. Baltimore’s Executive Employment Agreement with the Company, dated April 26, 2016 (the “CEO Employment Agreement”), his Target Bonus will be 150% of his base salary, with the actual bonus range that may be earned by Mr. Baltimore ranging from 75% to 225% of his base salary. In January 2019, the Committee modified the STIP such that the Committee may determine a higher high end of the bonus range for Mr. Baltimore (i.e., above the 225% level required by the CEO Employment Agreement). The Committee determined that this modification was advisable in order to give Mr. Baltimore a bonus opportunity commensurate with executives at companies of similar size and complexity.

Annual STIP bonuses will be earned based on the achievement of both individual and Company performance objectives each fiscal year, as follows: (i) 25% (for officers at the senior vice president level), 20% (for officers at the executive vice president level) or 10% (for the Chief Executive Officer) of the bonus will be earned based on the achievement of individual performance objectives; and (ii) the remainder of the bonus will be earned based on the achievement of corporate performance objectives determined by the Committee at the beginning of such fiscal year. Individual objectives will be approved and scored by the Committee for the Chief Executive Officer and by the immediate supervisor for each other participant (with the Chief Executive Officer having the authority to revise any individual objectives or the scoring of such objectives for participants for whom the Chief Executive Officer is not the immediate supervisor). Corporate objectives will be approved and scored by the Committee.

To receive an award, participants must be employed by the Company through December 31 of the relevant fiscal year. Notwithstanding the foregoing, in the event of a participant’s termination of employment prior to December 31 of the relevant fiscal year (i) due to death or “disability” (as defined in the Company’s 2017 Omnibus Incentive Plan), the participant will receive a bonus for such fiscal year based on achievement of target performance but prorated for the actual days worked during such year, or (ii) due to “retirement” (as defined in the STIP), the participant will receive a bonus for such fiscal year based on actual achievement but prorated for the actual days worked during such year. In the event of a participant’s termination of employment by the Company for “cause” (as defined in the Company’s 2017 Omnibus Incentive Plan) following the end of the relevant fiscal year but prior to the payment of STIP bonuses for such fiscal year, the participant will forfeit his or her right to receive an annual STIP bonus for such fiscal year.

2018 Company Performance Objectives

The Committee adopted 2018 corporate performance objectives pursuant to the STIP following a review of the Company’s 2018 annual budget. The Committee also assigned each performance objective a relevant weighting.  The Committee selected the specific performance objectives because they complement various parts of the Company’s overall strategy and business goals as explained further below –

•	Comparable RevPAR Growth focuses on revenue growth on a “same-store” basis within our portfolio – one of the Company’s core pillars of aggressive asset management

•	Comparable Hotel Adjusted EBITDA Margin focuses on “same store” margin improvement – as expense reduction is another of our core pillars of aggressive asset management

•	Adjusted EBITDA focuses on the Company’s overall earnings profile, which is affected by both asset management and acquisition and disposition activity, and

•	Net Debt to Adjusted EBITDA focuses on our overall net leverage position to align with maintaining a strong, conservative balance sheet.

The Committee then adopted adjusted 2018 corporate performance objectives after (and to account for) the sale by the Company of 12 of the 66 assets owned by the Company when the original performance objectives were set (the Hilton Rotterdam, which was sold in January 2018, was not included in the original 2018 budget set by the Committee so no adjustment was necessary for the sale of that hotel).  The adjusted 2018 corporate performance objectives and corresponding Company results recognized by the Committee are each set forth below:

Performance Objective	Weighting	Threshold	Target	High	Results
Comparable RevPAR Growth	20%	0.0%	2.0%	3.0%	2.9%
Comparable Hotel Adjusted EBITDA Margin	30%	27.4%	28.1%	28.4%	28.8%
Adjusted EBITDA	30%	$702 million	$732 million	$747 million	$754 million
Net Debt to Adjusted EBITDA	20%	4.15x	4.00x	3.90x	3.67x

2018 Actual STIP Awards

In February 2018, pursuant to the CEO Employment Agreement, the Committee approved a Target Bonus for fiscal year 2018 for Mr. Baltimore of 150% of his base salary, with his bonus range being set at 75% to 225% of his base salary. The Committee also approved 2018 Target Bonuses of 100% of base salary (with bonus ranges of 75% to 150% of base salary) for each of Messrs. Dell’Orto, Morey, Sparks and Tanenbaum.

In February 2018, the Committee determined individual performance objectives for Mr. Baltimore. Thereafter, individual performance goals for each other executive officer were determined by Mr. Baltimore.  At the beginning of 2019, Mr. Baltimore reviewed and determined each NEO’s individual performance score.  In February 2019, the Committee discussed and determined Mr. Baltimore’s individual performance score. Based on these individual performance scores and the achievement of the corporate performance objectives set forth above, the Committee approved the following 2018 actual STIP awards:

Name	Corporate Objective Payout ($)	Individual Performance Payout ($)	Total 2018 STIP Award ($)
Thomas J. Baltimore, Jr.	2,011,500	225,000	2,236,500
Sean M. Dell’Orto	596,000	150,000	746,000
Thomas C. Morey	566,200	142,500	708,700
Matthew A. Sparks	596,000	100,000	696,000
Robert D. Tanenbaum	596,000	125,000	721,000

Long-Term Incentive

Structure

The Company’s executive long-term incentive program (the “LTIP”) is intended to focus our executive officers and other eligible employees on, and reward them for, achieving our long-term goals and enhancing stockholder value. In addition to the Target Bonus determined pursuant to the STIP, each fiscal year, the Committee will also determine an aggregate target value (the “Aggregate Target Value”) under the LTIP for each participant. Unless otherwise determined by the Committee, the Aggregate Target Value for fiscal year 2018 for each participant (other than the Chief Executive Officer) will be up to 100% (for officers at the senior vice president level) or up to 200% (for officers at the executive vice president level) of his or her base salary. Pursuant to the CEO Employment

Agreement, the Aggregate Target Value for the Chief Executive Officer will be equal to at least $3,500,000, as determined each year by the Committee. In January 2019, the Committee modified the LTIP to increase the Aggregate Target Value for officers at the executive vice president level from up to 200% to up to 275%. The Committee determined that this modification was advisable in order to give Mr. Dell’Orto an Aggregate Target Value commensurate with executives at companies of similar size and complexity.

The illustration below sets forth the structure of our LTIP:

As shown in the illustration above, for each fiscal year, the Aggregate Target Value for each participant is allocated such that (i) 50% of the value is granted in the form of a time-based award consisting of shares of restricted stock (“RSAs”) and (ii) 50% of the value is granted in the form of a performance-based award consisting of performance-based restricted stock units (“PSUs”). The terms of each RSA award and PSU award are described below.

•

Each fiscal year’s RSA award will vest ratably on each of the first three anniversaries of the grant date, subject to the continued employment of the participant through the applicable vesting date. In the event of a participant’s termination of employment (i) without “cause” (as defined in the Company’s 2017 Omnibus Incentive Plan) or due to “retirement” (as defined in the RSA award agreement), in each case after the first anniversary of the grant date, all of the remaining unvested shares will become vested, (ii) without cause within 12 months following a “change in control” (as defined in the Company’s 2017 Omnibus Incentive Plan), all of the remaining unvested shares will become vested and (iii) due to death or “disability” (as defined in the Company’s 2017 Omnibus Incentive Plan), a prorated amount of the shares will vest based on the actual days worked during the vesting period. With respect to the Chief Executive Officer’s RSA awards, the vesting upon termination of employment will be as set forth in the CEO Employment Agreement, as described below. Participants will receive dividends on the RSAs at the same time that regular dividend payments are made on the Company’s common stock.

•

Each fiscal year’s PSU award will vest based on the Company’s total stockholder return relative to the total stockholder returns of the companies that comprise the FTSE NAREIT Lodging Resorts Index and that have a market capitalization in excess of $1 billion as of the first day of the applicable performance period (the “PSU TSR metric”), in each case over a three-year performance period beginning on January 1 of the fiscal year of such grant (each a “Performance Period”), subject to the participant’s continued employment through the end of the Performance Period. The number of PSUs that may become vested will range from 0% to 200% of the number of PSUs granted to the participant, based on the level of achievement of the foregoing performance measure, as determined by the Committee. In the event of a participant’s termination of employment (i) without cause, due to retirement or due to death or disability, a prorated amount of the PSUs will vest based on the actual days worked during the Performance Period (and calculated based on actual performance through the end of the Performance Period) and (ii) without cause within 12 months following a change in control, the PSUs will vest based on actual performance through the end of the Performance Period and will not be prorated based on actual days worked during the Performance Period, provided that if the PSUs are not substituted or assumed following a change in control, then the PSUs will vest on the day immediately prior to the consummation of such change in control based on actual performance through such day. With respect to the Chief Executive Officer’s PSU awards, the vesting upon termination of employment will be as set forth in the CEO Employment Agreement, as described below. After the end of the Performance Period once the Committee has determined total stockholder return performance and the actual number of PSUs that have vested based on such performance, participants will receive accrued dividends on the shares underlying the vested PSUs based on each regular cash dividend declared on the Company’s common stock during the Performance Period.

2018 Actual LTIP Awards

The following table presents the dollar value of the LTIP awards granted to each NEO in February 2018, including the specific threshold, target and high PSU opportunities for each NEO and the value of the RSAs granted in 2018.  PSU awards are denominated in units that convert into shares of our common stock upon vesting (rather than being denominated as a dollar value). As a result, the actual value received by the NEO upon vesting will take into account the value of our common stock at such time.

Name	Performance based PSUs
	Threshold ($)	Target ($)	High ($)	Time-based RSAs ($)
Thomas J. Baltimore, Jr.(1)	437,500	1,750,000	3,500,000	1,750,000
Sean M. Dell’Orto(2)	125,000	500,000	1,000,000	500,000
Thomas C. Morey	103,906	415,625	831,250	415,625
Matthew A. Sparks	125,000	500,000	1,000,000	500,000
Robert D. Tanenbaum	125,000	500,000	1,000,000	500,000
(1)

In January 2019, the Committee approved for Mr. Baltimore an Aggregate Target Value of 400% of his base salary for fiscal year 2019.  As a result, Mr. Baltimore’s RSA award value for fiscal year 2019 was increased to $2,000,000 and his PSU award value for fiscal year 2019 was increased to $500,000 for threshold level, $2,000,000 for target level and $4,000,000 for high level.

(2)

In January 2019, the Committee approved for Mr. Dell’Orto an Aggregate Target Value of 275% of his base salary for fiscal year 2019.  As a result, Mr. Dell’Orto’s RSA award value for fiscal year 2019 was increased to $687,500 and his PSU award value for fiscal year 2019 was increased to $171,875 for threshold level, $687,500 for target level and $1,375,000 for high level.

CEO EMPLOYMENT AGREEMENT

We have an employment agreement with our Chief Executive Officer, pursuant to which he is entitled to receive severance benefits in connection with certain terminations of employment and we are provided with the protections of certain restrictive covenants. The material terms of this agreement are described below in the section entitled “Compensation Tables—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—CEO Employment Agreement.”

OTHER COMPENSATION PROGRAM ELEMENTS

Other Benefits and Perquisites

We maintain medical and dental insurance, accidental death insurance and disability insurance for all of our employees. Executives are eligible to participate in the same welfare benefit plans as our other employees and are covered by the same vacation, leave of absence and similar polices. Our executives may participate in Hilton-sponsored arrangements for executives of designated major hotel owners, including guaranteed access at Hilton-branded hotels at a 25% discount off best available rate, up to 30 nights per year at cost, up to 70 nights per year at 50% off best available rate and 50% off food and beverage. In addition, our executives may participate in similar programs offered by other hotel operators. We also provide our executive officers with the opportunity for an annual physical examination at our expense. We also may pay for or reimburse our executives for insurance covering losses they may suffer as a result of their service as Company executives.

Severance Benefits

In April 2017, the Committee adopted and approved the Park Hotels & Resort Inc. Executive Severance Plan (the “Executive Severance Plan”) for employees of the Company at the level of senior vice president and above designated for participation by the Committee. At such time, the Committee designated each of the NEOs as participants of the Executive Severance Plan, other than the Chief Executive Officer whose severance arrangements will continue to be governed by the terms of the CEO Employment Agreement. For a further description of the Chief Executive Officer’s severance and change in control terms, see the discussion under the caption “Compensation Tables—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—CEO Employment Agreement.”

The Executive Severance Plan sets forth the terms for payment of severance and other benefits to participants in the event of a termination of employment with the Company under certain circumstances. In the event of a termination of employment “without cause” (other than due to death or disability) or for “good reason” (each as defined in the Executive Severance Plan), the participant is entitled to the following payments and benefits:

•

A cash payment, payable in a single lump sum payment, equal to 2.0x (for executive vice presidents) or 1.5x (for senior vice presidents who are also members of the Company’s Executive Committee) the sum of the participant’s annual base salary and his or her average annual bonus for the most recent two fiscal years (or one fiscal year if applicable). A participant who was not eligible for a bonus in the prior fiscal year will remain eligible to receive an actual bonus for the year of termination (prorated for the actual period of service during such year).

•

The vesting of the participant’s outstanding equity and equity-based awards in accordance with the Company’s 2017 Omnibus Incentive Plan (or any successor plan) and applicable award agreements. A participant’s termination of employment for good reason will be treated as a termination by the Company without cause under the 2017 Omnibus Incentive Plan (or any successor plan) and applicable award agreement.

•

A cash amount equal to the difference between the participant’s monthly COBRA premium cost and the monthly contribution paid by similarly situated active Company executives for the same coverage, payable in equal installments over a twelve-month period following the participant’s termination date. These payments will cease earlier than the expiration of such twelve-month period if the participant becomes eligible to receive group health coverage from another employer or ceases to be eligible to receive COBRA coverage.

•	A cash payment of the participant’s accrued pay through the date of termination.

Receipt of all severance payments and benefits under the Executive Severance Plan is contingent upon the NEO complying with various requirements, including non-solicitation and non-competition obligations to the Company (which apply for a period of twelve-months following the NEO’s termination of employment) and the NEO’s timely execution and delivery to the Company of an effective release of claims. Subject to certain exceptions, the Company shall pay or commence providing all severance benefits within 10 days following the effectiveness of the required release of claim. The Executive Severance Plan superseded and terminated any prior severance plans applicable to participants, including any Hilton severance plan.

Stock Ownership Policy

Our minimum stock ownership guidelines require each executive officer to maintain equity investment in the Company based upon a multiple (six times, in the case of the Chief Executive Officer, and three times, in the case of all other executive officers) of his or her base salary. For purposes of this requirement, an executive officer’s holdings include shares held directly or indirectly, individually or jointly; shares underlying unvested time-vesting restricted stock and restricted stock units; and shares held under a deferral or similar plan. Each executive officer is expected to meet this ownership requirement within five years of the later of (a) February 23, 2017 (i.e., the date on which the Company made its first broad-based equity incentive grants following the Spin-off) or (b) the date he or she first becomes subject to this stock ownership policy.

Clawback Policy

We have adopted an incentive compensation clawback policy, which allows the Company to recover annual and/or long-term incentive compensation in specified situations. If the Committee determines that incentive compensation of our current and former officers subject to reporting under Section 16 of the Exchange Act or any other employee designated by the Board or the Committee was overpaid, in whole or in part, as a result of a restatement of the reported financial results of the Company or any of its segments due to material non-compliance with financial reporting requirements (unless due to a change in accounting policy or applicable law) caused or contributed to by such employee’s fraud, willful misconduct or gross negligence, the Committee will review the incentive compensation paid, granted, vested or accrued based on the prior inaccurate results and determine whether to seek recovery of any excess incentive compensation paid or earned as a result of such inaccurate results.

No Pledging Policy

The Company maintains a policy that prohibits independent directors and executive officers from purchasing any Company securities on margin, borrowing against Company securities held in margin accounts or pledging Company securities as collateral for a loan.

No Hedging Policy

The Company maintains a policy that prohibits directors and executive officers from completing any short sales of Company securities or from purchases or sales of puts, calls or other derivative instruments or securities based on the Company’s securities.

Tax Implication on Executive Compensation

Section 162(m) of the Code (“Section 162(m)”) generally limits the deductibility of annual compensation over $1 million for any of the Company’s “covered employees,” which includes the Company’s principal executive officer, principal financial officer and the three other most highly paid executive officers.  The Committee believes it is appropriate to retain the flexibility to authorize payments of compensation that may not qualify for deductibility under Section 162(m) if, in the Committee’s judgment, it is in the Company’s best interest to do so. Accordingly, the Committee has awarded, and may continue to award, compensation as it considers appropriate that does not qualify for deductibility under Section 162(m).

COMPENSATION RISK REVIEW

The Committee reviewed and considered risks arising from the Company’s compensation policies and practices for its employees. This review included consideration of the following specific elements of the Company’s executive compensation policies and procedures:

•	the executive compensation program is structured as a balanced mix among salary, cash bonus and equity
•	the STIP and LTIP are each based upon pre-existing, defined goals set at the beginning of the year or three-year performance period, as applicable
•	the STIP and LTIP contain multiple financial targets, including performance against a pre-approved budget
•	the STIP and LTIP performance goals include both absolute and relative-to-peer performance
•	the STIP annual goals balance financial and non-financial performance goals
•	the STIP and LTIP performance goals include achievement against both single-year and multi-year metrics

•	the STIP and LTIP include maximum payouts at each executive level
•	STIP and LTIP awards are not determined on an “all or nothing” basis, but rather on a graduated basis against stated targets
•	the STIP includes a goal addressing an appropriate leverage ratio
•	the executive compensation program mandates stock ownership by executive officers
•

the executive compensation program includes an appropriate “clawback policy” to recoup overpayments of incentive compensation arising from restatements due to material non-compliance with financial reporting requirements, and

•	the Committee retains discretion to adjust STIP payouts as warranted by circumstances.

Following this review, the Committee concluded that any risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company at this time.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our Committee is or has at any time been one of our executive officers or employees. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this report. Based upon this review and discussion, the Committee recommended to the Board that this Compensation Discussion & Analysis section be included in this Proxy Statement.

Respectfully submitted,
The Compensation Committee of the Board

Stephen I. Sadove (Chairman)
Gordon M. Bethune
Christie B. Kelly
Timothy J. Naughton

COMPENSATION TABLES

2018 SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation earned by each of our NEOs for the fiscal years ended December 31, 2018 and 2017 and, to the extent required under the SEC’s executive compensation disclosure rules, the fiscal year ended December 31, 2016.  The information provided below for fiscal year 2016 includes compensation earned by our NEOs for services provided to Hilton prior to the Spin-off. A substantial portion of the compensation below for fiscal years 2017 and 2016 consists of one-time, Spin-off related awards granted to our NEOs in such fiscal years, including awards agreed to during the hiring process and transition awards granted in recognition of efforts undertaken in connection with the Spin-off and our start up as an independent public company (the “Spin-off Related Awards”). For further information on the Spin-off Related Awards, see footnote 3 below.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(4) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(5) ($)	All Other Compensation(6) ($)	Total ($)
Thomas J. Baltimore, Jr.	2018	1,000,000	—	3,725,913	—	2,236,500	638,752	7,601,165
President and Chief Executive Officer	2017	1,000,000	—	9,019,890(3)	—	1,636,714	290,263	11,946,867(3)
	2016(1)	634,615	783,664(3)	8,499,979(3)	—	1,016,336	35,256	10,969,850(3)
Sean M. Dell’Orto	2018	500,000	—	1,064,555	—	746,000	193,863	2,504,418
Executive Vice President and	2017	500,000	—	2,954,169(3)	—	588,143	114,976	4,157,288(3)
Chief Financial Officer	2016	369,651	—	297,013	74,261	273,629	11,280	1,025,834
Thomas C. Morey	2018	475,000	—	884,896	—	708,700	132,304	2,200,900
Executive Vice President and	2017	450,000	—	2,179,349(3)	—	404,896	83,394	3,117,639(3)
General Counsel	2016(2)	190,385	269,986(3)	—	—	173,282	2,561	636,214(3)
Matthew A. Sparks
Executive Vice President and	2018	500,000	—	1,064,555	—	696,000	119,315	2,379,870
Chief Investment Officer	2017	500,000	—	1,954,178(3)	—	563,143	70,086	3,087,407(3)
Robert D. Tanenbaum
Executive Vice President,	2018	500,000	—	1,064,555	—	721,000	197,203	2,482,758
Asset Management	2017	500,000	—	3,854,161(3)	—	563,143	129,721	5,047,025(3)

(1)	Mr. Baltimore joined the Company on May 16, 2016 and, as a result, his compensation for 2016 shown above represents compensation for a partial year of service.
(2)	Mr. Morey joined the Company on August 1, 2016 and, as a result, his compensation for 2016 shown above represents compensation for a partial year of service.
(3)	Includes Spin-off Related Awards, the amounts of which are reflected below:

•

2016: Sign-on equity awards granted to Mr. Baltimore pursuant to the terms of the CEO Employment Agreement: $6,749,996 of Hilton restricted stock units granted in 2016 (and subsequently converted to Park restricted stock units (“RSUs”)).

•	2017: Sign-on RSAs granted to Messrs. Morey and Tanenbaum pursuant to offer letters: Mr. Morey, $1,300,000; and Mr. Tanenbaum, $1,900,000.

•	2017: Transition LTIP awards granted: Mr. Baltimore, $2,625,000; Mr. Dell’Orto, $750,000; Mr. Morey, $337,500; Mr. Sparks, $750,000; and Mr. Tanenbaum, $750,000.

•	2017: Spin-off related RSA grant: Mr. Dell’Orto, $1,000,000.

•	2016: Spin-off related cash bonuses: Mr. Baltimore, $783,664; Mr. Morey, $139,986.

•	2016: Sign-on cash bonus: Mr. Morey, $130,000.

(4)

The amounts shown in the Stock Awards column reflect the aggregate grant date fair value of awards of RSAs, RSUs and PSUs, as computed in accordance with FASB ASC Topic 718, using the assumptions discussed in Note 11 (“Share-Based Compensation”) of the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. The grant date fair value of the RSAs and RSUs is determined using the fair value of the underlying common stock on the grant date. The grant date fair value of the PSUs is based upon the probable outcome of the applicable performance conditions and is reported at target level. If the maximum level of performance was achieved for PSUs granted in 2018, the grant date fair value of such PSUs would be $3.5 million for Mr. Baltimore, $1 million for Mr. Dell’Orto, $831,250 for Mr. Morey, $1 million for Mr. Tanenbaum and $1 million for Mr. Sparks.  For additional information on the RSAs and PSUs granted to our NEOs in fiscal year 2018, see “Compensation Discussion and Analysis —Long-Term Incentive —2018 Actual LTIP Awards.” If the maximum level of performance was achieved for PSUs granted in 2017, the grant date fair value of such PSUs would be $3.5 million for Mr. Baltimore, $1 million for Mr. Dell’Orto, $450,000 for Mr. Morey, $1 million for Mr. Tanenbaum and $1 million for Mr. Sparks.

(5)

The amounts shown in the Non-Equity Incentive Plan Compensation column reflect the cash award that each NEO earned in fiscal year 2018 that was paid in March 2019.  For additional information on these cash awards, see “Compensation Discussion and Analysis —Short-Term Incentive —2018 Actual STIP Awards.”

(6)

The amounts shown in the All Other Compensation column for the fiscal year ended December 31, 2018 reflect: (i) for Mr. Baltimore, group term life insurance premiums valued at $960, dividend equivalent and dividend payments of $579,511 on RSUs and RSAs granted to him and payments of $58,281 related to accrued dividend equivalents in respect of the shares underlying RSUs that vested during 2018 for each regular cash dividend declared on the Company’s common stock (the “Accrued RSU Dividend Equivalent”) from the period of May 16, 2016 to March 31, 2017 for such vested RSUs; (ii) for Mr. Dell’Orto, group term life insurance premiums valued at $960, our matching contributions under the Company’s 401(k) plan of $16,192, dividend equivalent and dividend payments of $175,337 on RSUs and RSAs granted to him and Accrued RSU Dividend Equivalent payments from the period of February 2016 to March 31, 2017 of $1,374; (iii) for Mr. Morey, group term life insurance premiums valued at $912, our matching contributions under the Company’s 401(k) plan of $16,240, dividend payments of $115,152 on RSAs granted to him; (iv) for Mr. Sparks, group term life insurance premiums valued at $960, our matching contributions under the Company’s 401(k) plan of $9,231, dividend equivalent and dividend payments of $107,922 on RSUs and RSAs granted to him and Accrued RSU Dividend Equivalent payments from the period of February 2016 to March 31, 2017 of $1,202; and (v) for Mr. Tanenbaum, group term life insurance premiums valued at $960, our matching contributions under the Company’s 401(k) plan of $19,308, and dividend payments of $176,935 on RSAs granted to him.

2018 GRANTS OF PLAN BASED AWARDS TABLE

The following table sets forth information regarding grants of plan-based awards to each of our NEOs for the fiscal year ended December 31, 2018.

		Estimated Future Payouts(1) Under Non-Equity Incentive Plan Awards			Estimated Future Payouts (2) Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number or Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Thomas J. Baltimore, Jr.
Annual STIP Award		750,000	1,500,000	2,250,000
RSAs	2/22/18							67,049	1,749,979
PSUs	2/22/18				16,762	67,049	134,098		1,975,934
Sean M. Dell’Orto
Annual STIP Award		375,000	500,000	750,000
RSAs	2/22/18							19,157	499,998
PSUs	2/22/18				4,789	19,157	38,314		564,557
Thomas C. Morey
Annual STIP Award		356,250	475,000	712,500
RSAs	2/22/18							15,924	415,616
PSUs	2/22/18				3,981	15,924	31,848		469,280
Matthew A. Sparks
Annual STIP Award		375,000	500,000	750,000
RSAs	2/22/18							19,157	499,998
PSUs	2/22/18				4,789	19,157	38,314		564,557
Robert D. Tanenbaum
Annual STIP Award		375,000	500,000	750,000
RSAs	2/22/18							19,157	499,998
PSUs	2/22/18				4,789	19,157	38,314		564,557

(1)

Reflects the possible payouts of cash incentive compensation under our short-term incentive plan. The actual amounts that were paid to the NEOs are set forth in the “Non-Equity Incentive Plan Compensation” column of the 2018 Summary Compensation Table. See “Compensation Discussion and Analysis —Short-Term Incentive —2018 Actual STIP Awards” above.

(2)

The amounts reported in the Estimated Future Payouts Under Equity Incentive Plan Awards column represent the possible number of PSUs granted under the LTIP that may vest based upon the level of achievement of the applicable performance measures. As described in further detail under the section entitled “Compensation Discussion and Analysis —Long-Term Incentive,” the PSUs have a three-year performance period and vest based on the PSU TSR metric. For fiscal year 2018, threshold assumes that 25% of the total value of the PSUs awarded vest, target assumes that 100% of the total value of the PSUs awarded vest and maximum assumes that 200% of the total value of the PSUs awarded vest.

(3)	The amounts reported in the All Other Stock Awards: Number of Shares of Stock or Units column represent the number of time vesting RSAs granted to the NEOs pursuant to the LTIP.
(4)

The amounts reported in the Grant Date Fair Value of Stock and Option Awards column show the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, using the assumptions discussed in Note 11 (“Share-Based Compensation”) of the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.  The grant date fair value of the RSAs is determined using the fair value of the underlying common stock on the grant date.  The grant date fair value of the PSUs is based upon the probable outcome of the applicable performance conditions.

NARRATIVE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

The following discussion should be read in conjunction with (i) the “2018 Summary Compensation Table” and the “2018 Grants of Plan-Based Awards Table,” as well as the footnotes to such tables, and (ii) the disclosure under the caption “Compensation Discussion and Analysis” above.

CEO Employment Agreement

On April 26, 2016, the Company entered into the CEO Employment Agreement with Mr. Baltimore specifying the terms of his employment as Hilton’s Executive Adviser—Real Estate prior to the Spin-off and as our President and Chief Executive Officer and a director on our Board following the Spin-off, subject to his re-election at our annual stockholders meetings. The CEO Employment Agreement provides for an initial four-year employment term, which term will be automatically extended by one year at the end of the then-current term unless either party provides advance notice of non-renewal. Under the terms of the CEO Employment Agreement, Mr. Baltimore is entitled to receive an initial annual base salary of $1,000,000, which is subject to increase but not decrease. During the employment term, he is also eligible to receive an annual cash bonus of 150% of his annual base salary (the “target annual bonus”) if target performance objectives are achieved, 75% of his annual base salary if threshold performance objectives are achieved and 225% of his annual base salary if maximum performance objectives are achieved. In January 2019, the Committee determined to provide Mr. Baltimore a higher bonus range high end (300% of base salary), beginning in 2019, than required by the CEO Employment Agreement.

During the employment term, Mr. Baltimore was eligible to participate in the Hilton LTIP prior to the Spin-off and is eligible to participate in the Company’s LTIP following the Spin-off. Mr. Baltimore is entitled to receive an annual grant of long-term equity-based incentive awards with a target value of $3,500,000 (based on the grant date fair market value of the common stock awarded). In January 2019, the Committee determined to provide Mr. Baltimore with a grant under the LTIP with an Aggregate Target Value ($4,000,000) in excess of the level required by the CEO Employment Agreement.

With respect to the first grant made under the CEO Employment Agreement, 50% of the award was granted under the Hilton LTIP on May 16, 2016, and was in the form of Hilton restricted stock units that vest in three substantially equal annual installments beginning on the first anniversary of such grant date, generally subject to his continued employment through each applicable vesting date. The remaining 50% of such award was granted under the Park LTIP on February 3, 2017, and was in the form of Park PSUs that are eligible to vest in amounts ranging from 0% to 200% of the target number of units based on Park’s relative TSR compared to the TSRs of the companies that comprise the FTSE NAREIT Lodging/Resorts Index (that have a market capitalization in excess of $1 billion as of January 4, 2017) over a three-year performance period beginning on January 4, 2017 and ending on January 3, 2020, generally subject to his continued employment through the applicable vesting date. In addition to the foregoing, on May 16, 2016, Mr. Baltimore was granted a one-time sign-on equity-based incentive award valued at $6,750,000 in the form of Hilton restricted stock units that were originally scheduled to vest, as to 40% of the award, on December 15, 2016 and, as to the remaining 60% of the award, in three substantially equal annual installments beginning on the first anniversary of the grant date, generally subject to his continued employment through each applicable vesting date. In connection with the Spin-off, Hilton’s compensation committee determined to accelerate the vesting date for the 40% of the sign-on equity-based award originally scheduled to vest on December 15, 2016 to December 5, 2016. Mr. Baltimore is also entitled to participate in all employee benefit plans, programs and arrangements made available to our other executive officers generally.

If Mr. Baltimore’s employment is terminated without “cause” (other than due to death or “disability”), by him for “good reason” (as each such term is defined in the CEO Employment Agreement), or due to our non-renewal of the employment term, he will be entitled to receive (1) all accrued but unpaid amounts (including, accrued but unpaid salary through the date of termination, any accrued but unpaid annual cash bonus and any unpaid or unreimbursed expenses) (collectively, the “Accrued Rights”), (2) a lump sum cash severance payment in an amount equal to 2.99 times the sum of his annual base salary and target annual bonus then in effect, (3) subject to his election of COBRA continuation coverage, payment for a period of 12 months following the termination date (subject to earlier termination in certain cases) of an amount equal to the difference between the monthly COBRA premium cost and the monthly contribution paid by active employees for the same coverage and (4) accelerated vesting of any then-held unvested time-based restricted stock and unvested stock options and a prorated portion of the target number of any then-held unvested PSUs and performance shares, provided that such target number will not be prorated if the termination occurs within 12 months following a “change in control” (as defined in the CEO Employment Agreement). Mr. Baltimore is entitled to the foregoing, in each case, subject to his execution and non-revocation of a release of claims and continued compliance with non-compete and non-solicitation covenants for 18 months following his termination and non-disparagement and confidentiality covenants at all times following his termination. If Mr. Baltimore’s employment terminates due to death or disability, he will be entitled to receive (1) any Accrued Rights, (2) a prorated portion of the annual cash bonus that he would have otherwise been entitled to receive had his employment not terminated and (3) accelerated vesting of any then-held unvested time-based restricted stock and unvested stock options and a prorated portion of the target number of any then-held unvested PSUs and performance shares. The CEO Employment Agreement also provides that payments and benefits to be delivered in connection with this Agreement will be either delivered in full or to such lesser extent as would result in no portion of such payments and benefits being subject to the excise taxes imposed by the golden parachute rules of Section 4999 of the Code, whichever of the foregoing amounts, after taking into account all applicable taxes, results in the greatest amount of such payments and benefits to Mr. Baltimore on an after-tax basis.

Equity Awards

The equity awards granted to our NEOs during 2018 that appear in the tables above were granted pursuant to the LTIP, which is described further in the Compensation Discussion and Analysis section under the caption “Compensation Discussion and Analysis—–Long-Term Incentive.”

2018 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding outstanding equity awards for each of our NEOs as of December 31, 2018.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2) ($)
Thomas J. Baltimore, Jr.	2/22/18	--	--	--	--	67,049(3)	1,741,933	--	--
	2/22/18	--	--	--	--	--	--	134,098(9)	3,483,866
	2/23/17	--	--	--	--	44,495(4)	1,155,980	--	--
	2/23/17	--	--	--	--	16,686(5)	433,502	--	--
	2/23/17	--	--	--	--	--	--	133,484(10)	3,467,914
	2/23/17	--	--	--	--	--	--	133,484(11)	3,467,914
	2/3/17	--	--	--	--	--	--	129,772(12)	3,371,477
	5/16/16	--	--	--	--	27,805(6)	722,374	--	--
	5/16/16	--	--	--	--	64,346(6)	1,671,709	--	--
Sean M. Dell’Orto	2/22/18	--	--	--	--	19,157(3)	497,699	--	--
	2/22/18	--	--	--	--	--	--	38,314(9)	995,398
	3/3/17	--	--	--	--	24,682(7)	641,238	--	--
	2/23/17	--	--	--	--	12,713(4)	330,284	--	--
	2/23/17	--	--	--	--	4,767(5)	123,847	--	--
	2/23/17	--	--	--	--	--	--	38,138(10)	990,825
	2/23/17	--	--	--	--	--	--	38,138(11)	990,825
	2/18/16	9,384	4,695	18.91	2/18/26	--	--	--	--
	2/10/15	8,911	--	26.49	2/10/25	--	--	--	--
	2/19/14	9,576	--	20.77	2/19/24	--	--	--	--
Thomas C. Morey	2/22/18	--	--	--	--	15,924(3)	413,706	--	--
	2/22/18	--	--	--	--	--	--	31,848(9)	827,411
	2/23/17	--	--	--	--	5,721(4)	148,632	--	--
	2/23/17	--	--	--	--	2,145(5)	55,727	--	--
	2/23/17	--	--	--	--	--	--	17,162(10)	445,869
	2/23/17	--	--	--	--	--	--	17,162(11)	445,869
	2/3/17	--	--	--	--	16,067(8)	417,421	--	--
Matthew A. Sparks	2/22/18	--	--	--	--	19,157(3)	497,699	--	--
	2/22/18	--	--	--	--	--	--	38,314(9)	995,398
	2/23/17	--	--	--	--	12,713(4)	330,284	--	--
	2/23/17	--	--	--	--	4,767(5)	123,847	--	--
	2/23/17	--	--	--	--	--	--	38,138(10)	990,825
	2/23/17	--	--	--	--	--	--	38,138(11)	990,825
	2/18/16	8,198	4,104	18.91	2/18/26	--	--	--	--
	2/10/15	7,786	--	26.49	2/10/25	--	--	--	--
	2/19/14	2,721	--	20.77	2/19/24	--	--	--	--
Robert D. Tanenbaum	2/22/18	--	--	--	--	19,157(3)	497,699	--	--
	2/22/18	--	--	--	--	--	--	38,314(9)	995,398
	2/23/17	--	--	--	--	12,713(4)	330,284	--	--
	2/23/17	--	--	--	--	4,767(5)	123,847	--	--
	2/23/17	--	--	--	--	--	--	38,138(10)	990,825
	2/23/17	--	--	--	--	--	--	38,138(11)	990,825
	2/3/17	--	--	--	--	23,484(8)	610,114	--	--

(1)	Stock options vest in three equal annual installments beginning on the first anniversary of the grant date.

(2)	Amounts reported are based on the closing price of Park’s common stock on the NYSE as of December 31, 2018 ($25.98), multiplied by the number of such unvested shares reported in the table.
(3)	Represents 2018 LTIP awards granted as RSAs that vest ratably on each of the first three anniversaries of the grant date.
(4)	Represents 2017 LTIP award granted as RSAs that vest ratably on each of the first three anniversaries of the grant date.
(5)	Represents the transition awards granted as RSAs that vest ratably on each of the first two anniversaries of the grant date.
(6)

Represents RSUs granted to the respective NEOs. Pursuant to the CEO Employment Agreement, Mr. Baltimore was granted (i) a one-time sign-on equity award of 310,202 Hilton restricted stock units on May 16, 2016 (“Mr. Baltimore’s Sign-On Grant”) and (ii) an award of 80,422 Hilton restricted stock units on May 16, 2016 (“Mr. Baltimore’s 2016 RSU Grant”), which represents 50% of his annual long-term equity-based incentive award for 2016.  40% of Mr. Baltimore’s Sign-On Grant vested on December 5, 2016 and the remainder of the Hilton restricted stock units were subsequently converted to Park RSUs, with the remaining 60% of Mr. Baltimore’s Sign-On Grant vesting in three substantially equal annual installments on the first three anniversaries of his hire date. Mr. Baltimore’s 2016 RSU grant vests in three substantially equal annual installments beginning on the first anniversary of the grant date.

(7)	Represents a one-time grant of RSAs to Mr. Dell’Orto on March 3, 2017, which vests ratably on each of the first three anniversaries of the grant date.
(8)

Represents one-time sign-on RSA awards granted to each of Mr. Morey (48,201 RSAs) and Mr. Tanenbaum (70,448 RSAs), which vest ratably on each of the first three anniversaries of such NEO’s start date (August 1, 2016 for Mr. Morey and September 26, 2016 for Mr. Tanenbaum).

(9)

Represents the PSU portion of the 2018 LTIP award that the respective NEO would vest in based on achieving the maximum level of performance.  The PSUs have a three-year performance period commencing on January 1, 2018, and vest based on the PSU TSR metric. At December 31, 2018, our PSU TSR metric performance achieved at greater than target level.

(10)

Represents the PSU portion of the 2017 LTIP award that the respective NEO would vest in based on achieving the maximum level of performance.  The PSUs have a three-year performance period commencing on January 4, 2017, and vest based on the PSU TSR metric. At December 31, 2018, our PSU TSR metric performance achieved at greater than target level.

(11)

Represents the PSU portion of the Transition Award that the respective NEO would vest in based on achieving the maximum level of performance.  The PSUs have a two-year performance period commencing on January 4, 2017, and vest based on the PSU TSR metric. At December 31, 2018, our PSU TSR metric performance achieved at greater than target level.

(12)

Represents the PSUs granted to Mr. Baltimore in relation to the second tranche of his fiscal year 2016 long-term incentive award that he would vest in based on achieving the maximum level of performance.  The PSUs have a three-year performance period commencing on January 4, 2017, and vest based on the PSU TSR metric. At December 31, 2018, our PSU TSR metric performance achieved at greater than target level.

2018 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding the number of stock options that were exercised by our NEOs and the number of RSUs and RSAs that vested during the fiscal year ended December 31, 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (1) (#)	Value Realized on Vesting (2) ($)

Thomas J. Baltimore, Jr.	--	--	131,078	3,833,429

Sean M. Dell’Orto	--	--	37,207	962,759

Thomas C. Morey	--	--	21,072	646,595

Matthew A. Sparks	--	--	23,134	609,447

Robert D. Tanenbaum	--	--	34,605	1,057,183

(1)

Represents for Mr. Baltimore, the 92,146 RSUs that vested on May 16, 2018 and 38,932 RSAs that vested on February 23, 2018; for Mr. Dell’Orto, the 1,963 RSUs that vested in February 15, 2018 , 11,780 RSUs that vested December 31, 2018, 11,123 RSAs that vested on February 23, 2018 and 12,341 RSAs that vested on March 3, 2018; for Mr. Morey, the 16,067 RSAs that vested on August 1, 2018 and 5,005 RSAs that vested on February 23, 2018; for Mr. Sparks, the 1,717 RSUs that vested in February 15, 2018, 10,294 RSUs that vested on December 31, 2018 and 11,123 RSAs that vested on February 23, 2018; and for Mr. Tanenbaum, the 23,482 RSAs that vested on September 26, 2018 and 11,123 RSAs that vested on February 23, 2018.

(2)	Amounts reported are based on the closing price of Park’s common stock on the NYSE on the applicable vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table, footnotes and narrative set forth our payment obligations pursuant to the compensation arrangements for each of our NEOs under certain existing plans, agreements and awards, assuming (1) a termination of employment and/or (2) a change in control (“CIC”) occurred, in each case, on December 31, 2018. The amounts shown in the table do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the NEOs.

In providing the estimated potential payments below, we have assumed that there are no (1) accrued but unpaid salary and annual bonuses amounts outstanding or (2) unpaid reimbursements for expenses incurred prior to the date of termination.

Because the disclosures in the table assume the occurrence of a termination or CIC as of a particular date and under a particular set of circumstances and therefore make a number of important assumptions, the actual amount to be paid to each of our NEOs upon a termination or CIC may vary significantly from the amounts included herein. Factors that could affect these amounts include the timing during the year of any such event, the continued availability of benefit policies at similar prices and the type of termination event that occurs.

Name	Benefit	Termination by Company without Cause or by NEO for Good Reason ($)	Termination by Company for Cause or by Executive without Good Reason ($)	Termination within 12 Months Following CIC ($)	Termination due to Death or Disability ($)

Thomas J. Baltimore, Jr. (1)

	Cash Severance	7,475,000(2)	--	7,475,000(2)	1,500,000(3)

	Equity Awards(4)	10,304,395	--	12,621,084	10,304,395

	Continuation of Benefits	26,006(5)	--	26,006(5)	--

	Total Value of Benefits	17,805,401	--	20,122,090	11,804,395

Sean M. Dell’Orto(6)

	Cash Severance(7)	2,334,143	--	2,334,143	500,000

	Equity Awards(8)	2,083,830	--	3,114,785	1,676,948

	Continuation of Benefits(9)	20,789	--	20,789	--

	Total Value of Benefits	4,438,762	--	5,469,717	2,176,948

Thomas C. Morey(6)

	Cash Severance(7)	2,063,596	--	2,063,596	475,000

	Equity Awards(8)	1,129,922	--	1,895,059	1,154,707

	Continuation of Benefits(9)	24,537	--	24,537	--

	Total Value of Benefits	3,218,055	--	3,983,192	1,629,707

Name	Benefit	Termination by Company without Cause or by NEO for Good Reason ($)	Termination by Company for Cause or by Executive without Good Reason ($)	Termination within 12 Months Following CIC ($)	Termination due to Death or Disability ($)

Matthew A. Sparks(6)

	Cash Severance(7)	2,259,143	--	2,259,143	500,000

	Equity Awards(8)	1,442,591	--	2,469,369	1,406,579

	Continuation of Benefits(9)	26,006	--	26,006	--

	Total Value of Benefits	3,727,740	--	4,754,518	1,906,579

Robert D. Tanenbaum(6)

	Cash Severance(7)	2,284,143	--	2,284,143	500,000

	Equity Awards(8)	2,052,706	--	3,050,468	1,987,678

	Continuation of Benefits(9)	24,233	--	24,233	--

	Total Value of Benefits	4,361,082	--	5,358,844	2,487,678

(1)

In relation to Mr. Baltimore, the above table summarizes the severance benefits that would have been owed to him pursuant to the terms of the CEO Employment Agreement if his employment had terminated under certain circumstances. For a further description of such benefits, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—CEO Employment Agreement.”

(2)

Under the terms of the CEO Employment Agreement, Mr. Baltimore would have been entitled to receive a cash severance amount equal to 2.99 times the sum of his base salary and target annual cash incentive opportunity, paid in a lump sum.

(3)

Under the terms of the CEO Employment Agreement, Mr. Baltimore would have been entitled to receive a prorated portion of the annual cash bonus that he would have otherwise been entitled to receive had his employment not terminated.  Assuming his termination occurred on December 31, 2018, he would have been entitled to receive the full amount of the annual cash bonus that he would have otherwise been entitled to receive had his employment not terminated.

(4)

Under the terms of the CEO Employment Agreement, Mr. Baltimore is entitled to accelerated vesting of any then-held unvested time-based restricted stock and unvested stock options and a prorated portion of the target number of any then-held unvested PSUs and performance shares, provided that such target number will not be prorated if the termination occurs within 12 months following a change in control.  Amounts represent the value of the acceleration of any unvested RSUs, RSAs and PSUs, assuming the acceleration occurred on December 31, 2018 and based on the closing price of Park’s common stock on the NYSE as of December 31, 2018 ($25.98).

(5)

Under the terms of the CEO Employment Agreement, Mr. Baltimore would have been entitled to receive, subject to his election of COBRA continuation coverage, payment for a period of twelve months following his termination date (subject to earlier termination in certain cases) of an amount equal to the difference between the monthly COBRA premium cost and the monthly contribution paid by active employees for the same coverage.

(6)

In relation to Messrs. Dell’Orto, Morey, Tanenbaum and Sparks, the above table summarizes the severance benefits that would have been owed to him pursuant to the terms of our Executive Severance Plan if his employment had terminated under certain circumstances.  For a further description of such benefits, see “Compensation Discussion and Analysis— Other Compensation Program Elements—Severance Benefits” above.

(7)

Under our Executive Severance Plan, whether or not in connection with a change in control, Messrs. Dell’Orto, Morey, Sparks and Tanenbaum would each have been entitled to receive a cash severance amount equal to 2.0x the sum of his annual base salary and average annual bonus for the most recent two fiscal years and

(8)

Under our Executive Severance Plan, a participant’s outstanding equity and equity-based awards will vest in accordance with the Company’s 2017 Omnibus Incentive Plan (or any successor plan) and applicable award agreements.  Amounts represent the value of the acceleration of any unvested RSUs, RSAs, PSUs and stock options, assuming the acceleration occurred on December 31, 2018 and based on the closing price of Park’s common stock on the NYSE as of December 31, 2018 ($25.98). Pursuant to the terms of the applicable award agreements:

•

RSAs: If the NEO’s employment terminates (i) without cause or due to retirement, in each case after the first anniversary of the grant date, all of the remaining unvested shares will become vested, (ii) without cause within twelve months following a change in control, all of the remaining unvested shares will become vested, or (iii) due to death or disability, a prorated amount of the shares will vest based on the actual days worked during the vesting period.

•

PSUs: If the NEO’s employment terminates (i) without cause, due to retirement or due to death or disability, a prorated amount of the PSUs will vest based on the actual days worked during the performance period (and calculated based on actual performance through the end of the performance period) and (ii) without cause within 12 months following a change in control, the PSUs will vest based on actual performance through the end of the performance period and will not be prorated based on actual days worked during the performance period, provided that if the PSUs are not substituted or assumed following a change in control, then the PSUs will vest on the day immediately prior to the consummation of such change in control based on actual performance through such day.  For purposes of the above table, we have assumed that the target level of performance will be achieved for all outstanding PSUs.

•

Stock options: If the NEO’s employment terminates without cause within 12 months following a change in control or due to the executive’s death or disability, all unvested options will immediately vest and become exercisable. In the table above, amounts reported reflect the “spread,” or difference between the exercise price and closing price as of December 31, 2018.

(9)

Under our Executive Severance Plan, whether or not in connection with a change in control, Messrs. Dell’Orto, Morey, Tanenbaum and Sparks would each have been entitled to receive a cash amount equal to the difference between the NEO’s monthly COBRA premium cost and the monthly contribution paid by similarly situated active Company executives for the same coverage, payable in equal installments over a twelve-month period following his termination date.

EQUITY COMPENSATION PLAN INFORMATION

The table below presents information regarding compensation plans under which our common stock may be issued to employees and non-employees as compensation under the 2017 Omnibus Incentive Plan or the Non-Employee Director Stock Plan as of December 31, 2018.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a) (1)	Weighted-average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,327,150	$22.07	6,059,579
Equity compensation plans not approved by security holders	--	--	--
Total	1,327,150	$22.07	6,059,579

(1)

In addition to shares issuable upon exercise of stock options, amount also includes 1,247,408 shares that may be issued upon settlement of RSUs, RSAs and PSUs. The number of shares to be issued in respect of PSUs outstanding as of December 31, 2018 has been calculated based on the assumption that target levels of performance applicable to the PSUs would have been achieved. At December 31, 2018, our PSU TSR metric performance achieved a greater than target level.

(2)	The weighted-average exercise price of outstanding options relates solely to stock options, which are the only currently outstanding exercisable security.

PAY RATIO

The chart below sets forth the SEC’s required pay ratio and our supplemental pay ratio that factors in only our full-time corporate employees, which we believe facilitates comparison to our lodging REIT-based peer group.  Both pay ratios are further explained below.

	2018 Median Employee Total Annual Compensation ($)	Pay Ratio
Required Pay Ratio (All Employees)	25,280	301:1
Supplemental Pay Ratio (Corporate Employees Only)	172,119	44:1

As of December 31, 2018, the date used to determine our median employee, Park had 1,198 worldwide employees (including full-time, part-time, temporary and seasonal employees).  Of this amount –

•	1,114 employees are facility employees at our hotels or laundries, and

•	84 employees are corporate employees at our corporate office.

Required Pay Ratio

The Required Pay Ratio compares the annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee, as required by Regulation S-K under the Exchange Act.

As permitted by Regulation S-K, this ratio is based on a reasonable estimate.  In identifying our median employee, we calculated annual total direct compensation of each employee as of December 31, 2018.  Total direct compensation for these purposes included base salary, cash incentives, stock grants, commissions and comparable cash elements of compensation in non-U.S. jurisdictions and was calculated using internal human resources records.  We did not apply any cost-of-living adjustments as part of the calculation. The same method was used to calculate our Required Pay Ratio in our 2018 proxy statement.  The 2018 annual total compensation as determined under Regulation S-K for our median employee was $25,280. The 2018 annual total compensation as determined under Regulation S-K for our Chief Executive Officer was $7,601,165.

Supplemental Pay Ratio

We present a Supplemental Pay Ratio to assist stockholders in comparing Park to our 10-company lodging REIT-based peer group.  We identified the median employee for purposes of our Supplemental Pay Ratio in the same way we identified the median employee for purposes of computing the Required Pay Ratio, except that the Supplemental Pay Ratio was based on only the 84 employees (excluding our Chief Executive Officer) that are corporate employees at our corporate office. This is the same method used to calculate our Supplemental Pay Ratio presented in our 2018 proxy statement.  As background, we note the following:

•

At eight of our hotels and at our three laundry facilities, Park is the employer company for the facility employees. At many other lodging REITs, we believe facility employees are employed by hotel management companies rather than the REIT itself.

•

For example, all of the companies in our lodging REIT-based peer group except one (Ryman Hospitality Properties) had significantly fewer total employees (as reported in their most recent Annual Reports on Forms 10-K): Apple Hospitality REIT, Inc (62 employees), Chesapeake Lodging Trust (13), DiamondRock Hospitality Company (31), Host Hotels & Resorts, Inc. (184), LaSalle Hotel Properties (36) (based on 2017 Form 10-K), Pebblebrook Hotel Trust (50), RLJ Lodging Trust (84), Sunstone Hotel Investors, Inc. (48) and Xenia Hotels & Resorts, Inc. (51). Based on its 2018 Annual Report on Form 10-K, Ryman Hospitality Properties had 1,113 employees, which it said primarily includes full- and part-time employees employed by its Entertainment segment, which owns concert venues, a radio station, a golf course and other properties.

With this background in identifying the median employee for our Supplemental Pay Ratio, we included only our 84 full-time corporate employees (excluding our Chief Executive Officer). The annual total compensation as determined under Regulation S-K for our median full-time corporate employee (excluding our Chief Executive officer) was $172,119. The 2018 annual total compensation as determined under Regulation S-K for our Chief Executive Officer was $7,601,165.

PROPOSAL 4: RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm to audit the books, records and accounts of the Company for the fiscal year ending December 31, 2019. The Board recommends that the stockholders ratify this appointment.

In the event stockholders do not ratify this appointment, the Audit Committee will reconsider its selection, but still may determine that the appointment of Ernst & Young LLP is in the best interests of the Company and its stockholders. Even if the appointment of Ernst & Young LLP is ratified by stockholders, the Audit Committee, in its discretion, may appoint a different independent public accounting firm to act as the Company’s auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

VOTE REQUIRED

Under our by-laws, ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2019 requires the affirmative vote of a majority of the votes cast. This means that the number of votes cast “FOR” the proposal must exceed the number of votes cast “AGAINST” the proposal. Abstentions will not be treated as votes cast “FOR” or “AGAINST” and therefore will have no impact on the ratification of Ernst & Young as the Company’s independent registered public accounting firm.

BOARD RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING

DECEMBER 31, 2019.

AUDIT AND NON-AUDIT FEES

In connection with the audit of the 2018 financial statements, we entered into an agreement with Ernst & Young LLP, which sets forth the terms by which Ernst & Young LLP, the Company’s independent registered public accounting firm, will perform audit services for the Company. The following table sets forth the fees billed to the Company by Ernst & Young LLP in 2018 and 2017. The audit fees are for services that are normally provided by Ernst & Young LLP in connection with statutory or regulatory filings or engagements:

	2018	2017
Audit fees (1)	$1,876,761	$1,856,903
Audit-related fees	$14,390	$—
Tax fees	$151,600	$518,692
All other fees	$—	$—
(1)

Audit fees include fees for professional services rendered by Ernst & Young LLP for the audit of our annual consolidated financial statements and reports on internal control over financial reporting, the review procedures on the consolidated financial statements included in our Forms 10-Q, as well as the statutory audits of our international subsidiaries and other services related to SEC filings, including assistance with registration statements filed with the SEC, comfort letters and consents. The Audit fees set forth in the table above do not include $205,032 received by Ernst & Young for services, including the issuance of comfort letters, provided in connection with the secondary offering of our common stock by HNA, as such fees were paid directly by HNA.

AUDIT COMMITTEE POLICIES AND PROCEDURES

Consistent with SEC policies regarding auditor independence and the Audit Committee’s Charter, the Audit Committee has responsibility for engaging and preapproving all audit services to be provided to the Company by setting compensation for and reviewing the performance of the independent registered public accounting firm. The Audit Committee Charter requires it to preapprove all audit services to be provided to the Company. In exercising this responsibility, the Audit Committee approves all audit, audit-related and tax services provided by any independent registered public accounting firm prior to each engagement. Such pre-approvals are provided by the Audit Committee and relate to a particular category and are subject to a specified budget. Our Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve additional services in-between Audit Committee meetings, with any such pre-approvals then communicated to the full Audit Committee during its next scheduled meeting.

All audit, audit-related, tax and other fees incurred in fiscal year 2018 and after the Spin-off in fiscal year 2017 were approved by the Audit Committee or the Chair of the Audit Committee pursuant to the policy described above.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board with its oversight responsibilities regarding the Company’s financial reporting process. The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements and the reporting process, including the Company’s accounting policies, internal audit function, internal control over financial reporting and disclosure controls and procedures. Ernst & Young LLP, the Company’s independent registered public accounting firm, is responsible for performing an audit of the Company’s financial statements.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements and internal control over financial reporting of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16 “Communications with Audit Committee.” In addition, the Audit Committee received the written disclosures and the letters from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC.

Submitted by the Audit Committee

Christie B. Kelly (Chair)
Patricia M. Bedient
Geoffrey M. Garrett
Senator Joseph I. Lieberman
Stephen I. Sadove

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes set forth information regarding the beneficial ownership of the Company by (i) each person known to us to beneficially own more than 5% of any class of the outstanding voting securities of the Company, (ii) each of our directors, (iii) each of our named executive officers listed in the table entitled “2018 Summary Compensation Table” above and (iv) all of our directors and executive officers as a group. The percentage of beneficial ownership shown in the following table is based on 201,538,693 shares of common stock outstanding as of the close of business on March 8, 2019.

Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise indicated, the address for all persons named below is c/o Park Hotels & Resorts Inc., 1775 Tysons Blvd, 7th Floor, Tysons, VA 22102.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	% of All Shares of Common Stock
Beneficial holders of 5% or more of our common stock
The Vanguard Group, Inc.(1)	31,048,969	15.4%
Cohen & Steers, Inc.(2)	23,887,611	11.9%
BlackRock, Inc.(3)	20,971,804	10.4%
Southeastern Asset Management, Inc.(4)	13,886,669	6.9%

Directors and Named Executive Officers
Thomas J. Baltimore, Jr.	372,609	*
Patricia M. Bedient	17,551	*
Gordon M. Bethune	11,039	*
Geoffrey M. Garrett	8,929	*
Christie B. Kelly	18,796	*
Sen. Joseph I. Lieberman	11,039	*
Timothy J. Naughton	18,439	*
Stephen I. Sadove	30,469	*
Sean M. Dell’Orto	168,352	*
Thomas C. Morey	84,564	*
Matthew A. Sparks	97,038	*
Robert D. Tanenbaum	130,237	*
Directors and executive officers as a group (14 people)	1,059,786	*

*	Represents less than 1%.
(1)

Based solely on information provided in a Schedule 13G/A filed with the SEC on February 11, 2019 by The Vanguard Group, Inc. The Vanguard Group, Inc. is the beneficial owner of 31,048,969 shares, of which it has sole voting power with respect to 276,361 shares, sole dispositive power with respect to 30,741,464 shares, shared voting power with respect to 230,900 and shared dispositive power over 307,505 shares of common stock. The address of The Vanguard Group as reported by it in the Schedule 13G is 100 Vanguard Blvd., Malvern, PA 19355.

(2)

Based solely on information provided in a Schedule 13G/A filed with the SEC on February 14, 2019 by Cohen & Steers, Inc. Cohen & Steers, Inc. is the beneficial owner of 23,887,611 shares, of which it has sole voting power with respect to 16,949,575 shares and sole dispositive power with respect to 23,887,611 shares of common stock. The address of Cohen & Steers, Inc. as reported by it in the Schedule 13G is 280 Park Avenue, 10th Floor, New York, NY 10017.

(3)

Based solely on information provided in a Schedule 13G/A filed with the SEC on March 8, 2019 by BlackRock, Inc. BlackRock, Inc. is the beneficial owner of 20,971,804 shares, of which it has sole voting power with respect to 18,184,188 shares and sole dispositive power with respect to 20,971,804 shares of common stock. The address of BlackRock, Inc. as reported by it in the Schedule 13G is 55 East 52nd Street, New York, NY 10055.

(4)

Based solely on information provided in a Schedule 13G/A filed with the SEC on February 14, 2019 by Southeastern Asset Management, Inc. Southeastern Asset Management, Inc. is the beneficial owner of 13,886,669 shares, of which it has sole voting power with respect to 3,086,736 shares and sole dispositive power with respect to 5,004,198 shares of common stock, shared voting power with respect to 9,973,758 and shared dispositive power over 8,882,471 shares of common stock. The address of the Southeastern Asset Management, Inc. as reported by it in the Schedule 13G is 6410 Poplar Ave., Suite 900., Memphis, TN 38119.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers and directors, a company’s chief accounting officer and persons who beneficially own more than 10% of a company’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Executive officers, directors and beneficial owners with more than 10% of our common stock are required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such reports and written representations from our executive officers and directors (including former directors), we believe that our executive officers, directors and beneficial owners of more than 10% of our common stock have timely filed all required Section 16(a) reports during 2018.

RELATED PARTY TRANSACTIONS

RELATED PARTY TRANSACTIONS POLICY

We recognize that related-party transactions present a heightened risk of conflicts of interest and have adopted a written Related Person Transaction Policy to which all related-party transactions shall be subject. Pursuant to the policy, a “related person” (as defined as in Item 404(a) of Regulation S-K of the Exchange Act, which includes security holders who beneficially own more than 5% of our common stock) must promptly disclose to our General Counsel any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The General Counsel will then promptly communicate that information to our Board. No related person transaction will be executed without the approval or ratification of our Board or a duly authorized committee of our Board (currently the Nominating and Corporate Governance Committee). If we become aware of an existing related person transaction that has not been approved under this policy, the transaction will be referred to our Board or a duly authorized committee of our Board (currently the Nominating and Corporate Governance Committee), which will evaluate all options available, including ratification, revision or termination of such transaction. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

Certain types of transactions, which may have otherwise required individual review, were pre-approved or ratified (as applicable) pursuant to the terms of our Related Person Transaction Policy. These types of transactions included transactions with and payments to or from Hilton or HGV pursuant to agreements that were in effect at the time of the Spin-off, including without limitation, hotel management and franchise agreements with Hilton and the Distribution Agreement, the Employee Matters Agreement, the Transition Services Agreement and the Tax Matters Agreement (each as discussed further below). Additionally, the Related Person Transaction Policy pre-approved certain transactions with or related to HNA, including, without limitation: (1) transactions in which HNA may have had a direct or indirect material interest entered into or in effect at the effective time of the Spin-off; and (2) the purchase or sale of products or services involving HNA’s portfolio company, provided that (a) the appropriate officers reasonably believed the transaction to be on market terms, (b) the subject products or services were of a type generally made available to other customers by the portfolio company and (c) either the aggregate value involved in such purchase or sale was expected to be less than $10 million over five years or the transaction involved a new or assumed hotel management or franchise agreement with Hilton or its affiliates to commence or be assumed following the Spin-off. Furthermore, a transaction between (i) HNA or a HNA portfolio company and (ii) a Hilton-branded or HGV-branded property (or owner thereof) in which the Company does not have an ownership interest was not considered a “related person transaction” that was subject to our Related Person Transaction Policy. On March 9, 2018, following the closing of both the secondary public offering by HNA of all of its shares of the Company’s common stock and the repurchase by the Company of the Company’s common stock from HNA, each of HNA, Hilton and HGV were no longer deemed to be related parties of the Company.

INTERNAL REORGANIZATION AND SPIN-OFF RELATED AGREEMENTS

Introduction

As part of the Spin-off, Hilton underwent an internal reorganization, pursuant to which, among other things and subject to limited exceptions: (i) all of the assets and liabilities (including whether accrued, contingent or otherwise, and subject to certain exceptions) associated with the owned real estate business of Hilton were retained by or transferred to Park or our subsidiaries; (ii) all of the assets and liabilities (including whether accrued, contingent or otherwise, and subject to certain exceptions) associated with the Hilton’s timeshare business were retained by or transferred to HGV or its subsidiaries; (iii) all other assets and liabilities (including whether accrued, contingent or otherwise, and subject to certain exceptions) of Hilton were retained by or transferred to Hilton or its subsidiaries (other than Park, HGV and our respective subsidiaries); and (iv) Park distributed all of the stock of HGV and Hilton Domestic Operating Company Inc. to Hilton Worldwide Finance LLC, a subsidiary of Hilton.

Following the Spin-off, we and Hilton operate independently, and neither have any ownership interest in the other. To govern certain ongoing relationships between us and Hilton after the Spin-off and to provide mechanisms for an orderly transition, we, Hilton and HGV entered into agreements pursuant to which certain services and rights are provided for following the Spin-off, and we, Hilton and HGV will indemnify each other against certain liabilities arising from our respective businesses.

Distribution Agreement

Our Distribution Agreement with Hilton and HGV governs certain transfers of assets and assumptions of liabilities by each of Park, Hilton and HGV and the settlement or extinguishment of certain liabilities and other obligations among the three companies. In particular, substantially all of the assets and liabilities associated with the separated real estate business were retained by or transferred to Park or its subsidiaries. Substantially all of the assets and liabilities associated with the timeshare business were retained by or transferred to HGV or its subsidiaries. All other assets and liabilities were retained by or transferred to Hilton or its subsidiaries. Hilton, Park and HGV also agreed that losses related to certain contingent liabilities that generally are not specifically attributable to any of the three companies (the “Shared Contingent Liabilities”) will be apportioned as follows: 65%, 26%, and 9% for each of Hilton, Park and HGV, respectively.  Examples of Shared Contingent Liabilities may include uninsured losses arising from actions (including derivative actions) against current or former directors or officers of Hilton or its subsidiaries in respect of acts or omissions occurring prior to the distribution date, or against current or former directors or officers of any of Hilton, HGV or us, or any of their or our respective subsidiaries, arising out of, in connection with or otherwise relating to, the spin-offs and the distribution, subject to certain exceptions described in the Distribution Agreement.  In addition, costs and expenses of, and indemnification obligations to, third party professional advisors arising out of the foregoing actions may also be subject to these provisions.  Subject to certain limitations and exceptions, Hilton shall generally be vested with the exclusive management and control of all matters pertaining to any such Shared Contingent Liabilities, including the prosecution of any claim and the conduct of any defense.

The Distribution Agreement also provides for cross-indemnities that, except as otherwise provided in the Distribution Agreement, are principally designed to place financial responsibility for the obligations and liabilities of each business with the appropriate company.

Employee Matters Agreement

Our Employee Matters Agreement with Hilton and HGV governs the respective rights, responsibilities and obligations of Hilton, Park and HGV after the Spin-offs with respect to transferred employees, defined benefit pension plans, defined contribution plans, non-qualified retirement plans, employee health and welfare benefit plans, incentive plans, equity-based awards, collective bargaining agreements and other employment, compensation and benefits-related matters. The Employee Matters Agreement provides for, among other things, the allocation and treatment of assets and liabilities arising out of incentive plans, retirement plans and employee health and welfare benefit plans in which Park and HGV employees participated prior to the Spin-offs, and continued participation by Park and HGV employees in certain of Hilton’s compensation and benefit plans for a specified period of time following the Spin-offs. Generally, other than with respect to certain specified compensation and benefit plans and liabilities, Park assumed or retained sponsorship of, and the liabilities relating to, compensation and benefit plans and employee-related liabilities relating to its current and former employees. The Employee Matters Agreement also provides that outstanding Hilton equity-based awards were equitably adjusted or converted into Park or HGV awards, as applicable. Following the Spin-off, our employees no longer actively participate in Hilton’s benefit plans or programs (other than specified compensation and benefit plans for a transition period under the Employee Matters Agreement), and we have established or will establish plans or programs for our employees as described in the Employee Matters Agreement. Effective as of January 1, 2018, the Company has implemented separate benefit plans for our employees. We have also established or maintained plans and programs outside of the United States as may be required under applicable law or pursuant to the Employee Matters Agreement.

Tax Matters Agreement

Our Tax Matters Agreement with Hilton and HGV governs the respective rights, responsibilities and obligations of Hilton, Park and HGV with respect to tax liabilities and benefits, tax attributes, tax contests and other tax sharing regarding U.S. federal, state, local and foreign income taxes, other tax matters and related tax returns. Under the Tax Matters Agreement, which is not binding on the Internal Revenue Service (“IRS”), each of Park and HGV will continue to have several liability with Hilton to the IRS for the consolidated U.S. federal income taxes of the Hilton consolidated group relating to the taxable periods in which Park and HGV were part of that group. The agreement also specifies the portion, if any, of this tax liability for which Park and HGV will bear responsibility and provides for certain indemnification provisions with respect to amounts for which they are not responsible. In addition, under the agreement, each party is expected to be responsible for any taxes imposed on Hilton that arise from the failure of the Spin-offs and certain related transactions to qualify as a tax-free transaction for U.S. federal income tax purposes, to the extent that the failure to qualify is attributable to actions taken by such party (or with respect to such party’s stock). The parties will share responsibility in accordance with sharing percentages under the Distribution Agreement for any such taxes imposed on Hilton that are not attributable to actions taken by a particular party.

The Tax Matters Agreement also provided for certain covenants that may restrict Park’s ability to pursue strategic or other transactions that otherwise could maximize the value of our business, including, for two years after the Spin-off: engaging in any transaction involving the acquisition of shares of Park common stock or in certain issuances of shares of Park common stock (other than with respect to the distribution of our estimated share of C corporation earnings and profits attributable to the period prior to Spin-off; merging or consolidating with any other person or dissolving or liquidating in whole or in part; selling or otherwise disposing of, or allowing the sale or other disposition of, more than 35% of our consolidated gross or net assets; or repurchasing our shares, except in certain circumstances. These strategic and other transactions may be allowed within the two-year timeframe in the event that the IRS has granted a favorable ruling to Hilton, HGV or Park or in the event that Hilton, HGV or Park have received an opinion from a tax advisor that Park can take such actions without adversely affecting the tax-free status of the Spin-off and related transactions.  These covenants in the Tax Matters Agreement also restricted our ability to modify our organizational documents (i.e., our certificate of incorporation and by-laws) in a manner that affects the voting rights of our stockholders for the same period of two years after the Spin-off.

Transition Services Agreement

We entered into a Transition Services Agreement (“TSA”) with Hilton to provide us with certain services for a limited time to help ensure an orderly transition following the distribution. The services that Hilton provided include certain finance, information technology, human resources and compensation, facilities, legal and compliance and other services. We paid Hilton for such services utilized at agreed amounts as set forth in the TSA. In addition, for a term set forth in the TSA, we and Hilton could mutually agree on additional services to be provided by Hilton to us that were provided to us by Hilton prior to the distribution but were omitted from the TSA at pricing based on market rates that are reasonably agreed by the parties.  The majority of the services provided pursuant to the TSA were terminated effective January 1, 2018 and the TSA expired by its terms on December 31, 2018.

MANAGEMENT AND FRANCHISE AGREEMENTS WITH HILTON

In order for us to qualify as a REIT, independent third parties must operate our hotels. Except for four self-managed hotels that we own (the “Select Hotels”), we lease substantially all of our hotels to our taxable REIT subsidiary lessees, which, in turn have engaged Hilton to operate these hotels pursuant to management agreements. We operate the Select Hotels pursuant to franchise agreements with Hilton. We may, in the future, re-flag existing properties, acquire properties that operate under other brands and/or engage other third-party hotel managers and franchisors.

The general terms of the management and franchise agreements that we and Hilton have enter into are described in the “Business—Our Principal Agreements—Management Agreements” and “—Franchise Agreements” section of our Annual Report on Form 10-K filed with the SEC on February 28, 2019.

AGREEMENTS WITH HNA

HNA Stockholder and Registration Rights Agreement

In connection with the sale by the Blackstone Group L.P. of approximately 25% of the outstanding shares of our common stock to HNA (the “HNA Acquisition”), which closed on March 15, 2017, the Company entered into the HNA Stockholders Agreement. Under the HNA Stockholders Agreement, for so long as HNA beneficially owned at least 15% of our outstanding common stock, it had the right to designate two directors to our Board, only one of which could be affiliated with HNA (but not its hospitality business, unless our Nominating and Corporate Governance Committee otherwise agreed) and the other of which must meet the independence standards of the NYSE with respect to our Company and must not have been, for two years, an employee, director or officer of, or consultant to, HNA or any of its affiliates. The HNA Stockholder Agreement automatically terminated pursuant to its terms when HNA closed on the sale of its shares of common stock as discussed below.  Also, in connection with the HNA Acquisition, we also entered into a registration rights agreement with HNA (the “HNA Registration Rights Agreement”) that became effective upon the closing of the HNA Acquisition. The HNA registration rights agreement provided HNA with customary “demand” and “piggyback” registration rights, beginning two years after the closing of the Sale.

Master Amendment and Option Agreement

On March 5, 2018, the Company, HNA and HNA HLT Holdco I LLC, a wholly owned indirect subsidiary of HNA, entered into a Master Amendment and Option Agreement (the “Master Amendment and Option Agreement”) to make certain amendments to the HNA Registration Rights Agreement and HNA Stockholders Agreement. The Master Amendment and Option Agreement amended the Registration Rights Agreement to, among other things, provide that HNA had customary “demand” registration rights effective March 5, 2018. In addition, the Master Amendment and Option Agreement required HNA to pay all of the Company’s expenses in connection with performance or compliance under the HNA Registration Rights Agreement for registrations or offerings occurring prior to the original registration rights effective date, including reasonable fees and disbursements of the Company’s advisors, in connection with any underwritten offerings by HNA.

In addition, pursuant to the Master Amendment and Option Agreement, HNA and HNA HLT Holdco I LLC (the “selling stockholder”) granted the Company a right to repurchase up to 15,750,000 shares of the Company’s common stock held by the selling stockholder (the “Repurchase”) in connection with the first underwritten public secondary offering of common stock by HNA.  The Company announced on March 6, 2018 that it was exercising its right to repurchase 14,000,000 shares of common stock in connection with the underwritten public secondary offering of shares of the Company’s common stock held by HNA announced on March 5, 2018. The Company facilitated this underwritten public secondary offering of shares of the Company’s common stock held by HNA, including by entering into a related underwriting agreement among the Company, HNA, the HNA selling stockholder and the representatives of the several underwriters.

The Master Amendment and Option Agreement also amended the HNA Stockholders Agreement effective on March 9, 2018 to, among other things, eliminate HNA’s right to designate directors to the Company’s Board.  For further description of the Master Amendment and Option Agreement, see the Company’s Current Report on Form 8-K, filed with the SEC on March 5, 2018.

INDEMNIFICATION AGREEMENTS

We have entered into indemnification agreements with our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

REAL ESTATE AND OTHER TRANSACTIONS WITH HILTON AND HGV

In October 2016, we transferred a hotel tower containing approximately 600 rooms at the Hilton Waikoloa Village to a wholly owned subsidiary of Hilton for a conversion to a timeshare project. Following the Spin-off, the subsidiary was transferred and is now wholly-owned by HGV. The net book value of these assets was approximately $177 million. At the time of the transfer, we entered into a lease with the subsidiary that acquired the building by which we retained the right to continue to use these 600 rooms as part of our hotel operation until December 2019, subject to the obligation to turn some of the rooms over for the subsidiary’s use prior to the expiration of the term. Due to our continuing involvement, this transaction was not recognized as a sale and was accounted for as a sales-leaseback liability under the financing method. The assets will be derecognized at the end of lease term. During 2017, 134 of the 600 rooms at the Hilton Waikoloa Village previously transferred to HGV and leased back by us were released to HGV; accordingly, we derecognized $38 million of property and equipment, net, and the related $39 million liability due to HGV.  During 2018, we transferred a restaurant at the Hilton Waikoloa Village to HGV and derecognized $3 million of property and equipment, net and $3 million of the related liability due to HGV.

The remaining sale-leaseback liability as of December 31, 2018 related to the Hilton Waikoloa Village was $135 million.

Certain of our hotels charge HGV and Hilton for rental fees related to the provision of office space and equipment at such hotels. For the year ended December 31, 2018, approximately $4.5 million and $0.4 million was recognized from such rental fees paid to Park by HGV and Hilton, respectively.

Additionally, in 2018, the Company had arrangements whereby we provided hotel-type management services to certain time-share projects of HGV, the provision of such services which were then subcontracted to Hilton by the Company.  The Company also charged maintenance fees to HGV related to HGV’s home-owners accessing Park’s properties. The Company recognized approximately $4.9 million in revenue from such arrangements.

OTHER RELATIONSHIPS

From time to time, we have engaged JLL and/or its subsidiaries to provide construction management services for capital projects such as rooms renovations at certain of our hotels. We have also engaged JLL and/or its subsidiaries to provide services related to the sales of our properties.  These services include finding purchasers for specific hotels to be sold by the Company. Each of these engagements was entered into solely on a transactional basis (i.e., JLL is only engaged with respect to a specific property to be sold and will only be paid a commission upon such sale being completed).  As well, none of the JLL engagements was entered into on a “company-wide” basis (and the Company routinely engages various other vendors on a similar transactional basis for other assets to be sold). And lastly, none of these JLL engagements involve strategic decision making or consulting to the Company.  In 2018, we made aggregate payments to JLL of approximately $2.4 million. Ms. Kelly, who is a director on our Board, was the Executive Vice President and Chief Financial Officer of JLL until September 2018. The payments were substantially below 2018 reported revenues for both the Company ($2.737 billion) and JLL ($16.3 billion).  As well, all transactions in excess of $120,000 were approved by our Nominating & Corporate Governance Committee as required by our Related Person Transaction Policy (and Ms. Kelly does not serve on such committee).

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

PROXY MATERIALS

Why am I receiving this Proxy Statement?

This Proxy Statement is furnished by the Board in connection with its solicitation of proxies for exercise at the 2019 annual meeting of stockholders that will take place on Friday, April 26, 2019 at 11:30 a.m., Eastern Time, at 1775 Tysons Blvd., Tysons, Virginia 22102, and any and all adjournments or postponements thereof. You are receiving these materials because you were a stockholder at the close of business on March 5, 2019, the record date, and are entitled to vote at the annual meeting. This Proxy Statement and our 2018 Annual Report, together with the form of Proxy Card or Voting Instruction Form (as applicable), are being mailed to stockholders beginning on or about March 29, 2019.

How can I access the proxy materials over the Internet?

Your Proxy Card or Voting Instruction Form (as applicable) will contain instructions on how to:

•	view our proxy materials for the annual meeting on the Internet; and
•	instruct us to send our future proxy materials to you electronically by e-mail.

Our proxy materials are also available under the “Investors” tab of the Company’s website at www.pkhotelsandresorts.com starting on or about March 29, 2019.

Instead of receiving future copies of our Proxy Statement and Annual Reports by mail, stockholders of record and most beneficial owners can elect to receive an email that will provide an electronic link to these documents. Choosing to receive your proxy materials by email will save us the cost of printing and mailing documents to you and reduce the environmental impact of our annual meeting. Your election to receive future proxy materials by email will remain in effect until you revoke it.

I share an address with another stockholder of the Company and we received only one paper copy of the proxy materials. How may I obtain an additional copy?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the proxy materials to multiple stockholders of the Company who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing and mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate Proxy Cards.

Upon written request, we will promptly deliver, free of charge, a separate copy of the proxy materials to any stockholder of the Company at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the proxy materials, stockholders of record may send a request to Park Hotels & Resorts Inc., 1775 Tysons Blvd, 7th Floor, Tysons, VA 22102, Attention: Investor Relations; e-mail us with your request at ir@pkhotelsandresorts.com; or call us with your request at (571) 302-5757.

Additionally, stockholders who share the same address and receive multiple copies of the proxy material can request a single copy by contacting us at the address, email address or telephone number above. If you hold your shares in a brokerage account or through a broker, bank, or other nominee, you may contact your brokerage firm, bank, broker-dealer or other nominee to request information about householding.

What does it mean if I receive more than one Proxy Card or Voting Instruction Form?

It generally means your shares are registered differently or are held in more than one account. Please provide voting instructions for all Proxy Cards and Voting Instruction Forms that you receive.

ANNUAL MEETING & VOTING INFORMATION

What proposals will be voted on at the annual meeting? How does the Board recommend that I vote? What is the voting requirement to approve each of the proposals? What effect will abstentions and broker non-votes have?

Proposal	Voting Options	Board Recommendation	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of Broker Non- Votes

Proposal 1: Election of Directors	For, Against or Abstain on each Nominee	FOR each Nominee	Majority of votes cast	No effect	No effect

Proposal 2: Approve and Adopt Amendments to our Certificate of Incorporation
• Proposal 2A — By-law Change Amendment	For, Against or Abstain	FOR	80% of outstanding shares	Against	Against

• Proposal 2B — Ownership Limit Amendment	For, Against or Abstain	FOR	Majority of outstanding shares	Against	Against

• Proposal 2C — Special Meeting Amendment	For, Against or Abstain	FOR	Majority of outstanding shares	Against	Against

• Proposal 2D — DGCL 203 Amendment	For, Against or Abstain	FOR	Majority of outstanding shares	Against	Against

• Proposal 2E — Other Charter Amendments	For, Against or Abstain	FOR	Majority of outstanding shares	Against	Against

Proposal 3: Advisory Vote to Approve Compensation of Named Executive Officers	For, Against or Abstain	FOR	Majority of votes cast	No effect	No effect

Proposal 4: Ratification of the Appointment of Ernst & Young LLP as Our Independent Auditor for Fiscal Year 2019	For, Against or Abstain	FOR	Majority of votes cast	No effect	Brokers have discretion to vote

Will other matters be voted on at the annual meeting?

We are not currently aware of any other matters to be presented at the annual meeting other than those described in this Proxy Statement. If any other matters not described in the Proxy Statement are properly presented at the annual meeting, any proxies received by us will be voted in the discretion of the proxy holders.

How many votes must be present to hold the annual meeting?

Holders of a majority of our issued and outstanding shares entitled to vote at the annual meeting as of the March 5, 2019, the record date, must be present at the annual meeting in order to hold the annual meeting and conduct business. This is called a “quorum.” Your shares are counted as present at the annual meeting if you are present and vote in person at the annual meeting or by telephone or on the Internet or a proxy card has been properly submitted by you or on your behalf. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. If a quorum is not present at the scheduled time of the meeting, the Chairman of the Board may adjourn the meeting to another place, date or time until a quorum is present. The place, date and time of the adjourned meeting will be announced when the adjournment is taken and no other notice will be given unless the adjournment is to a date more than 120 days after the original record date or if, after the adjournment, a new record date is fixed for the adjourned meeting.

On the record date, 201,538,693 shares of Park’s common stock were issued and outstanding and entitled to vote.

What shares can I vote?

Each share of Park common stock issued and outstanding as of the close of business on March 5, 2019, the record date for the annual meeting, is entitled to cast one vote per share on all items being voted on at the annual meeting. You may vote all shares of Park common stock that you owned as of the record date, including shares held (i) directly in your name as the stockholder of record and (ii) for you as the beneficial owner through a broker, bank, trustee or other nominee.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares beneficially through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially through a broker, bank or other nominee.

•

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to us, to submit proxies electronically or by telephone or to vote in person at the annual meeting.

•

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker, bank or nominee. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you request, complete and deliver a legal proxy from your broker, bank or nominee. If you requested printed proxy materials, your broker, bank or nominee has enclosed a Voting Instruction Form for you to use in directing the broker, bank or nominee regarding how to vote your shares.

May I attend the meeting?

All stockholders of record of shares of our common stock at the close of business on the record date, or their designated proxies, are authorized to attend the annual meeting. Each stockholder and proxy will be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted.

If you are the beneficial owner of our common stock then you should provide proof of beneficial ownership as of the record date, such as an account statement reflecting your stock ownership as of the record date, a copy of the Voting Instruction Form provided by your broker, bank or other nominee, or other similar evidence of ownership. We reserve the right to determine the validity of any purported proof of beneficial ownership. If you do not have proof of ownership, you may not be admitted to the annual meeting. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions.

How do I vote?

•

Voting in Person at the Meeting. If you are a stockholder of record and attend the annual meeting, you may vote in person at the meeting. If your shares of Park common stock are held in street name and you wish to vote in person at the meeting, you must obtain a legal proxy from the broker, bank or other nominee that holds your shares of Park common stock of record.

•

Voting by Proxy for Shares Registered Directly in Your Name. If you are a stockholder of record, you may instruct the proxy holders named in the enclosed Proxy Card how to vote your shares of Park common stock by using the toll-free telephone number or the website listed on the Proxy Card or by signing, dating and mailing the Proxy Card in the postage-paid envelope provided.

➣

Vote by Telephone. You may authorize a proxy to vote your shares by telephone by calling the toll-free number listed on the accompanying Proxy Card. Authorizing a proxy by telephone is available 24 hours per day until 11:59 p.m., Eastern Time, on April 25, 2019. When you call, please have your Proxy Card in hand, and you will receive a series of voice instructions that will allow you to authorize a proxy to vote your shares of common stock. You will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU AUTHORIZE A PROXY BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

➣

Vote by Internet. You also have the option to authorize a proxy to vote your shares via the Internet. The website for authorizing a proxy is printed on your Proxy Card. Authorizing a proxy by Internet is available 24 hours per day until 11:59 p.m., Eastern Time, on April 25, 2019. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU AUTHORIZE A PROXY VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

➣	Vote by Mail. If you would like to authorize a proxy to vote your shares by mail, mark, sign and date your Proxy Card and return in the postage-paid envelope provided.
•

Voting by Proxy for Shares Registered in Street Name. If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee which you must follow in order to have your shares of common stock voted in accordance with your instructions. The broker, bank or other nominee for your shares is required to follow your voting instructions. Accordingly, you will need to follow the directions you receive from your broker, bank or other nominee. Under the current rules of the NYSE if you do not give instructions to your broker, bank or other nominee, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of Ernst & Young LLP as our independent registered public accounting firm (Proposal 4) is considered to be a “discretionary” item under the NYSE rules and your broker, bank or other nominee will be able to vote on that item even if it does not receive instructions from you. The election of directors (Proposal 1), the approval and adoption of amendments to the amended and restated certificate of incorporation (Proposal 2) and the vote on the compensation of our named executive officers (Proposal 3) are “non-discretionary” items. If you do not instruct your broker, bank or other nominee how to vote with respect to these items, it may not vote with respect to these proposals and those votes will be counted as “broker non-votes.” Broker non-votes are shares that are held in street name by a broker, bank or other nominee that returns a properly executed proxy but does not have discretionary authority to vote on a particular matter.

May I revoke or change my vote after I have voted?

If you are a stockholder of record, you may revoke or change your proxy at any time before it is voted at the annual meeting by (i) submitting a revised proxy by Internet, telephone, or duly executed paper ballot after the date of the previously submitted proxy, (ii) attending the annual meeting and voting in person or (iii) delivering a signed notice of revocation of the Proxy Card to the Secretary of the Company at the following address: Park Hotels & Resorts Inc., 1775 Tysons Blvd, 7th Floor, Tysons, VA 22102, Attention: Corporate Secretary.

If you are a beneficial owner of shares, you may revoke or change your voting instructions by contacting your broker, bank or other nominee and following their instructions.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting. We will publish the final voting results in a Current Report on Form 8-K within four business days following the annual meeting.

Whom should I call if I have questions or need assistance voting my shares?

Please call 571-302-5757 or email ir@pkhotelsandresorts.com if you have any questions in connection with voting your shares.

Who will bear the cost of soliciting votes for the annual meeting?

Park is making this solicitation and will bear the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. Our officers and employees may solicit proxies in person, by mail, by telephone or by electronic communication, but they will not receive any additional compensation for these activities. We will, upon request, reimburse brokerage firms and other custodians, fiduciaries, and nominees for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners of shares of Park common stock. We have engaged the services of MacKenzie Partners, Inc., with respect to proxy soliciting matters at an expected cost of approximately $10,000, not including incidental expenses.

OTHER MATTERS

STOCKHOLDER PROPOSALS FOR 2020 ANNUAL MEETING

If any stockholder wishes to propose a matter for consideration at our 2020 annual meeting of stockholders, the proposal should be mailed by certified mail return receipt requested, to our Office of Corporate Secretary, Park Hotels & Resorts Inc., 1775 Tysons Blvd., 7th Floor, Tysons, VA 22102.

As a general rule, stockholders wishing to submit a proposal for the 2020 annual meeting of stockholders and have the proposal included in the proxy statement pursuant to Rule 14a-8(e) under the Exchange Act must submit the proposal not less than 120 days prior to the one-year anniversary of the release date of the proxy statement in connection with the 2019 annual meeting of stockholders, or November 29, 2019. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

In addition, our by-laws permit stockholders to nominate directors and present other business for consideration at our annual meeting of stockholders. To make a director nomination or present other business for consideration at the annual meeting of stockholders to be held in 2020, you must submit a timely notice in accordance with the procedures described in our by-laws. As a general rule, to be timely, a stockholder’s notice must be delivered to the Secretary of the Company at the principal executive offices of our Company not less than 90 days or more than 120 days prior to the first anniversary of the preceding year’s annual meeting, or no earlier than December 28, 2019 or later than January 27, 2020 for consideration at the 2020 annual meeting of stockholders. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our by-laws. The proxy solicited by the Board for the 2020 annual meeting of stockholders will confer discretionary authority to vote as the proxy holders deem advisable on such stockholder proposals which are considered untimely.

In order for an eligible stockholder or group of stockholders to nominate a director nominee for election at our 2020 annual meeting pursuant to the proxy access provision of our by-laws, notice of such nomination and other required information must be received by our Company between October 31, 2019 and November 29, 2019. Our by-laws state that such notice and other required information must be received by the Company not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting (with adjustments if the date for the upcoming annual meeting of stockholders is advanced or delayed by more than 30 days from the anniversary date of the prior year’s annual meeting).

The mailing address of our principal executive offices is 1775 Tysons Blvd., 7th Floor, Tysons, VA 22101.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies and helps the environment by conserving natural resources. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, or if you wish to request delivery of a copy of this Proxy Statement and the Annual Report, please contact (i) our Investor Relations Department by calling 571-302-5757 or emailing ir@pkhotelsandresorts.com, or writing to the Office of the Corporate Secretary, Park Hotels & Resorts Inc., 1775 Tysons Blvd., 7th Floor, Tysons, VA 22102 if you are a record holder or (ii) your broker, bank or other nominee if you own your shares of Park common stock in street name.

AVAILABILITY OF ADDITIONAL MATERIALS

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.pkhotelsandresorts.com) and click on “Financial Information—SEC Filings” under the “Investors” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2018, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:

Office of the Corporate Secretary

Park Hotels & Resorts Inc.

1775 Tysons Blvd, 7th Floor

Tysons, VA 22102

OTHER BUSINESS

The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

*            *           *

By Order of the Board of Directors,

Thomas C. Morey

Executive Vice President, General Counsel and Secretary

Exhibit A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PARK HOTELS & RESORTS INC.

The present name of the corporation is Park Hotels & Resorts Inc. (the “Corporation”). The Corporation was incorporated under the name “Hilton Hotels Corporation” ~~by the filing of~~, and the original certificate of incorporation was set forth in a Certificate of Consolidation filed with the Secretary of State of the State of Delaware on May 29, 1946 (such certificate of incorporation, as amended ~~and/or amended and restated to the date hereof~~, the “Existing Certificate of Incorporation”).  This Amended and Restated Certificate of Incorporation of the Corporation, which amends, restates and integrates the provisions of the Existing Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware ~~and by the written consent of the stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware~~.  The Existing Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

Section 1.1Name.  The name of the Corporation is Park Hotels & Resorts Inc.

ARTICLE II

Section 2.1Address. The registered office of the Corporation in the State of Delaware is ~~2711 Centerville Road, Suite 400~~251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808; and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

Section 3.1Purpose. The purpose of the Corporation is to engage in any lawful act or activity, either directly or indirectly through subsidiaries of the Corporation, for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”), including, without limitation or obligation, engaging in business as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”).  References to particular sections of the Code shall include any successor provisions.

ARTICLE IV

Section 4.1Capitalization. The total number of shares of all classes of stock that the Corporation is authorized to issue is 6,600,000,000 shares, consisting of (i) 6,000,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”) and (ii) 600,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”).  The number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such ~~holder~~holders is required pursuant to this Amended and Restated Certificate of Incorporation, as may be amended and/or restated from time to time (this “Amended and Restated Certificate of Incorporation”) (including any certificate of designations relating to any series of Preferred Stock).

Section 4.2Preferred Stock.

(A)The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designations with respect thereto.  The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(B)Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to such series of Preferred Stock).

Section 4.3Common Stock.

(A)Voting Rights. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

(B)Dividends and Distributions. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends and other distributions in cash, property of the Corporation or shares of stock of the Corporation, such dividends and other distributions may be declared and paid on the Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine.  The Board shall endeavor to authorize, and the Corporation shall declare and pay, such dividends and distributions as shall be necessary for the Corporation to continue to qualify as a REIT under the Code (unless the Board has determined that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT).  Stockholders shall have no right to any dividend or distribution unless and until declared by the Board, and any such dividend or other distribution shall be subject to any conditions established by the Board in connection with the declaration of any such dividend.

(C)Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock as to distributions upon dissolution or liquidation or winding up, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder.

Section 4.4Transferable Shares; Preferential Dividends. Notwithstanding any other provision in this Amended and Restated Certificate of Incorporation, no determination shall be made by the Board nor shall any transaction be entered into by the Corporation that would cause any shares of Capital Stock (as defined in Section 7.1) of the Corporation not to constitute “transferable shares” or “transferable certificates of beneficial interest” under Section 856(a)(2) of the Code or that would cause any distribution to constitute a preferential dividend as described in Section 562(c) of the Code, to the extent Section 562(c) is applicable to the Corporation (and any determination or transactions prohibited by this Section 4.4 shall be void ab initio).

ARTICLE V

Section 5.1By-Laws. In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, amend, alter, change, add to or repeal the by-laws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Amended and Restated Certificate of Incorporation. The affirmative vote of the holders of at least ~~80%~~a majority of the voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to make, amend, alter, change, add to or repeal any provision of the Bylaws.

ARTICLE VI

Section 6.1Board of Directors.

(A)Except as otherwise provided in this Amended and Restated Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.  The number of directors constituting the entire Board ~~is currently set at eleven (11), but, subject to the provisions hereof, may hereafter be increased or decreased~~shall be fixed only by the Board and only in ~~accordance with~~ the ~~provisions~~manner set forth in the Bylaws, but shall never be fewer than three (3).

(B)Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) applicable thereto.  Notwithstanding Section 6.1(A), the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 6.1(A) hereof.

(C)Directors of the Corporation need not be elected by written ballot unless the Bylaws shall so provide.  Except as otherwise provided in this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or the Bylaws ~~(as either may be amended and/or restated from time to time)~~, directors of the Corporation shall be elected at each annual meeting of the stockholders and shall serve until the next annual meeting of the stockholders and until their successors are duly elected and qualified.

Section 6.2REIT Qualification. The Board, without any action by the stockholders, shall have the authority to cause the Corporation to elect to qualify for U.S. federal income tax purposes as a REIT.  Following such election, if the Board determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board, without any action by the stockholders, may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code or through such other means as the Board determines appropriate.  In addition, the Board, without any action by the stockholders of the Corporation shall have and may exercise, on behalf of the Corporation, without limitation, the power to determine, prospectively or retroactively, that compliance with any restriction or limitation on ownership and transfers of shares of stock of the Corporation set forth in Article VII is no longer required in order for the Corporation to qualify as a REIT.

ARTICLE VII

Section 7.1Definitions.  For purpose of this Article VII, the following terms shall have the following meanings:

Beneficial Ownership. The term “Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the Capital Stock is held directly or indirectly (including by a nominee) by such Person, and shall include interests that would be treated as owned by any Person through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code.  The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

Capital Stock.  The term “Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 7.3.7, provided that each such organization must be described in Sections 501(c)(3), 170(b)(1)(A) and 170(c)(2) of the Code.

Charitable Trust. The term “Charitable Trust” shall mean any trust provided for in Section 7.2.1(b)(i) and Section 7.3.1.

Charitable Trustee. The term “Charitable Trustee” shall mean the Person unaffiliated with both the Corporation and the relevant Prohibited Owner that is appointed by the Corporation to serve as trustee of the Charitable Trust.

Common Stock Ownership Limit. The term “Common Stock Ownership Limit” shall mean not more than ~~4.9~~9.8% (or such lower amount designated by the Board pursuant to Section 7.2.9) (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock of the Corporation.

Constructive Ownership. The term “Constructive Ownership” shall mean ownership of Capital Stock by a Person who is or would be treated as an owner of such shares of Capital Stock either actually or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

~~Initial Date.  The term “Initial Date” shall mean the first day after the date that Hilton Worldwide Holdings Inc., a Delaware corporation (“Hilton”), distributes shares of Common Stock to the holders of shares of Hilton common stock.~~

Market Price. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The “Closing Price” on any date shall mean the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trade on the NYSE or, if such Capital Stock is not listed or admitted to trade on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trade on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board.

Non-Transfer Event. The term “Non-Transfer Event” shall mean any event or other changes in circumstances other than a purported Transfer, including, without limitation, any change in the value of any Capital Stock and any redemption of any Capital Stock.

NYSE. The term “NYSE” shall mean the New York Stock Exchange.

Person. The term “Person” shall mean an individual, corporation, partnership (general or limited), limited liability company, estate, trust (including, without limitation, a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

Preferred Stock Ownership Limit. The term “Preferred Stock Ownership Limit” shall mean, with respect to any class or series of Preferred Stock, not more than ~~4.9~~9.8% (or such lower amount designated by the Board pursuant to Section 7.2.9) (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of such class or series of Preferred Stock of the Corporation.

Prohibited Owner. The term “Prohibited Owner” shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of Section 7.2.1, would Beneficially Own or Constructively Own shares of Capital Stock in excess of the Common Stock Ownership Limit or Preferred Stock Ownership Limit, as applicable, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares of Capital Stock that the Prohibited Owner would have so owned.

REIT. The term “REIT” shall mean a real estate investment trust within the meaning of Sections 856 through 859 of the Code.

Restriction Termination Date. The term “Restriction Termination Date” shall mean the first day after ~~the Initial Date~~January 4, 2017 on which the Board determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

Transfer. The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire or have Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote or receive dividends or distributions on Capital Stock, including (a) a change in the capital structure of the Corporation, (b) a change in the relationship between two or more Persons which causes a change in ownership of Capital Stock by application of Section 544 of the Code, as modified by Section 856(h) of the Code, (c) the granting or exercise of any option or warrant (or any acquisition or disposition of any option or warrant), pledge, security interest, or similar right to acquire Capital Stock, (d) any acquisition or disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (e) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise.  The terms “Transferring” and “Transferred” shall have the correlative meanings.

Section 7.2Capital Stock.

Section 7.2.1  Ownership Limitations.  During the period commencing on ~~the Initial Date~~January 4, 2017 and ending on the Restriction Termination Date:

(a)Basic Restrictions.

(i)(1)No Person, other than a Person exempted from the Common Stock Ownership Limit pursuant to Section 7.2.7, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit unless, as provided in Section 7.2.8, the Board, in its sole and absolute discretion, increases the Common Stock Ownership Limit as to such Person, in which case ~~no~~such Person shall not Beneficially Own or Constructively Own shares of Common Stock in excess of such modified Common Stock Ownership Limit; and

(2)No Person, other than a Person exempted from the Preferred Stock Ownership Limit pursuant to Section 7.2.7, shall Beneficially Own or Constructively Own shares of Preferred Stock in excess of the Preferred Stock Ownership Limit unless, as provided in Section 7.2.8, the Board, in its sole and absolute discretion, increases the Preferred Stock Ownership Limit as to such Person, in which case ~~no~~such Person shall not Beneficially Own or Constructively Own shares of Preferred Stock in excess of such modified Preferred Stock Ownership Limit.

(ii)No Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that:

(1)such Beneficial Ownership or Constructive Ownership of Capital Stock would (or in the sole judgment of the Board, could) result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year);

(2)such Beneficial Ownership or Constructive Ownership of Capital Stock would (or in the sole judgment of the Board, could) result in (a) the Corporation owning (directly, indirectly or as a result of Constructive Ownership) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation (either directly or indirectly through one or more ~~partnerships or limited liability companies~~subsidiaries of the Corporation) from such tenant for the taxable year of the Corporation during which such determination is being made would (or in the sole judgment of the Board, could) reasonably be expected to equal or exceed one percent (1%) of the Corporation’s gross income (as determined for purposes of Section 856(c) of the Code) or (b) any manager or operator of a “qualified lodging facility,” within the meaning of Section 856(d)(9)(D) of the Code, leased by the Corporation (or any subsidiary of the Corporation) to one of the Corporation’s taxable REIT subsidiaries failing to qualify as an “eligible independent contractor,” within the meaning of Section 856(d)(9)(A) of the Code, if, in the case of either clause (a) or (b), the income derived by the Corporation from such tenant or such taxable REIT subsidiary, taking into account any other income of the Corporation that would (or in the sole judgment of the Board, could) not qualify under the gross income requirements of Section 856(c) of the Code, would (or in the sole judgment of the Board, could) cause the Corporation to fail to satisfy any of such gross income requirements; or

(3)such Beneficial Ownership or Constructive Ownership of Capital Stock would (or in the sole judgment of the Board, could) result in the Corporation otherwise failing to qualify as a REIT.

(iii)No Person shall Transfer any shares of Capital Stock if, as a result of the Transfer, the Capital Stock would (or in the sole judgment of the Board, could) be Beneficially Owned by fewer than 100 Persons (determined without reference to the rules of attribution under the Code).  Subject to Section 7.4 and notwithstanding any other provisions contained herein, any Transfer of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) that, if effective, would (or in the sole judgment of the Board, could) result in the Capital Stock being Beneficially Owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(iv)No Person shall Beneficially Own shares of Capital Stock to the extent that such Beneficial Ownership of Capital Stock would (or in the sole judgment of the Board, could) result in the Corporation failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code.

(b)Transfer in Trust.  If any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) or Non-Transfer Event occurs which, if effective, would (or in the sole judgment of the Board, could) result in any Person Beneficially Owning or Constructively Owning shares in violation of Section 7.2.1(a)(i), (ii) or (iv),

(i)then that number of shares of Capital Stock the Beneficial Ownership or Constructive Ownership of which otherwise would (or in the sole judgment of the Board, could) cause such Person to violate Section 7.2.1(a)(i), (ii) or (iv) (rounded up to the nearest whole share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer or Non-Transfer Event, and such Person shall acquire no rights in such shares of Capital Stock; or

(ii)if the transfer to the Charitable Trust described in clause (i) of this subparagraph would not be effective for any reason to prevent the violation of Section 7.2.1(a)(i), (ii) or (iv), or would not prevent the Corporation from failing to qualify as a REIT, then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 7.2.1(a)(i), (ii) or (iv) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

~~(iii)in~~In determining which shares of Capital Stock are to be transferred to a Charitable Trust in accordance with this Section 7.2.1(b) and Section 7.3 hereof, unless the Board agrees to a different methodology with a Person who has been granted an exemption from the Common Stock Ownership Limit and/or the Preferred Stock Ownership Limit, shares shall be so transferred to a Charitable Trust in such manner as minimizes the aggregate value of the shares of Capital Stock that are transferred to the Charitable Trust (except as provided in Section 7.2.6) and, to the extent not inconsistent therewith, on a pro rata basis.

~~(iv)to~~To the extent that, upon a transfer of shares of Capital Stock pursuant to this Section 7.2.1(b), a violation of any provision of Section 7.2.1(a) would nonetheless be continuing (as, for example, where the ownership of shares of Capital Stock by a single Charitable Trust would result in the Capital Stock being Beneficially Owned (determined under the principles of Section 856(a)(5) of the Code) by fewer than 100 persons), then shares of Capital Stock shall be transferred to that number of Charitable Trusts, each having a Charitable Trustee and a Charitable Beneficiary or Charitable Beneficiaries that are distinct from those of each other Charitable Trust, such that there is no violation of any provision of Section 7.2.1(a) hereof.

Section 7.2.2  Remedies for Breach. If the Board shall at any time determine in good faith that a Transfer or Non-Transfer Event has taken place that results in a violation of Section 7.2.1(a) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 7.2.1(a) (whether or not such violation is intended), the Board shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or Non-Transfer Event, including, without limitation, causing the Corporation to redeem shares of Capital Stock, refusing to give effect to such Transfer or Non-Transfer Event on the books of the Corporation or instituting proceedings to enjoin such Transfer or Non-Transfer Event; provided, however, that any Transfer or attempted Transfer or Non-Transfer Event in violation of Section 7.2.1(a)(i), (ii) or (iv) shall automatically result in the Transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board.

Section 7.2.3  Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 7.2.1(a), or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 7.2.1(b), shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, shall give at least fifteen (15) days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such acquisition or ownership on the Corporation’s status as a REIT.

Section 7.2.4  Owners Required To Provide Information. During the period commencing on ~~the Initial Date~~January 4, 2017 and ending on the Restriction Termination Date:

(a)upon request by the Corporation, every owner of more than five percent (5%) (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Capital Stock, within thirty (30) days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Capital Stock Beneficially Owned and a description of the manner in which such shares are held; provided, that a stockholder of record who holds outstanding shares of Capital Stock as nominee for another Person, which other Person is required to include in gross income the dividends or distributions received on such shares (an “Actual Owner”), shall give written notice to the Corporation stating the name and address of such Actual Owner and the number of shares of Capital Stock of such Actual Owner with respect to which the stockholder of record is nominee.  Each owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Common Stock Ownership Limit or the Preferred Stock Ownership Limit applicable to such owner; and

(b)each Person who is a Beneficial Owner or Constructive Owner of shares of Capital Stock and each Person (including the stockholder of record) who is holding shares of Capital Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Common Stock Ownership Limit and the Preferred Stock Ownership Limit.

Section 7.2.5  Remedies Not Limited.  Subject to Sections 6.2 and 7.4 of this Amended and Restated Certificate of Incorporation, nothing contained in this Section 7.2 shall limit the authority of the Board to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s status as a REIT.

Section 7.2.6  Ambiguity or Interpretation. In the case of an ambiguity in the application, or question about the interpretation, of any of the provisions of this Section 7.2, Section 7.3 or any definition contained in Section 7.1, the Board shall have the power to determine the application or interpretation of the provisions of this Section 7.2 ~~or~~, Section 7.3 or any such definition with respect to any situation based on the facts known to it.  If Section 7.2 or 7.3 requires an action by the Board and this Amended and Restated Certificate of Incorporation fails to provide specific guidance with respect to such action, the Board shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 7.1, 7.2 or 7.3.

Section 7.2.7  Exemptions.

(a)Subject to Sections 7.2.1(a)(ii), 7.2.1(a)(iii) and 7.2(a)(iv), the Board may exempt, prospectively or retroactively, a Person from the Common Stock Ownership Limit and/or the Preferred Stock Ownership Limit for purposes of the application of Section 7.2.1(a)(i) if:

(i)the Board determines, in its sole discretion, based on representations and undertakings provided by such Person to the Board and/or other information submitted by such Person to the Board, that either (A) such Person is not an individual for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code), or (B) such Person’s ownership of the maximum amount of Common Stock and/or Preferred Stock permitted under the exemption proposed to be granted could not result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), determined assuming for such purposes that any four other Persons who would be considered individuals for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code) also would Beneficially Own the maximum amount Preferred Stock and/or Common Stock permitted under this Article VII (determined taking into account any prior exemptions granted under this Section 7.2.7);

(ii)such Person submits to the Board information satisfactory to the Board, in its sole discretion, demonstrating that either (A)  no Person who is an individual for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code) would be considered to Beneficially Own shares of Common Stock in excess of the Common Stock Ownership Limit or shares of Preferred Stock in excess of the Preferred Stock Ownership Limit by reason of such Person’s ownership of shares of Common Stock in excess of the Common Stock Ownership Limit or ownership of shares of Preferred Stock in excess of the Preferred Stock Ownership Limit pursuant to the exemption granted under this subparagraph (a), or (B) such Person’s ownership of the maximum amount of Common Stock and/or Preferred Stock permitted under the exemption proposed to be granted could not result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), determined assuming for such purposes that any four other Persons who would be considered individuals for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code) also would Beneficially Own the maximum amount Preferred Stock and/or Common Stock permitted under this Article VII (determined taking into account any prior exemptions granted under this Section 7.2.7);

(iii)such Person submits to the Board information satisfactory to the Board, in its sole discretion, demonstrating that clauses (1), (2) and (3) of subparagraph (a)(ii) of Section 7.2.1 will not be violated by reason of such Person’s ownership of shares of Common Stock in excess of the Common Stock Ownership Limit or ownership of shares of Preferred Stock in excess of the Preferred Stock Ownership Limit pursuant to the exemption granted under this subparagraph 7.2.7(a); and

(iv)such Person provides to the Board such representations and undertakings, if any, as the Board may, in its sole discretion, require to ensure that the conditions in clauses (i), (ii) and (iii) hereof are satisfied and will continue to be satisfied throughout the period during which such Person owns shares of Common Stock in excess of the Common Stock Ownership Limit or shares of Preferred Stock in excess of the Preferred Stock Ownership Limit pursuant to any exemption thereto granted under this subparagraph (a), and such Person agrees that any violation of such representations and undertakings or any attempted violation thereof will result in the application of the remedies set forth in Section 7.2 (including, without limitation, Section 7.2.5) with respect to shares of Common Stock in excess of the Common Stock Ownership Limit or shares of Preferred Stock in excess of the Preferred Stock Ownership Limit with respect to such Person (determined without regard to the exemption granted such Person under this subparagraph (a)).

(b)Prior to granting any exemption pursuant to subparagraph (a), the Board, in its sole and absolute discretion, may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the Board, in its sole and absolute discretion as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT; provided, however, that the Board shall not be obligated to require obtaining a favorable ruling or opinion in order to grant an exemption hereunder.  In addition, notwithstanding the receipt of any ruling or opinion, the Board may impose such conditions or restrictions as it deems appropriate in connection with granting such exemption.

(c)Subject to Sections 7.2.1(a)(ii), 7.2.1(a)(iii) and 7.2.1(a)(iv), an underwriter that participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Common Stock Ownership Limit or the Preferred Stock Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement.

Section 7.2.8  Increase in Common Stock Ownership Limit or Preferred Stock Ownership Limit. Subject to the limitations provided in Sections 7.2.1(a)(ii), 7.2.1(a)(iii) and 7.2.1(a)(iv) and this Section 7.2.8, the Board may, in its sole and absolute discretion, from time to time increase the Common Stock Ownership Limit or the Preferred Stock Ownership Limit for any one or more Persons; provided, however, that:

(a)the Common Stock Ownership Limit or the Preferred Stock Ownership Limit may not be increased if, after giving effect to such change, either (1) five Persons who are considered individuals pursuant to Section 542 of the Code, as modified by Section 856(h)(3) of the Code, could Beneficially Own, in the aggregate, more than 49.9% of the value of the outstanding shares of Capital Stock (determined taking into account any reduction in the Common Stock Ownership Limit or the Preferred Stock Ownership Limit for other Persons being made contemporaneously pursuant to Section 7.2.9), or (2) either clause (2) or clause (3) of subparagraph (a)(ii) of Section 7.2.1 could be violated by any Person for whom the Common Stock Ownership Limit or the Preferred Stock Ownership Limit is increased by reason of such Person’s ownership of Common Stock in accordance with the increased Common Stock Ownership Limit or ownership of Preferred Stock in accordance with the increased Preferred Stock Ownership Limit; and

(b)prior to the modification of the Common Stock Ownership Limit or the Preferred Stock Ownership Limit pursuant to this Section 7.2.8, the Board, in its sole and absolute discretion, may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT if the modification of the Common Stock Ownership Limit or the Preferred Stock Ownership Limit were to be made.

Section 7.2.9  Decrease in Common Stock Ownership Limit or Preferred Stock Ownership Limit. The Board may from time to time decrease the Common Stock Ownership Limit or the Preferred Stock Ownership Limit for some or all Persons (including in connection with an increase of the Common Stock Ownership Limit or the Preferred Stock Ownership Limit pursuant to Section 7.2.8 for any one or more Persons); provided, however, that any such decreased Common Stock Ownership Limit and/or Preferred Stock Ownership Limit will not be effective for any Person whose percentage ownership in shares of Common Stock or shares of Preferred Stock, as the case may be, is in excess of such decreased Common Stock Ownership Limit or Preferred Stock Ownership Limit until such time as such Person’s percentage ownership of shares of Common Stock or shares of Preferred Stock, as the case may be, equals or falls below the decreased Common Stock Ownership Limit and/or Preferred Stock Ownership Limit but until such time as such Person’s percentage ownership of shares of Common Stock or shares of Preferred Stock, as the case may be, falls below such decreased Common Stock Ownership Limit and/or Preferred Stock Ownership Limit, any further acquisition of shares of Common Stock or shares of Preferred Stock, as the case may be, in excess of such decreased Common Stock Ownership Limit and/or Preferred Stock Ownership Limit will be in violation of such decreased Common Stock Ownership Limit and/or Preferred Stock Ownership Limit.

Section 7.2.10  Legend. Each certificate for shares of Capital Stock shall bear substantially the following legend:

The shares represented by this certificate are subject to restrictions on Beneficial Ownership, Constructive Ownership and Transfer.  Subject to certain further restrictions and except as expressly provided in the Corporation’s Amended and Restated Certificate of Incorporation, (i) no Person may Beneficially Own or Constructively Own shares of Common Stock of the Corporation in excess of ~~4.9~~9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock of the Corporation; (ii) no Person may Beneficially Own or Constructively Own shares of Preferred Stock of the Corporation in excess of ~~4.9~~9.8% (in value or number of shares, whichever is more restrictive) of the total outstanding shares of any class or series of Preferred Stock of the Corporation; (iii) no Person may Beneficially Own or Constructively Own shares of Capital Stock of the Corporation ~~that would~~to the extent that such Beneficial Ownership or Constructive Ownership of Capital Stock would (or in the sole judgment of the Board, could) result in the Corporation being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year); (iv) no Person may Beneficially Own or Constructively Own shares of Capital Stock of the Corporation that would (or in the sole judgment of the Board, could) result in (a) the Corporation owning (directly, indirectly or as a result of Constructive Ownership) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation (either directly or indirectly through one or more ~~partnerships or limited liability companies~~subsidiaries of the Corporation) from such tenant for the taxable year of the Corporation during which such determination is being made would (or in the sole judgment of the Board, could) reasonably be expected to equal or exceed one percent (1%) of the Corporation’s gross income (as determined for purposes of Section 856(c) of the Code) or (b) any manager or operator of a “qualified lodging facility,” within the meaning of Section 856(d)(9)(D) of the Code, leased by the Corporation (or any subsidiary of the Corporation) to one of the Corporation’s taxable REIT subsidiaries failing to qualify as an “eligible independent contractor,” within the meaning of Section 856(d)(9)(A) of the Code, if, in the case of either clause (a) or (b), the income derived by the Corporation from such tenant or such taxable REIT subsidiary, taking into account any other income of the Corporation that would (or in the sole judgment of the Board, could) not qualify under the gross income requirements of Section 856(c) of the Code, would (or in the sole judgment of the Board, could) cause the Corporation to fail to satisfy any of such gross income requirements; (v) no Person may Beneficially Own or Constructively Own shares of Capital Stock of the Corporation ~~that would~~to the extent that such Beneficial Ownership or Constructive Ownership of Capital Stock would (or in the sole judgment of the Board, could) result in the Corporation otherwise failing to qualify as a REIT, (vi) no

Person may Transfer shares of Capital Stock of the Corporation if ~~such Transfer would result in shares of~~, as a result of the Transfer, the Capital Stock ~~of the Corporation being owned~~would (or in the sole judgment of the Board, could) be Beneficially Owned by fewer than 100 Persons (as determined ~~under the principles of Section 856(a)(5) of~~without reference to the rules of attribution under the Code); and (vii) no Person shall Beneficially Own shares of Capital Stock to the extent that such Beneficial Ownership of Capital Stock would (or in the sole judgment of the Board, could) result in the Corporation failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code.  Any Person who Beneficially Owns or Constructively Owns, Transfers or attempts to Beneficially Own or Constructively Own shares of Capital Stock of the Corporation which causes or will cause a Person to Beneficially Own or Constructively Own shares of Capital Stock of the Corporation in excess or in violation of the above limitations must immediately notify the Corporation.  If certain of the restrictions on Transfer or ownership above are violated, the shares of Capital Stock of the Corporation represented hereby will be automatically Transferred to a Charitable Trustee of a Charitable Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may take other actions, including redeeming Capital Stock upon the terms and conditions specified by the Board in its sole and absolute discretion if the Board determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio.  A Person who attempts to Beneficially Own or Constructively Own shares of Capital Stock in violation of the ownership limitations described above shall have no claim, cause of action or any recourse whatsoever against a transferor of such shares.  All capitalized terms in this legend have the meanings defined in the Amended and Restated Certificate of Incorporation of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on Transfer and ownership, will be furnished to each holder of shares of Capital Stock of the Corporation on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its principal office.

Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

Section 7.3Transfer of Shares in Trust.

Section 7.3.1  Ownership in Trust.  Upon any purported Transfer or other event described in Section 7.2.1(b) that would result in a transfer of shares of Capital Stock to a Charitable Trust, such shares of Capital Stock shall be deemed to have been transferred to the Charitable Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries.  Such transfer to the Charitable Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the Transfer to the Charitable Trust pursuant to Section 7.2.1(b).  The Charitable Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner.  Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 7.3.7.

Section 7.3.2  Status of Shares Held by the Charitable Trustee.  Shares of Capital Stock held by the Charitable Trustee shall be issued and outstanding shares of Capital Stock of the Corporation.  The Prohibited Owner shall have no rights in the Capital Stock held by the Charitable Trustee.  The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Charitable Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Charitable Trust.  The Prohibited Owner shall have no claim, cause of action, or any other recourse whatsoever against the purported transferor of such shares of Capital Stock.

Section 7.3.3  Dividend and Voting Rights.  The Charitable Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary.  Any dividend or other distribution paid prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Charitable Trustee shall be paid with respect to such shares to the Charitable Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Charitable Trustee.  Any dividends or distributions so paid over to the Charitable Trustee shall be held in trust for the Charitable Beneficiary.  The Prohibited Owner shall have no voting rights with respect to shares of Capital Stock held in the Charitable Trust and, subject to Delaware law, effective as of the date that the shares of Capital Stock have been transferred to the Charitable Trustee, the Charitable Trustee shall have the authority (at the Charitable Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Charitable Trustee and (ii) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible action, then the Charitable Trustee shall not have the authority to rescind and recast such vote.  Notwithstanding the provisions of this Article VII, until the Corporation has received notification that shares of Capital Stock have been transferred into a Charitable Trust, the Corporation shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

Section 7.3.4  Rights Upon Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding up of or any distribution of the assets of the Corporation, the Charitable Trustee shall be entitled to receive, ratably with each other holder of shares of Capital Stock of the class or series of Capital Stock that is held in the Charitable Trust, that portion of the assets of the Corporation available for distribution to the holders of such class or series (determined based upon the ratio that the number of shares of such class or series of Capital Stock held by the Charitable Trustee bears to the total number of shares of such class or series of Capital Stock then outstanding).  The Charitable Trustee shall distribute any such assets received in respect of the shares of Capital Stock held in the Charitable Trust in any liquidation, dissolution or winding up of, or distribution of the assets of the Corporation, in accordance with Section 7.3.5.

Section 7.3.5  Sale of Shares by Charitable Trustee. Within twenty (20) days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Charitable Trust, the Charitable Trustee shall sell the shares held in the Charitable Trust to a person, designated by the Charitable Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 7.2.1(a).  In connection with any such sale, the Charitable Trustee shall use good faith efforts to sell such shares at a fair market price.  Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.3.5.  The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Charitable Trust and (2) the price per share received by the Charitable Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Charitable Trust.  The Charitable Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 7.3.3 of this Article VII. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary.  If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Charitable Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3.5, such excess shall be paid to the Charitable Trustee upon demand.  ~~The~~Subject to Section 7.3.6, the Charitable Trustee shall have the right and power (but not the obligation) to offer any shares held in trust for sale to the Corporation on such terms and conditions as the Charitable Trustee shall deem appropriate.

Section 7.3.6  Purchase Right in Stock Transferred to the Charitable Trustee. Shares of Capital Stock transferred to the Charitable Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift)

and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer.  ~~The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 7.3.3 of this Article VII.  The Corporation may pay the amount of such reduction to the Charitable Trustee for the benefit of the Charitable Beneficiary.~~ The Corporation shall have the right to accept such offer until the Charitable Trustee has sold the shares of Capital Stock held in the Charitable Trust pursuant to Section 7.3.5.  Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and any dividends or other distributions held by the Charitable Trustee will be paid to the Charitable Beneficiary. The Charitable Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 7.3.3 of this Article VII.  The amount of such reduction shall be for the benefit of the Charitable Beneficiary.

Section 7.3.7  Designation of Charitable Beneficiaries. By written notice to the Charitable Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) shares of Capital Stock held in the Charitable Trust would not violate the restrictions set forth in Section 7.2.1(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Sections 501(c)(3), 170(b)(1)(A) or 170(c)(2) of the Code.

Section 7.4NYSE Transactions. Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system.  The fact that the settlement of any transaction takes place shall not negate the effect of any other provision of this Article VII (including that such transaction may be void ab initio) and any transferor and transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

Section 7.5Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

Section 7.6Non-Waiver. No delay or failure on the part of the Corporation or the Board in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board, as the case may be, except to the extent specifically waived in writing.

Section 7.7Action by Committee and Delegation of Authority.  To the extent delegated by resolution of the Board, or as provided in the Bylaws, any committee of the Board may exercise all the powers and authority of the Board in taking action pursuant to this Article VII.

ARTICLE VIII

Section 8.1Meetings of Stockholders. Any action required or permitted to be taken by the holders of stock of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders unless such action is recommended by all directors of the Corporation then in office; provided, however, that, to the extent expressly permitted by the certificate(s) of designation relating to one or more series of Preferred Stock, any action required or permitted to be taken by the holders of such series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its ~~registered office in Delaware,~~Secretary at its principal place of business~~, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded~~.  Delivery made to the Corporation’s ~~registered office~~Secretary shall be by hand or by certified or registered mail, return receipt requested.  Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called only as follows: (i) at any time ~~only~~ by or at the direction of the Board, the Chairman of the Board or the Chief Executive Officer of the Corporation or (ii) by the Corporation’s Secretary, who shall call a meeting upon the ~~request~~written demand, which demand shall set forth the purpose or purposes for which the meeting is to be called, of holders of stock of the Corporation entitling the holders thereof to not less than ~~a majority~~25% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors.

ARTICLE IX

Section 9.1Limitation on Liability of Directors. No director of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended.  Neither the amendment nor the repeal of this Article IX shall eliminate or reduce the effect thereof in respect of any state of facts existing or act or omission occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such amendment or repeal.

ARTICLE X

Section 10.1   Business Combinations. The Corporation hereby elects not to be governed by Section 203 of the DGCL ~~until such time as there is no Significant Investor (as defined below), which, together with its Affiliates (as defined below), continues to beneficially own at least 5% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, whereupon the Corporation shall immediately and automatically, without further action on the part of the Corporation or any holder of stock of the Corporation, become governed by Section 203 of the DGCL~~.

~~ARTICLE XI~~

~~Section 11.1.Certain Acknowledgment.  In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of HNA Group Co., Ltd. or of investment funds or vehicles affiliated with The Blackstone Group L.P. (each a “Significant Investor” and, collectively, the “Significant Investors”) and their Affiliates may serve as directors, officers or agents of the Corporation, (ii) each Significant Investor and its Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article XI are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Significant Investors, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.~~

~~Section 11.2.Competition and Corporate Opportunities; Renouncement.  None of (i) the Significant Investors or any of their respective Affiliates or (ii) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities.  To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 11.3 hereof.  Subject to said Section 11.3, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.~~

~~Section 11.3.Allocation of Corporate Opportunities.  The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 11.2 hereof shall not apply to any such corporate opportunity.~~

~~Section 11.4.Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article XI, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.~~

~~Section 11.5.Certain Definitions.  For purposes of Article X and this Article XI, (i) “Affiliate” shall mean (a) in respect of each Significant Investor, any Person that, directly or indirectly, is controlled by such Significant Investor, controls such Significant Investor or is under common control with such Significant Investor and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.~~

~~Section 11.6.Notice of this Article.  To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XI.~~

ARTICLE XI~~ARTICLE XII~~

Section 11.1   ~~Section 12.1.~~Severability. If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability to the fullest extent permitted by law.

ARTICLE XII~~ARTICLE XIII~~

Section 12.1   ~~Section 13.1.~~Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director or officer of the Corporation arising pursuant to any provision of the DGCL or this Amended and Restated Certificate of Incorporation or the Bylaws ~~(as either may be amended and/or restated from time to time)~~ or (iv) any action asserting a claim governed by the internal affairs doctrine.  Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article ~~XIII~~XII.

ARTICLE XIII~~ARTICLE XIV~~

Section 13.1   ~~Section 14.1.~~Preemptive Rights. No stockholder, as such, shall be entitled as a matter of right to preemptive rights to subscribe for, purchase or receive any shares of capital stock of the Corporation or any rights, options, warrants, bonds, debentures or other securities convertible into, or exchangeable for, shares of capital stock of the Corporation that the Corporation may issue, sell or dispose of from time to time; provided that the foregoing shall not limit or eliminate the Corporation’s power to grant or enter into agreements providing for subscription rights as to any of the foregoing.

This Amended and Restated Certificate of Incorporation shall become effective upon the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

PARK HOTELS & RESORTS INC. 1775 TYSONS BLVD., 7TH FLOOR TYSONS, VA 22102 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 25, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 25, 2019. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E61828-P18811 KEEP THIS PORTION FOR YOUR RECORDS DETACH THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. ACH AND RETURN THIS PORTION ONLY PARK HOTELS & RESORTS INC. The Board of Directors recommends you vote FOR the following proposals (each as further described in our Proxy Statement): 1 Election of Directors Nominees: 1A Thomas J. Baltimore, Jr 1B Gordon M. Bethune 1C Patricia M. Bedient 1D Geoffrey M. Garrett 1E Christie B. Kelly 1F Sen. Joseph I. Lieberman 1G Timothy J. Naughton 1H Stephen I. Sadove Abstain Against For 2. To approve and adopt amendments to our amended and restated certificate of incorporation (“our Charter”) to: 2A By-law Change Amendment— Reduce the affirmative vote required for stockholders to amend our by-laws from 80% of the voting power of all the then outstanding shares of stock of the Company entitled to vote generally in the election of directors to a majority vote. 2B Ownership Limit Amendment— Increase the ownership limit for our common stock and preferred stock from 4.9% to 9.8% 2C Special Meeting Amendment— Reduce the threshold for stockholders to demand a special meeting be called from a majority to 25% of the total voting power of all the then outstanding shares of stock of the Company entitled to vote generally in the election of directors. 2D DGCL 203 Amendment— “Opt out” of the anti-takeover provisions contained in Section 203 of the General Corporation Law of the State of Delaware. 2E Other Charter Amendments— Remove certain provisions from our Charter that are no longer applicable to the Company and make certain other conforming and/or immaterial changes. 3. To approve, on an advisory (non-binding) basis, the compensation of our named executive officers. 4. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019. For Against Abstain NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E61829-P18811 PARK HOTELS & RESORTS INC. Annual Meeting of Stockholders April 26, 2019 11:30 AM ET This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Thomas J. Baltimore, Jr. and Sean M. Dell'Orto, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, and in their discretion upon any other business that may properly come before the meeting (and any adjournment or postponement thereof), all of the shares of common stock of PARK HOTELS & RESORTS INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:30 AM ET on April 26, 2019, at 1775 Tysons Blvd., Tysons, Virginia 22102,and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations with respect to Proposals 1 through 4, and in the discretion of the proxies with respect to any other business that may properly come before the meeting (and any adjournment or postponement thereof). Continued and to be signed on reverse side